UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. )

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Lincoln National Corporation
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2026 Lincoln National Corporation

Proxy Statement

and Notice of Annual Meeting of Shareholders

Radnor, Pennsylvania / April 16, 2026

Dear Fellow Shareholder:

You are invited to attend our 2026 Annual Meeting of Shareholders, to be held on Thursday, May 28, at 9:00 a.m. EDT. The Annual Meeting will be a completely ‘‘virtual meeting’’ of shareholders. The Board of Directors has elected to hold a virtual-only Annual Meeting to facilitate shareholder attendance by enabling shareholders to participate from any location and at no cost. The virtual meeting provides similar opportunities for participation as if the meeting were held in person. You will be able to attend the meeting online and vote your shares during the meeting by visiting www.virtualshareholdermeeting.com/LNC2026. You will also be able to submit written questions in advance of the meeting to be addressed during the question-and-answer portion of the meeting.

This document describes the matters to be voted on at the Annual Meeting and contains instructions on how to attend and participate in the virtual Annual Meeting, so please review it carefully.

Many shareholders received a notice of internet availability instead of paper copies of our proxy statement and our 2025 Annual Report to Shareholders. The notice of internet availability provides instructions on how to access these documents over the internet and how to receive a paper or email copy of our proxy materials, including our proxy statement, our 2025 Annual Report to Shareholders, and a proxy card. Electronic delivery enables us to more cost-effectively provide you with the information you need while reducing the environmental impact of printing and mailing paper copies.

Please vote your shares of our stock as promptly as possible. You may vote by telephone or internet, by mailing in a proxy card, or by attending the virtual Annual Meeting and voting online during the meeting.

On behalf of the entire Board of Directors, thank you for your continued support.

Sincerely,

Ellen G. Cooper Chairman, President and Chief Executive Officer	William H. Cunningham Lead Independent Director

Lincoln National Corporation 2026 Proxy Statement

Notice of Annual Meeting of Shareholders

May 28, 2026 9:00 a.m. EDT	Virtual Meeting Format* www.virtualshareholdermeeting.com/LNC2026

Mailing date: April 16, 2026

The purpose of the meeting is to:

1.	Elect ten directors for a one-year term expiring at the 2027 Annual Meeting of Shareholders;

2.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2026;

3.	Approve an advisory resolution on the compensation of our named executive officers;

4.	Consider and vote upon one shareholder proposal if properly presented at the meeting; and

5.	Consider and vote upon any other matters that might come up at the meeting.

The record date for the Annual Meeting is March 23, 2026. Holders as of the close of business on the record date of (i) our outstanding common stock, (ii) Depositary Shares (the “Series C Depositary Shares”), each representing a 1/25th interest in our outstanding 9.250% Fixed Rate Reset Non-Cumulative Preferred Stock, Series C (the “Series C Preferred Stock”), and (iii) Depositary Shares (the “Series D Depositary Shares”), each representing a 1/1,000th interest in a share of our 9.000% Non-Cumulative Preferred Stock, Series D (the “Series D Preferred Stock”), are entitled to vote at the Annual Meeting.

Shareholders of record may submit a proxy to vote your shares in advance of the Annual Meeting by any of the following methods:

INTERNET	TOLL-FREE TELEPHONE	SIGN AND MAIL YOUR PROXY CARD

You may also attend and vote at the Annual Meeting at www.virtualshareholdermeeting.com/LNC2026.

Beneficial owners whose shares are held at a brokerage firm, or by a bank or other nominee, should follow the voting instructions that they received from the nominee. Beneficial owners of shares through our retirement and savings plans should follow the voting instructions delivered to plan participants about how to direct the trustee of your plan to vote your shares. Please see “Annual Meeting Information – How do I vote?” in this proxy statement for more information on how to vote.

If, going forward, you would like to receive electronic delivery of future proxy materials, please see “Annual Meeting Information” in this proxy statement for more information.

For the Board of Directors,

Nancy A. Smith

Senior Vice President & Secretary

Lincoln National Corporation

Radnor, Pennsylvania

* To attend the Annual Meeting, you will need the 16-digit control number included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials.

Lincoln National Corporation 2026 Proxy Statement

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON May 28, 2026:

This 2026 Proxy Statement and Notice of Annual Meeting of Shareholders and the 2025 Annual Report are available at: www.proxyvote.com.

Lincoln National Corporation 2026 Proxy Statement

Proxy Summary

Proxy Summary

This summary highlights certain information for your convenience. Since it does not contain all of the information you should consider, we encourage you to read the entire proxy statement carefully before voting.

Annual Meeting of Shareholders

Date / Time	Location	Voting

Thursday, May 28, 2026 9:00 a.m. EDT Record Date March 23, 2026	Virtual Meeting Format www.virtualshareholdermeeting.com/LNC2026	Shareholders as of the record date are entitled to vote. Each share of common stock and each share of preferred stock is entitled to one vote for each director nominee and one vote for each of the other proposals. Each Series C Depositary Share vote represents the vote of 1/25th of a share of Series C Preferred Stock, and each Series D Depositary Share vote represents the vote of 1/1,000th of a share of Series D Preferred Stock.

Voting Matters

Agenda Item	Our Board’s Voting Recommendation	Where to Find More Information

1. Election of ten directors for a one-year term expiring at the 2027 Annual Meeting of Shareholders.	FOR each director nominee	Page 23

2. Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for 2026.	FOR the ratification	Page 32

3. Approval of an advisory resolution on the compensation of our named executive officers.	FOR the resolution	Page 34

4. Respond to an advisory shareholder proposal regarding the amendment of our governing documents to provide for an independent chairman of the board.	AGAINST the proposal	Page 94

Lincoln National Corporation 2026 Proxy Statement     1

Proxy Summary

2025 Full-Year Business Performance Overview

As a company with over 120 years of history, we recognize that a consistent focus on our purpose is what will allow us to deliver value to our customers, employees, communities and shareholders for the next century and beyond. At our core, our purpose is to provide financial protection and security to our customers and their families. We continue to deliver on this mission and our promises. 2025 was a year of significant progress for Lincoln as we further repositioned the Company for sustained long-term value creation.

This was evidenced by our strong total shareholder return (“TSR”) over the one- and three-year periods ended December 31, 2025. For the one-year period, our TSR significantly outperformed the TSR for the S&P 500® Index and the average TSR of the companies in our relative TSR performance peer group. Our three-year TSR result was also strong when compared to the S&P 500 Index and the average of our peers over the same period, exceeding the average TSR of the companies in our relative TSR performance peer group by 8.2 percentage points.

We delivered strong results and outperformed relative to the financial objectives we established at the beginning of 2025. We also successfully advanced our strategy, which is focused on three priorities:

∎	Foundational Capital: Build and maintain the capital required to ensure enterprise stability across market cycles and support investment for profitable growth;

∎

Optimized Operating Model: Advance a scalable framework for managing the enterprise’s resources and activities that maximizes cost efficiency, expands asset sourcing, and optimizes capital allocation; and

∎	Profitable Growth: Strategic shift toward businesses and products with more stable cash flows, focusing on maximizing risk-adjusted returns while decreasing sensitivity to equity markets.

On building and maintaining foundational capital, following several years of strengthening the balance sheet, our capital foundation remains durable and resilient. As of the end of 2025, our capital levels remained well above our risk-based capital (“RBC”) ratio goal of 420%, which includes a 20-percentage-point buffer. Additionally, our leverage ratio1 continued to decline during the year by another 270 basis points.

[1]	See Exhibit 1 for definition and calculation of leverage ratio.

2     Lincoln National Corporation 2026 Proxy Statement

Proxy Summary

On optimizing our operating model, we made meaningful headway in 2025, creating a more efficient and scalable organization. We took targeted actions to reduce operating costs and increase organizational efficiency while investing to drive future profitable growth. We further leveraged our Bermuda reinsurance affiliate to enhance capital efficiency. Collectively, these actions built upon our stable foundation and reinforced the sustainability of our performance.

On delivering profitable growth, we made clear progress across each business. Across the company, our emphasis is on products and segments with higher risk-adjusted margins, more stable cash flows and greater capital efficiency to strengthen the resilience of the business over time.

Business Highlights for 2025

Our 2025 full-year results were driven by substantial progress in each of our businesses and reflected strong execution of our strategic priorities.

∎

Group Protection delivered strong earnings and premium growth, and its margin grew to 9% for the year, excluding the impact of our annual assumption review. Premium growth of nearly 7% was broad-based and Supplemental Health sales increased by over 40%.

∎

Annuities delivered 25% sales growth year over year, with a diversified mix across product categories and approximately two-thirds of full-year sales attributable to spread-based products, in line with our strategy.

∎

Life Insurance sales were up approximately 50% versus the prior year, driven by strong growth in sales of Executive Benefits products. Earnings for this segment were up meaningfully as well. For a second straight year we made significant progress in stabilizing and improving the trajectory of this business, in line with our strategy to increase free cash flow.

∎	Retirement Plan Services delivered strong full-year performance with first-year sales increasing 32%, total deposits up 13%, and average account balances increasing 8% year over year.

∎	We entered into a strategic partnership with Bain Capital, which provided $825 million of growth capital to deploy towards our strategic priorities.

∎	We issued $1.5 billion in funding agreement-backed notes as part of our strategy to diversify our sources of earnings.

∎	We executed on both in-force and new business transactions with our Bermuda-based affiliated reinsurance company, to further support our financial objectives and increase our free cash flow over time.

∎	We also experienced a significant improvement in our stock price, delivering a one-year TSR of 47.7% as our broad-based execution and results resonated with investors.

In sum, we achieved strong results in 2025 that were ahead of our expectations and demonstrated continued momentum in building and maintaining a solid capital foundation, optimizing our operating model, and delivering profitable growth to position the Company for long-term shareholder value creation.

[2]	See Exhibit 1 for definition of adjusted income from operations available to common stockholders and reconciliation to net income, the most comparable GAAP financial measure.

Lincoln National Corporation 2026 Proxy Statement     3

Proxy Summary

Board of Director Nominees

Name Occupation	Age	Director Since	Selected Skills/Qualifications	Independent	Committee Memberships

Deirdre P. Connelly Retired President, North American Pharmaceuticals of GlaxoSmithKline	65	2016	∎ business operations/strategic planning ∎ finance and capital management ∎ human capital management ∎ corporate governance	Yes	∎ Audit ∎ Compensation (Chair) ∎ Corporate Governance ∎ Executive

Ellen G. Cooper Chairman, President and CEO, LNC	61	2022	∎ insurance ∎ business operations/strategic planning ∎ finance and capital management ∎ risk management	No	∎ Executive (Chair)

William H. Cunningham Professor, University of Texas at Austin and James J. Bayless Chair for Free Enterprise at the University’s McCombs School of Business	82	2006	∎ finance and capital management ∎ marketing/public relations ∎ human capital management ∎ corporate governance	Yes (Lead Independent Director)	∎ Compensation ∎ Corporate Governance ∎ Executive ∎ Finance

Reginald E. Davis Senior EVP and President of Consumer Banking, Flagstar Financial, Inc.	63	2020	∎ financial services ∎ finance and capital management ∎ risk management ∎ human capital management	Yes	∎ Audit ∎ Corporate Governance

Eric G. Johnson Chairman of the Board, Baldwin Richardson Foods Company	75	1998	∎ business operations/strategic planning ∎ finance and capital management ∎ marketing/public relations	Yes	∎ Compensation ∎ Corporate Governance ∎ Executive ∎ Finance (Chair)

Gary C. Kelly Chairman Emeritus, Southwest Airlines Co.	71	2009	∎ business operations/strategic planning ∎ finance and capital management ∎ risk management ∎ accounting	Yes	∎ Audit (Chair) ∎ Executive ∎ Finance

M. Leanne Lachman President, Lachman Associates LLC and Executive-in-Residence, Columbia Graduate School of Business	83	1985	∎ business operations/strategic planning ∎ finance and capital management ∎ corporate governance ∎ risk management	Yes	∎ Audit ∎ Corporate Governance (Chair) ∎ Executive

Dale LeFebvre Founder and Chairman, 3.5.7.11	55	2021	∎ business operations/strategic planning ∎ finance and capital management ∎ risk management ∎ human capital management	Yes	∎ Audit ∎ Corporate Governance

James Morris Retired Chairman of the Board, President and CEO, Pacific Life Insurance Company	66	2025	∎ insurance ∎ business operations/strategic planning ∎ finance and capital management ∎ risk management	Yes	∎ Compensation ∎ Finance

Owen Ryan Chairman of the Board and CEO, BlackLine, Inc.	63	2023	∎ insurance ∎ finance and capital management ∎ accounting ∎ risk management	Yes	∎ Audit ∎ Compensation

4     Lincoln National Corporation 2026 Proxy Statement

Proxy Summary

Our director nominees provide the Board with the comprehensive breadth of relevant skill sets needed to provide effective oversight in light of the Company’s industry, risks and current and long-term strategic needs. The following chart presents the number of director nominees who possess substantive skills or experience in the identified areas.

Financial Services/ Insurance (9) Aids in oversight of business strategy, including product development, sales and distribution	Finance and Capital Management (10) Supports oversight of finance and capital management strategy	Business Operations and Strategic Planning (10) Provides organizational, operational and strategic planning skills to oversee and advise management

Marketing/Public Relations (7) Supports oversight of the development and execution of our strategy to build our brand and market our products	Public Company CEO (5) Provides experience managing a complex organization subject to rigorous regulatory requirements	Corporate Governance (9) Provides experience with corporate governance-related issues, policies, and best practices to enhance oversight

Human Capital Management (8) Supports oversight of talent management, succession planning, and executive compensation practices	Risk Management (7) Facilitates oversight of management’s policies and practices to identify, monitor, and manage the complex risks facing the Company	Accounting (4) Provides experience with financial and accounting oversight, including financial reporting processes and controls

Lincoln National Corporation 2026 Proxy Statement     5

Proxy Summary

As a result of our proactive Board refreshment efforts in recent years, the tenure distribution of our independent directors has evolved over time.

Board Leadership

The Board annually reviews the Board’s leadership structure to continue ensuring it aligns with and supports the evolving needs of our business and serves the best interests of the Company at the given time. Since May 2023, our Chief Executive Officer (“CEO”), Ms. Cooper, has served as Chairman of the Board. Dr. Cunningham serves as Lead Independent Director.

The Board has determined that having Ms. Cooper serve as Chairman and CEO is fundamental to successfully executing against our strategic objectives and is in the best interest of shareholders. As the executive with primary responsibility for day-to-day operations, Ms. Cooper is well positioned to provide unified leadership and to ensure that key business, strategic, risk and opportunity matters are presented to the Board in a manner that supports effective oversight and efficient use of Board time. In addition, our designation of a Lead Independent Director, with robust and clearly defined responsibilities, provides an appropriate independent counterbalance to the Chairman and CEO role. In considering the leadership structure, the Board took into account:

∎	The role and responsibilities of our Lead Independent Director in providing independent oversight of the Board;

∎	The integral role Ms. Cooper has played in the development and execution of our strategic objectives;

∎	How the combined role facilitates real-time and transparent communication with the Board on key business and strategic matters;

∎	Ms. Cooper’s role in assembling an experienced and talented executive leadership team and realigning our organizational and reporting structure to position us for success; and

∎	Our existing strong governance practices.

6     Lincoln National Corporation 2026 Proxy Statement

Proxy Summary

Governance Highlights

Sound governance is important to our Board, which regularly evaluates and implements policies that reflect corporate governance and compensation best practices. Our governance and compensation practices also comply with the Investor Stewardship Group Corporate Governance Principles for U.S. Listed Companies.

Some of these practices are:

∎ Engaged Lead Independent Director with robust responsibilities

∎ An overwhelmingly independent Board (9 of 10 director nominees)

∎ All Audit, Compensation, Corporate Governance, and Finance Committee members are independent

∎ Annual election of all directors

∎ Majority voting standard for election of directors and director resignation policy for directors who fail to receive majority support in an uncontested election

∎ Independent directors meet regularly in executive session

∎ Annual Board, committee and individual director evaluations

∎ Shareholder right to call special meetings (10% ownership threshold)

∎ “Proxy access” rights to holders owning at least 3% of outstanding shares for 3 years

∎ Proactive annual shareholder engagement program with formal process to share feedback with the Board and its committees

∎ No supermajority voting provisions in Restated Articles of Incorporation and Bylaws

∎ Robust stock ownership guidelines for directors and executive officers

∎ Prohibition on pledging, hedging and speculation in our securities

∎ Executive compensation program that strongly links pay and performance

∎ Limited perquisites for executive officers

∎ Caps on awards under annual and long-term incentive programs

∎ No repricing or exchange of underwater stock options without shareholder approval

∎ Incentive-based compensation subject to Clawback Policy and equity award clawback provisions

∎ Double-trigger vesting provisions for equity awards following a change of control

∎ No tax gross-up provisions upon a change of control for our executive officers

∎ Cash severance benefits for executives cannot exceed 2.99 times base salary plus target bonus

∎ No payment of dividends on RSUs and PSAs unless and until the award vests

Lincoln National Corporation 2026 Proxy Statement     7

Proxy Summary

2025 Shareholder Engagement and Response to Feedback

During 2025, we continued our ongoing, proactive shareholder engagement program. This program complements the ongoing dialogue throughout the year among our shareholders, CEO, Chief Financial Officer (“CFO”) and Investor Relations team on financial and strategic performance.

In the fall of 2025, we reached out to investors representing approximately 53% of our outstanding shares and engaged with investors representing approximately 43% of our outstanding shares. The Chair of the Compensation Committee joined several of the engagement conversations, with investors representing approximately 25% of our outstanding shares. (In each case, the outstanding shares held by Bain Capital were not included in the calculation.)

The engagement involved discussions on:

∎	executive compensation, including the 2025 one-time CEO performance-oriented equity award;

∎	board leadership, refreshment and composition;

∎	business strategy and strong performance and initiatives under Ms. Cooper’s leadership;
∎	corporate responsibility practices and human capital management efforts;

∎	risk oversight; and

∎	other areas of focus for our shareholders regarding our governance practices and disclosures.

Shareholders were broadly supportive of the current compensation program, including the modifications the Company has made to its compensation program in recent years and the underlying rationale of those changes, as well as the structure of and rationale behind the 2025 CEO performance-oriented equity award. With respect to board leadership, and specifically the combined role of Chairman and CEO, many investors continued to express support for the current structure and the Board’s ability to retain flexibility to select the most appropriate board leadership structure based on the Company’s circumstances at the time.

The feedback from these meetings was shared with the Compensation Committee and the Corporate Governance Committee, as well as the full Board. For more information about our 2025 shareholder engagement and response to shareholder feedback, see “Compensation Discussion & Analysis – Executive Summary.”

2025 Executive Compensation Highlights

The key objectives of our executive compensation program are to:

∎	Pay compensation that varies based on performance
∎	Motivate our executives to execute on our short- and long-term strategic objectives, linking the executives’ interests to those of our shareholders
∎	Attract and retain high-caliber executive talent, as this is critical to our success

Pay for Performance

We seek to align pay and performance by making a significant portion of the compensation of our named executive officers (“NEOs”) dependent on:

∎	achieving specific annual and long-term business, strategic and financial goals; and

∎	increasing shareholder value.

8     Lincoln National Corporation 2026 Proxy Statement

Proxy Summary

2025 Pay Mix. NEO compensation is weighted toward variable compensation (annual and long-term incentives, or AIP and LTI), which is at risk because the actual amounts earned could differ from targeted amounts based on corporate and individual performance. As the following charts show, 91% of our CEO’s and 82% of the average of our other NEOs’ 2025 target direct compensation could vary significantly based on company performance, including stock price performance, and was at risk.

Note, the relative weightings shown in these charts reflect AIP and LTI payouts at target and therefore will not align exactly with the amounts disclosed in the Summary Compensation Table in “Executive Compensation Tables.”

For more information about our executive compensation program, see the Compensation Discussion & Analysis (“CD&A”).

Culture at Lincoln

Our purpose is to provide financial protection and security to our customers and their families. We do this by not only focusing on what we do, but how we do it. Our actions are guided by our Strategic Pillars and our Core Values. The first three Strategic Pillars are: Focus on Foundational Capital, Grow Profitably and Invest in our Infrastructure. Our fourth Strategic Pillar, Talent: Our Multiplier Effect, encompasses our culture and people. This pillar is supported by our Core Values:

∎	Pursue excellence represents each member of Team Lincoln and our respective commitments and contributions – our personal ethics, passion and accountability;

∎	Be One Team Lincoln signifies our connections to one another across the organization and how we collaborate and foster an inclusive and transparent organization;

∎	Win for customers and stakeholders is about delivering our best as One Team Lincoln for our customers and stakeholders, in all we do.

Our commitment to integrity is central to our identity, and ethical behavior is embedded in every facet of our culture and values. We are defined by our unwavering commitment to ethical conduct, truthfulness, and doing what is right. Collectively, these qualities serve to strengthen our financial performance and differentiate us in the marketplace.

As of the end of 2025, collectively, our four businesses deliver financial protection and security to approximately 17 million customers – customers who rely on us to support their financial futures. As we look ahead, we seek to enable more people to confidently succeed their way, and we treat every customer’s future with care. Our tagline, Your Tomorrow. Our Priority.®, embodies our focus on stewardship and our unwavering commitment to being there for our customers today and tomorrow.

Lincoln National Corporation 2026 Proxy Statement     9

Proxy Summary

Commitment to corporate responsibility and sustainability

Our sustainability strategy is overseen by the Corporate Governance Committee of the Board and guides our efforts and decision making with regard to sustainable and responsible business practices. In line with this strategy, we embed climate risk, environmental and social factors into our daily operations. As a financial institution, we recognize the role this plays in enhancing shareholder value, responding to stakeholder interests, addressing compliance requirements, identifying new market opportunities, and ensuring both prudent risk management and responsible investing practices.

Notably:

∎

we have enhanced our Task Force for Climate-Related Financial Disclosure (“TCFD”) reporting and, in 2025, reported to the CDP for the eleventh consecutive year, demonstrating our commitment to transparency and implementation; and

∎

during 2025, we successfully met our greenhouse gas emissions reduction targets of 25% in Scopes 1 and 2 from a 2019 baseline. Our targets are consistent with the international Paris Agreement’s goal to limit global temperatures from rising more than 1.5 degrees Celsius compared to preindustrial levels.

Our ESG Data Center available on our website contains key documents that reflect our ongoing success in areas related to our sustainability strategy and enterprise purpose, including our most recent greenhouse gas emissions assurance statements. Our 2024 Corporate Social Responsibility Report illustrates how, as a people-driven business, we listen to our employees, neighbors and customers to understand and meet their needs. These resources can all be found at www.LincolnFinancial.com.

Over the past year, we continued to be recognized for our good corporate citizenship, as demonstrated by, among other accolades, our inclusion on major sustainability indices, including the Dow Jones Best-in-Class North America Index, being named to the JUST 100 list, as part of JUST Capital’s 2025 Rankings of America’s Most Just Companies, ranking among Newsweek’s 2025 America’s Most Responsible Companies and recognition by Ethisphere as one of its 2025 World’s Most Ethical Companies® for the fourth consecutive year.

10     Lincoln National Corporation 2026 Proxy Statement

Governance of the Company

Proxy Statement

Annual Meeting of Shareholders | May 28, 2026

The Board of Directors (the “Board”) of Lincoln National Corporation (the “Company,” “we,” “us,” “LNC” or “Lincoln”) is soliciting proxies in connection with the proposals to be voted on at the 2026 Annual Meeting of Shareholders, which will be held virtually beginning at 9:00 a.m. EDT on Thursday, May 28, 2026, at www.virtualshareholdermeeting.com/LNC2026. This proxy statement and a proxy card or a notice of internet availability were sent to our shareholders on or about April 16, 2026. When we refer to our 2026 Annual Meeting of Shareholders (the “Meeting” or the “Annual Meeting”), we are also referring to any meeting that results from an adjournment of the Annual Meeting.

Governance of the Company

Our Board is responsible for directing and overseeing the management of the Company’s business in the best interests of our shareholders and our many other stakeholders and consistent with good corporate citizenship. In carrying out its responsibilities, the Board provides oversight for the process of selecting and monitoring the performance of senior management, provides oversight for financial reporting and legal and regulatory compliance, determines the Company’s governance guidelines, and implements its governance policies. The Board, together with management, is responsible for establishing our values and code of conduct and for setting the Company’s strategic direction and priorities.

Our Board currently has ten members, all of whom have been nominated for reelection at the 2026 Annual Meeting. Nine of the ten director nominees are non-employees, or outside directors. The Board has determined that all nine of our outside director nominees are independent, as discussed further below.

Board Leadership Structure

The Board has no set policy requiring separation of the offices of CEO and Chairman of the Board (“Chairman”). Our Corporate Governance Guidelines require that the independent members of the Board designate a Lead Independent Director with clearly delineated and comprehensive duties if the positions of Chairman and CEO are combined or if the Chairman is not otherwise independent. The Board annually reviews the Board’s leadership structure as part of the regular succession planning process to continue ensuring it aligns with and supports the evolving needs of our business and serves the best interests of the Company at the given time. Moreover, the Board believes in the importance of strong independent leadership on the Board and implemented an independent Lead Director (“Lead Independent Director”) structure. During our engagement with many of our largest shareholders over the past several years, many investors have expressed support for the Board’s position to retain flexibility to select the most appropriate board leadership structure.

The Board carefully considers the merits of separating or combining the Chairman and CEO positions whenever a CEO change occurs or the Chairman is elected. The Board elects its Chairman annually, and from 2007 to 2022 an independent director served as Board Chairman. Dr. Cunningham has served as Lead Independent Director since May 2022. In May 2023, following the successful execution of our CEO transition and the shift in our strategy and opportunities ahead, the Board determined that having Ellen Cooper serve as Chairman and CEO was fundamental to successfully executing against our strategic objectives and would be in the best interests of shareholders. The Board made the same determinations in May 2024 and May 2025 when electing Ms. Cooper to continue in this role.

The Board has determined that having Ms. Cooper serve as Chairman and CEO is in the best interests of Lincoln and its shareholders because it positions Ms. Cooper to successfully execute against our strategic objectives. As the executive with primary responsibility for day-to-day operations, Ms. Cooper is well positioned to provide unified leadership and to ensure that key business, strategic, risk, and opportunity matters are presented to the Board in a manner that supports effective oversight and efficient use of Board time. In considering the role combination, the Board took into account:

∎	The role and responsibilities of our Lead Independent Director in providing independent oversight of the Board;

Lincoln National Corporation 2026 Proxy Statement     11

Governance of the Company

∎	The integral role Ms. Cooper has played in the development and execution of our strategic objectives;

∎	How the combined role facilitates real-time and transparent communication with the Board on key business and strategic matters;

∎	Ms. Cooper’s role in assembling an experienced and talented executive leadership team and realigning our organizational and reporting structure to position us for success; and

∎	Our existing strong governance practices.

In accordance with our governing documents, the CEO is responsible for setting the Company’s performance and strategic direction and for day-to-day leadership, while the duties of the Lead Independent Director include, but are not limited to, the following functions:

∎

Preside over meetings of the Board when the Chairman is not available, chair regularly scheduled executive sessions of the independent directors, and communicate feedback to the CEO following executive sessions;

∎	Call additional meetings of the independent directors;

∎	Attend meetings of Board Committees on which the Lead Independent Director does not already sit;

∎	Be available to the CEO for consultation on issues of corporate importance and in general be a resource to the CEO;

∎	Review and approve Board meeting agendas, schedules and materials and add agenda items in his or her discretion;

∎	Refer, and defer to appropriate Board committee chairs on, matters as set forth in the respective committee charters;

∎	Be a key communicator between the directors and the CEO on matters deemed appropriate by the Board;

∎	Be available to independent directors for discussion of Board issues or other matters;

∎	Be available for consultation or direct communication with major shareholders, as appropriate;

∎	Assist with and communicate the results of the Board’s evaluation of the CEO;

∎	In the event of the incapacitation of the CEO, call a meeting of directors to consider what action is appropriate, including the possible election of an acting CEO or a new CEO; and

∎	Perform such other duties and responsibilities as the Board may determine from time to time.

The primary duties of the Board Chairman include calling for meetings of the directors and special meetings of shareholders, presiding at all meetings of the Board and shareholders, providing input on the selection and nomination of new director candidates and other duties that the Board may decide to delegate.

Robust Risk Oversight Process

Enterprise risk management is an integral part of our business processes. Senior management is primarily responsible for establishing policies and procedures designed to assess and manage the Company’s significant risks. We also have a Corporate Enterprise Risk and Capital Committee (the “ERCC”), made up of members of senior management and chaired by the Chief Risk Officer, an executive officer of the Company and a member of the Senior Management Committee. While the CEO is ultimately responsible for risk oversight at the management level, the ERCC provides oversight of our enterprise-wide risk structure and of our processes to identify, measure, monitor and manage significant risks, including credit, market and operating risk. The Board’s role is to provide regular oversight of the overall risk management process, including reviews of operational, financial, legal and regulatory, cybersecurity, compensation, strategic, competitive and emerging risks. The Board reviews the most significant risks the Company faces and the manner in which our executives manage these risks. The Board has also delegated certain of its risk oversight efforts to its committees, as shown below. This structure enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships. We believe that our Lead Independent Director structure supports the Board’s oversight role.

12     Lincoln National Corporation 2026 Proxy Statement

Governance of the Company

Full Board: Reviews the most significant risks the Company faces and the manner in which executives manage these risks. Additionally, oversees the overall risk management process in all areas of the Company. Delegates oversight of certain risks as follows.

Audit Committee	Compensation Committee	Corporate Governance Committee	Finance Committee
▪ Financial statements ▪ Financial reporting process ▪ Accounting and audit matters ▪ Legal, compliance and regulatory matters ▪ Information technology, including cybersecurity	▪ Compensation policies and practices ▪ Executive incentive compensation and stock ownership ▪ Executive retention and succession planning	▪ Board governance ▪ Director succession and refreshment planning ▪ Sustainability (including climate) and corporate responsibility	▪ Investment policies, strategies and guidelines ▪ Capital management and structure ▪ Financial plan ▪ Market risk ▪ Asset liability risk

Our Corporate Governance Guidelines

The Board’s Corporate Governance Guidelines (the “Guidelines”) provide a framework for effective corporate governance and set expectations for how the Board should perform its functions. The Guidelines include the following key principles:

∎	A majority of our Board must at all times be “independent” as defined by Securities and Exchange Commission (“SEC”) rules and New York Stock Exchange (“NYSE”) listing standards.

∎

Our outside directors must meet in executive session at least once a year, with no members of management present. Our outside directors meet in connection with each regularly scheduled Board meeting and at any other times they may choose. Our independent directors must meet in executive session at least once a year, without any non-independent outside directors present. This session is held in connection with the Board meeting immediately following the Annual Meeting of Shareholders, unless the Board determines to meet more frequently.

∎	Only independent directors may serve on the Audit, Compensation, Corporate Governance and Finance Committees.

∎

Outside directors may not serve on more than five boards of publicly held companies, including the Company’s Board; provided, however, that outside directors who are chief executive officers of publicly held companies may not serve on more than two boards of publicly held companies in addition to the Company’s Board. Inside directors may not serve on more than two boards of publicly held companies in addition to the Company’s Board.

∎	The written charters of the Audit, Compensation, and Corporate Governance Committees comply with the NYSE’s listing standards and are reviewed at least once each year.

∎

Our Board conducts an annual review of the performance of the Board and the Audit, Compensation, Corporate Governance, and Finance Committees. Our directors also conduct an annual review of their individual performance.

∎

Our Board elects its Chairman annually and, if it has not elected an independent Chairman, the independent members of the Board designate a Lead Independent Director from among the Company’s independent directors who is empowered with the same functions.

∎

We have adopted a Code of Conduct, available on our website at www.LincolnFinancial.com, which includes our “code of ethics” for purposes of SEC rules and our “code of business conduct and ethics” for purposes of the NYSE listing standards. The Code of Conduct applies to, among others, our directors and our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. We will disclose amendments to or waivers from a required provision of the Code of Conduct that applies to our directors or executive officers by including such information on our website.

Lincoln National Corporation 2026 Proxy Statement     13

Governance of the Company

The full texts of our Guidelines and committee charters are available on the Corporate Governance page of our website at www.LincolnFinancial.com.

Director Independence

Under our Guidelines, a majority of our directors must at all times be “independent” and meet the NYSE listing standards regarding independence as incorporated in our Guidelines. Among other things, these standards require the Board to determine that our independent directors have no material relationship with Lincoln other than as directors.

Applying these standards, the Corporate Governance Committee and the Board have reviewed the independence of each director nominee and the Board has determined that:

∎ Directors Connelly, Cunningham, Davis, Johnson, Kelly, Lachman, LeFebvre, Morris and Ryan are independent.	∎ All members of the Audit, Compensation, Corporate Governance and Finance Committees are independent under the applicable standards.

In conducting its independence review, the Board will consider, among other things, transactions and relationships between each outside director (or any member of his or her immediate family) and the Company or its subsidiaries and affiliates. The Board takes into account that in the ordinary course of business we conduct transactions with companies at which some of our directors are or have been directors, employees or officers. Transactions that are in the ordinary course of business on terms substantially equivalent to those prevailing at the time for comparable transactions and that fall below the threshold levels set forth in our independence standards do not impact a director’s independence under our standards.

Director Nomination Process

Under our Guidelines, the Board is responsible for selecting its nominees. The Corporate Governance Committee is charged with:

∎	Identifying the competencies appropriate for the Board

∎	Identifying which, if any, of those competencies may be missing or underrepresented on the current Board

∎	Identifying individuals with appropriate qualifications and attributes

∎	Recommending to the Board the director nominees for the next annual meeting of shareholders

Director Qualifications

The Corporate Governance Committee reviews with the Board the appropriate skills and characteristics required of directors in the context of the Board’s current makeup and each director nominee’s ability to oversee the Company’s strategies and risks. In addition to considering a candidate’s background, experience and professional accomplishments, the Board looks for individuals with, among other attributes, integrity, business acumen, specific skills (such as an understanding of marketing, finance, accounting, regulation and public policy), and a commitment to our shared values.

In addition, although the Board does not have a formal diversity policy, our Guidelines specify that the Corporate Governance Committee should consider diversity in the director identification and nomination process. As a result, the Corporate Governance Committee seeks nominees with a broad diversity of backgrounds, experiences, professions, education and differences in viewpoints and skills in addition to diversity of gender, race and ethnicity. Its goal is to ensure that the directors, as a group, provide a substantive blend of experience, knowledge and ability that enables the Board to fulfill its responsibilities in a constructive environment. In the annual evaluation of the Board and committees, the Board considers whether the members of the Board reflect such diversity and whether such diversity contributes to a constructive environment.

As set forth in our Guidelines, Board refreshment over time is critical to ensuring that the Board as a whole maintains the appropriate balance of tenure, diversity, skills and experience needed to provide effective oversight in light of the Company’s current and long-term strategic needs. The Board does not believe that arbitrary term limits for directors based on age or years of service are appropriate, as they can result in the Company losing the valuable contribution of directors who have over time developed increased insight into the Company and its operations. The Company benefits from a mix of these experienced directors with a deep understanding of the Company and newer directors

14     Lincoln National Corporation 2026 Proxy Statement

Governance of the Company

who bring fresh perspectives. However, a director’s service should not outlast his or her ability to contribute, and consequently the Board does not believe that directors should expect to be renominated continually. Each director’s continued tenure is reconsidered annually, taking into account the results of the Board’s annual evaluation, annual individual director peer evaluations, results of voting by shareholders in annual director elections and the Company’s needs.

The Board regularly evaluates the need for Board refreshment and has retained an outside search firm to identify and evaluate potential director candidates. Four of our independent directors were added to the Board since 2020, including, most recently, Mr. Morris, who joined the Board in March 2025. In addition, three long-tenured directors have departed the Board since May 2023, and the chairs of the Audit, Compensation and Corporate Governance Committees were rotated in the last three years. The Board will continue to review its composition and structure, balancing the need for continuity and experience with fresh ideas and perspectives.

Director Nominee Selection Process

The Corporate Governance Committee begins the nomination process each year by deciding whether to renominate current directors, as all directors are up annually for nomination and election by our shareholders. This includes an individual assessment of each director who will be up for reelection the following year. The Corporate Governance Committee then reviews the results of the individual director assessments and considers for renomination those Board members whose skills and experience continue to be relevant to our business and whose performance for the most recent term has also been favorably assessed.

When identifying potential director candidates — whether to replace a director who has retired or resigned or to expand the Board to gain additional capabilities — the Corporate Governance Committee determines the skills, experience and other characteristics that a potential nominee should possess (in light of the composition and needs of the Board and its committees, including whether or not the nominee would be considered “independent” under SEC rules and NYSE listing standards) and seeks candidates with those qualifications. The Committee is also assisted in identifying potential candidates by an independent third-party search firm that recommends potential director candidates who meet the Board’s stated requirements. Although not required to do so, the Corporate Governance Committee may consider candidates proposed by our directors or our management.

The Corporate Governance Committee will also consider director candidate nominations from shareholders. Such nominations must be submitted in writing to our Corporate Secretary at our principal executive office, and must include the same information that would be required for a candidate to be nominated by a shareholder at a meeting of shareholders as described under “General Information – Shareholder Proposals for the 2027 Annual Meeting” and in our Amended and Restated Bylaws (“bylaws”), which can be found on our website at www.LincolnFinancial.com. Any such recommendation for next year’s director slate must be received by the Corporate Secretary no earlier than January 28, 2027, nor later than February 27, 2027.

Our proxy access bylaws permit a shareholder (or a group of up to 20 shareholders) owning shares of our outstanding common stock representing at least 3% of the votes entitled to be cast on the election of directors to nominate and include in our proxy materials director candidates constituting up to 20% of the Board. The nominating shareholder or group of shareholders must have owned their shares continuously for at least three years, and the nominating shareholder(s) and nominee(s) must satisfy other requirements specified in our bylaws.

If the Corporate Governance Committee determines that it should conduct a full evaluation of a prospective candidate, including an interview, one or more members of the Corporate Governance Committee will do so, and other directors may be asked to interview the candidate as well. Upon completing the evaluation and the interview, the Corporate Governance Committee recommends to the Board whether to nominate the candidate.

The nominee evaluation process is the same whether the nomination comes from a Board member, management or a shareholder. If the Corporate Governance Committee recommends a shareholder nominee to the Board, the Board may — as with any nominee — either accept or reject the recommendation.

Annual Board, Committee and Individual Director Evaluations

Our Board recognizes that a thorough, constructive evaluation process enhances our Board’s effectiveness and is an essential element of good corporate governance. Accordingly, every year, our Corporate Governance Committee oversees a Board, Committee and individual director evaluation process, which is designed to elicit feedback and recommendations from the directors that will improve the effectiveness of the Board.

Lincoln National Corporation 2026 Proxy Statement     15

Governance of the Company

In general, our Board evaluations cover a variety of topics, including the Company’s strategy, financial performance, risk management and succession planning, as well as:

∎	Board and committee composition, including skills, background and experience;

∎	Board understanding of the Company, as well as the Board’s duties and responsibilities;

∎	Satisfaction with director performance, including that of Board and committee chairs in those positions;

∎	Board and committee information needs and quality of materials presented;
∎	Areas where the Board and committees should increase their focus;

∎	Satisfaction with the Board culture, schedule, agendas, topics and encouragement of open discussion;

∎	Satisfaction with committee structure and composition; and

∎	Access to management, experts and internal and external resources.

Each year, the Corporate Governance Committee reexamines the evaluation process to ensure that the process allows directors the opportunity to provide actionable feedback on the functioning of the Board as a whole as well as the performance of individual directors. In 2025, the Board and each Committee conducted their own internal evaluations, which were discussed and reviewed at meetings of the Board and Committees. This evaluation included questions related to the topics listed in the table above.

Each director also participated in an annual individual director peer evaluation through which the director assesses the performance of and provides feedback on his or her fellow directors. As discussed above, the Corporate Governance Committee reviews the results of these individual director assessments, as well as of the Board and Committee evaluation results, when considering each director’s continued service on the Board.

From 2019 through 2023, the Corporate Governance Committee engaged an independent third party to conduct the annual evaluations. The Corporate Governance Committee reviews the process each year to make a determination on how to conduct the evaluation for the upcoming year, and it intends to continue to engage an independent third party to conduct the evaluation on a periodic basis.

Senior Management Succession and Development Planning

The Compensation Committee of the Board of Directors oversees senior management succession and development planning, which covers unexpected as well as planned events. Succession plans are formally reviewed, in conjunction with the Board, at least annually. Our CEO and Chief People, Communications and Enterprise Services Officer review recommendations and evaluations of potential internal and external senior management successors, and review their qualifications, skills, accomplishments and developmental areas.

Potential internal CEO and senior management successors regularly attend Board and Committee meetings and engage with Board members periodically between Board meetings, including during client-related events. These interactions provide the Board with the opportunities to become familiar with the Company’s executive talent in different settings, which is critical to the Company’s succession planning.

Shareholder Engagement and Response to Feedback

We appreciate and value the views and insights of our shareholders. During 2025, we continued our ongoing, proactive shareholder engagement program. This program complements the ongoing dialogue throughout the year among our shareholders, CEO, CFO and Investor Relations team on financial and strategic performance. Our engagement program is designed to reach out to our shareholders and hear their perspectives about issues that are important to them, both generally and with regard to the Company, and gather feedback. We believe this engagement program promotes transparency between our Board, management and our shareholders and builds informed and productive relationships. In the fall of 2025, we reached out to investors representing approximately 53% of our outstanding shares and engaged with investors representing approximately 43% of our outstanding shares. The Chair of the Compensation Committee joined several of the engagement conversations, with investors representing approximately 25% of our outstanding shares. (In each case, the outstanding shares held by Bain Capital were not included in the calculation.)

16     Lincoln National Corporation 2026 Proxy Statement

Governance of the Company

The Company has a history of being responsive to shareholder feedback. In the past several years we have taken a number of actions in response to shareholder feedback, including the following compensation and governance actions:

∎

In 2023, we adjusted the Relative TSR metric used in our LTI program by setting the target goal for the Relative TSR metric at the 55th percentile and instituting a negative TSR cap, such that payouts under the Relative TSR metric are capped at 100% in the event that the Company’s three-year absolute TSR is negative;

∎	In 2022, we increased the size of the PSA component of the CEO LTI mix to 60%; and

∎

In 2018, based in part on feedback received, the Board took action to amend the Company’s bylaws to reduce to 10% the percentage of outstanding stock required for shareholders to call a special meeting.

We have also solicited feedback from shareholders on shareholder proposals and our executive compensation practices during each engagement and share that feedback with the full Board. For more information about our 2025 shareholder engagement and response to shareholder feedback, see “Compensation Discussion & Analysis – Executive Summary.”

Board and Committee Meetings

During 2025, the Board met eight times and each incumbent director attended 75% or more of the aggregate of: (1) the total number of Board meetings and (2) the total number of meetings held by committees on which he or she served. Although the Board does not have a formal policy that requires directors to attend our Annual Meeting of Shareholders, directors are encouraged to attend. All of the Company’s incumbent directors attended the 2025 Annual Meeting.

Board Committees

The Board has six standing committees: the Audit Committee, the Compensation Committee, the Corporate Governance Committee, the Executive Committee, the Finance Committee, and the Committee on Corporate Action. The table below lists the directors who currently serve on these committees and the number of meetings each committee held during 2025. The Audit, Compensation, Corporate Governance, and Finance Committees conduct self-evaluations of their committee’s performance each year.

Current Committee Membership and Meetings Held During 2025 (C=Chair M=Member)

	Audit	Compensation	Corporate Governance	Executive	Finance	Corporate Action[1]

Deirdre P. Connelly	M	C	M	M

Ellen G. Cooper				C		C

William H. Cunningham		M	M	M	M

Reginald E. Davis	M		M

Eric G. Johnson		M	M	M	C

Gary C. Kelly	C			M	M

M. Leanne Lachman	M		C	M

Dale LeFebvre	M		M

James Morris		M			M

Owen Ryan	M	M

Number of Meetings in 2025	8	5	4	2	4	N/A

∎ Shaded cells denote committee chair.

[1]	The Committee on Corporate Action takes all action by the unanimous written consent of the sole member of that Committee, and there were 11 such consents in 2025.

Lincoln National Corporation 2026 Proxy Statement     17

Governance of the Company

The functions and responsibilities of our Board’s standing committees are described on the following pages. Charters for the Audit, Compensation, Corporate Governance, Executive, and Finance Committees are available on the Corporate Governance page of our website at www.LincolnFinancial.com.

Audit Committee

Chair: Kelly

Members: Connelly, Davis, Lachman, LeFebvre and Ryan

The principal functions of the Audit Committee include:

∎	assisting the Board in oversight of: (1) the integrity of our financial statements; (2) our compliance with legal and regulatory requirements; (3) the independent auditor’s qualifications and independence; (4) the performance of our general auditor and independent auditor; (5) our policies and processes for risk assessment and risk management; and (6) our policies regarding information technology infrastructure and security, including cyber risks

∎	hiring, firing, and evaluating the performance of the independent auditors and approving their compensation and all of their engagements

∎	discussing the timing and process for implementing the rotation of the lead audit partner

∎	discussing our annual and quarterly consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our SEC filings and annual report to shareholders
∎	inquiring about significant risks and exposures, if any, and discussing the steps taken to monitor and manage them

∎	preparing the report required for inclusion in our annual proxy statement

∎	overseeing procedures for handling complaints regarding accounting, internal auditing controls or auditing matters and for the confidential, anonymous submission of employee concerns regarding questionable accounting or auditing matters

∎	consulting with management before the appointment or replacement of the internal auditor

∎	reporting the Audit Committee’s activities to the Board on a regular basis and making any recommendations to the Board that the Audit Committee deems appropriate

The Board has determined that four of its Audit Committee members, Reginald E. Davis, Gary C. Kelly, Dale LeFebvre and Owen Ryan, qualify to be named as “audit committee financial experts” under SEC rules. The Audit Committee may obtain advice and assistance from internal or external legal, accounting or other advisers.

More information regarding the Audit Committee, including the Audit Committee Report, can be found under “Ratification of Appointment of Independent Registered Public Accounting Firm.”

18     Lincoln National Corporation 2026 Proxy Statement

Governance of the Company

Compensation Committee

Chair: Connelly

Members: Cunningham, Johnson, Morris and Ryan

The principal functions of the Compensation Committee include:

∎	establishing our general compensation philosophy in consultation with the compensation consultant and senior management

∎	ensuring that succession plans are in place for the CEO and other executive officers

∎	reviewing and approving the metrics, goals and measures for the executive officers’ short- and long-term compensation

∎	evaluating the CEO’s performance and setting the CEO’s compensation level based on this evaluation

∎	evaluating annually whether the Company’s compensation programs create unnecessary risks that could harm the Company

∎	reviewing with management the Compensation Discussion & Analysis to be included in the proxy statement
∎	reviewing and approving the strategies, policies and programs related to the compensation of our executive officers and other key personnel

∎	making recommendations to the Board regarding incentive compensation and equity-based plans, and approving all grants and awards to executive officers under such plans

∎	approving employment and severance agreements for executive officers

∎	approving certain employee benefit and executive compensation plans and programs, and changes to such plans and programs

∎	reporting the Compensation Committee’s activities to the Board on a regular basis and making any recommendations the Compensation Committee deems appropriate

The Compensation Committee may retain or obtain advice on executive compensation-related matters from a compensation consultant, outside legal counsel or other adviser. The committee is directly responsible for appointing, compensating and overseeing the work of any such advisers and must consider certain independence factors before hiring them. More information concerning the Compensation Committee, including the role of its compensation consultant and our executive officers in determining or recommending the amount or form of executive compensation, can be found in “Compensation Discussion & Analysis.”

Lincoln National Corporation 2026 Proxy Statement     19

Governance of the Company

Corporate Governance Committee

Chair: Lachman

Members: Connelly, Cunningham, Davis, Johnson and LeFebvre

The principal functions of the Corporate Governance Committee include:

∎	identifying individuals qualified to become Board members

∎	making recommendations to the Board regarding the compensation program for directors

∎	recommending to the Board nominees for director (including those recommended by shareholders in accordance with our bylaws)

∎	making recommendations to the Board regarding the size of the Board and the membership, size, structure and function of its committees

∎	developing and recommending to the Board standards for determining the independence of directors
∎	helping evaluate the Board and individual directors

∎	taking a leadership role in shaping our corporate governance and recommending to the Board the corporate governance principles applicable to us

∎	overseeing the Company’s strategy and reputation regarding sustainability and corporate responsibility

∎	reporting the Corporate Governance Committee’s activities to the Board on a regular basis and making any recommendations the Corporate Governance Committee deems appropriate

The Corporate Governance Committee may hire and terminate search firms; approve any search firm’s fees and terms of retention; and seek advice and assistance from internal or external legal, accounting or other advisers.

Executive Committee

Chair: Cooper

Members: Connelly, Cunningham, Johnson, Kelly and Lachman

The principal function of the Executive Committee is to act for the Board, when necessary, between Board meetings. In such instances, the Executive Committee may act for the Board in managing and directing the Company’s business and affairs, except for matters expressly delegated to another committee or the full Board. The Executive Committee reports any actions it takes to the Board as soon as practicable.

20     Lincoln National Corporation 2026 Proxy Statement

Governance of the Company

Finance Committee

Chair: Johnson

Members: Cunningham, Kelly and Morris

The principal functions of the Finance Committee include:

∎	reviewing and providing guidance to senior management with respect to (1) our annual multi-year financial plan; (2) our capital structure, including issuance of securities by us or any of our affiliates, significant “off balance sheet” transactions, and our dividend and share repurchase strategies; and (3) our reinsurance strategies

∎	reviewing our overall credit quality and credit ratings strategy

∎	reviewing the general account and our investment policies, strategies and guidelines
∎	reviewing our hedging program and the policies and procedures governing the use of financial instruments, including derivatives

∎	reviewing the funding adequacy of our qualified pension plans, including significant actuarial assumptions, investment policies and performance

∎	reporting the Finance Committee’s activities to the Board on a regular basis and making any recommendations the Finance Committee deems appropriate

The Finance Committee may seek advice and assistance from internal or external legal, accounting or other advisers.

Committee on Corporate Action

The Committee on Corporate Action was formed to delegate to the sole member, the CEO, the authority to take certain actions on behalf of the Board in accordance with limits set by the Board. The principal functions that have been delegated to the Committee on Corporate Action include:

∎	determining the pricing of the securities offered from our shelf registration statement, including all rates, payments, ratios, discounts and other financial measures related to the pricing of such securities

∎	appointing and removing certain classes of our officers as the Board may determine by resolution
∎	approving, as necessary, the underwriting agreement, form of security, and other transaction documents relating to the offering and sale of securities under our shelf registration statement

Lincoln National Corporation 2026 Proxy Statement     21

Governance of the Company

Director Orientation and Continuing Education

Director education is an ongoing, year-round process, which begins when a director joins our Board. Upon joining the Board, new directors are provided with a comprehensive orientation to our Company, including our business, strategy and governance. New directors participate in an orientation program with senior business and functional leaders from all areas of the Company, during which there is discussion of strategic priorities and key risks and opportunities.

On an ongoing basis, directors receive presentations on a variety of topics related to their work on the Board and within the insurance and financial services industries, both from senior management and from experts outside of the Company, for example at our annual Board retreat. Board and Committee presentations, regular communications and firm and other industry events help to keep directors appropriately apprised of key developments in our businesses and in our industry, including material changes in regulations, so that they can carry out their oversight responsibilities. We also encourage directors to enroll in continuing education programs sponsored by third parties at our expense.

Communications with Directors

Shareholders and others who wish to communicate with the full Board or its outside (non-executive) directors may do so by sending a letter to either “The Board of Directors” or “The Outside Directors,” as appropriate, via email to:

independentdirectors@LFG.com

or by mail at our principal executive offices:

Lincoln National Corporation

150 N. Radnor-Chester Road

Radnor, PA 19087

Attention: Office of the Corporate Secretary

Our Corporate Secretary receives and processes all communications and will refer applicable communications to the Chairman or Lead Independent Director, as appropriate. If a communication relates to possible violations of our Code of Conduct or contains concerns or complaints regarding our accounting, internal auditing controls, auditing matters, potential violations of securities laws or other related concerns, it will be referred to the Audit Committee, which has a policy for the receipt and treatment of such reports. The policy can be found on our website at www.LincolnFinancial.com.

You may communicate with the Board anonymously and/or confidentially. However, if you submit your communication anonymously, we will not be able to contact you in the event we require further information. Also, while we will attempt to preserve your confidentiality whenever possible, we cannot guarantee absolute confidentiality.

22     Lincoln National Corporation 2026 Proxy Statement

Item 1 | Election of Directors

Item 1 | Election of Directors

Nominees for Director

The Board has nominated for election at the 2026 Annual Meeting its ten current directors: Deirdre P. Connelly, Ellen G. Cooper, William H. Cunningham, Reginald E. Davis, Eric G. Johnson, Gary C. Kelly, M. Leanne Lachman, Dale LeFebvre, James Morris, and Owen Ryan.

If elected, each director nominee will hold office until the next annual meeting and until his or her respective successors are elected and qualified. Of the nominees standing for election, only Ms. Cooper is a current officer of the Company. In addition to annual elections, our bylaws require our directors to be elected by a majority of votes cast in an uncontested election.

Each director nominee brings a strong background and set of skills to the Board, giving the Board as a whole expertise, knowledge and experience in a wide variety of areas directly relevant to the oversight and implementation of the Company’s strategy. The Board believes that all of our director nominees have integrity and honesty and adhere to high ethical standards. They have also demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment to serve the Company.

Unless you direct otherwise or specifically indicate that you wish to abstain from voting for one or more of the nominees on the proxy, your proxy will be voted for each of the nominees below. Each nominee is a current director of the Company and has agreed to continue serving on the Board if elected. If any nominee is unable to serve as a director, proxies may be voted for another person designated by the Board.

Deirdre P. Connelly

Retired President, North American Pharmaceuticals of GlaxoSmithKline

Age: 65

Independent Director since: 2016

Committees: Audit; Compensation (Chair); Corporate Governance; Executive

Career

Ms. Connelly was President, North American Pharmaceuticals of GlaxoSmithKline, a global pharmaceutical company, from 2009 until her retirement in 2015. Before that she served as President, U.S. Operations for Eli Lilly and Company from 2005 to 2009.

Qualifications

Substantial leadership experience and expertise as a senior executive of large publicly traded companies with global operations. Ms. Connelly has extensive knowledge and expertise in strategy, operations, finance and capital management, brand marketing, product development and corporate governance. As a former human resources executive, she has insight in managing a large-scale diverse workforce.

Other public company directorships (current)

∎

Macy’s, Inc. (since 2008)

∎

Genmab A/S (since 2017)

∎

Sarepta Therapeutics, Inc. (since 2024)

Former public company directorships (w/in past 5 years)

N/A

Lincoln National Corporation 2026 Proxy Statement     23

Item 1 | Election of Directors

Ellen G. Cooper Chairman, President and CEO, Lincoln National Corporation Age: 61 Director since: 2022 Chairman since: 2023 Committee: Executive (Chair)

Career

Ms. Cooper has served as Chairman of the Board since May 2023, and as our President and CEO since May 2022. She also serves as President of, and on the boards of, our principal insurance subsidiaries. She joined the Company in 2012 as Executive Vice President and Chief Investment Officer, serving in that role through November 2021. From 2019 to May 2022, Ms. Cooper also held the additional role of Head of Enterprise Risk, and from March 2021 to May 2022 also led the Company’s Annuity Solutions Group. From 2015 to 2021, Ms. Cooper also served as Chair of the Lincoln Variable Insurance Products Trust board, which oversees our sponsored mutual funds available in variable life and variable insurance products. Ms. Cooper is currently serving as co-chair of the Steering Committee on Prudential Issues for the American Council of Life Insurers (ACLI) and as a member of the ACLI’s Executive Committee. She also serves on the Board of Trustees of Temple University.

Qualifications

A seasoned executive with broad and deep life insurance industry experience, including over a decade with Lincoln. Ms. Cooper also has extensive experience in finance, investments, strategic planning and risk management and brings a deep knowledge of our company, our competitors and the insurance industry and its products.

Other public company directorships (current)

∎

Cencora, Inc. (since 2026)

Former public company directorships (w/in past 5 years)

N/A

William H. Cunningham Professor, The University of Texas at Austin Age: 82 Independent Director since: 2006 Lead since: 2022 Committees: Compensation; Corporate Governance; Executive; Finance

Career

Mr. Cunningham has been a professor at The University of Texas since 2000 and holds the James J. Bayless Chair for Free Enterprise at The University’s McCombs School of Business. Before that he served as Chancellor and CEO of The University of Texas System, as President of The University of Texas at Austin and as Dean of the McCombs School of Business.

Qualifications

Substantial experience in accounting, marketing, finance and corporate governance, as well as experience leading a large public institution, including human capital management. Mr. Cunningham also has significant experience serving on public company boards, including over 30 years in our industry, including his time as a Director of Jefferson-Pilot Corporation, a public insurance company with whom we merged in 2006. Mr. Cunningham served as our independent Chair of the Board from 2009 to 2022, when he transitioned to the role of Lead Independent Director.

Other public company directorships (current)

N/A

Former public company directorships (w/in past 5 years)

∎

John Hancock Mutual Funds (1986–2025)

∎

Southwest Airlines Co. (2000–2024)

24     Lincoln National Corporation 2026 Proxy Statement

Item 1 | Election of Directors

Reginald E. Davis Senior Executive Vice President and President of Consumer Banking, Flagstar Financial, Inc. Age: 63 Independent Director since: 2020 Committees: Audit; Corporate Governance

Career

Mr. Davis currently serves as Senior Executive Vice President and President of Consumer Banking, Flagstar Financial, Inc. (formerly New York Community Bancorp, Inc.). He served as Executive Vice President and President of Banking at Flagstar Bank, FSB, since 2020, prior to Flagstar Bank’s acquisition by New York Community Bancorp in December 2022. Prior to joining Flagstar Bank, Mr. Davis served as Executive Vice President and Head of Business Banking at SunTrust Bank (now Truist Bank) from 2012 to 2019. Prior to SunTrust, he served as President of Royal Bank of Canada’s U.S. banking operations and held executive-level positions at Wachovia Bank (now Wells Fargo).

Qualifications

40 years of financial services experience, including extensive consumer banking experience; substantial experience in consumer insights and technology/fintech, capital and risk management and human capital management, including management of a distributed workforce.

Other public company directorships (current)

N/A

Former public company directorships (w/in past five years)

N/A

Eric G. Johnson Chairman of the Board, Baldwin Richardson Foods Company Age: 75 Independent Director since: 1998 Committees: Compensation; Corporate Governance; Executive; Finance (Chair)

Career

Mr. Johnson is Chairman of the Board of Baldwin Richardson Foods Company, a privately held manufacturer of products for the food service industry, having previously served as the company’s CEO from 1997 to 2023, and also as its President from 1997 to 2020.

Qualifications

Extensive executive management skills; expertise in marketing, finance and the development and execution of corporate strategy; experience in mergers and acquisitions. Through his years of service on our Board, Mr. Johnson has also developed a deep base of knowledge regarding our business and our industry.

Other public company directorships (current)

N/A

Former public company directorships (w/in past five years)

N/A

Lincoln National Corporation 2026 Proxy Statement     25

Item 1 | Election of Directors

Gary C. Kelly Chairman Emeritus, Southwest Airlines Co. Age: 71 Independent Director since: 2009 Committees: Audit (Chair); Executive; Finance

Career

Mr. Kelly is Chairman Emeritus of Southwest Airlines, after serving as Executive Chairman of the Board of Southwest Airlines from February 2022 to November 2024. He previously served as CEO of Southwest Airlines from 2004 to 2022, and as Chairman from 2008 to 2022. He also served as its President from 2008 to 2017. Prior to that, Mr. Kelly held a number of senior-level positions within the Southwest organization, including CFO. Before joining Southwest, Mr. Kelly served as a CPA for a public auditing firm. In 2024, he was appointed to the Board of Directors of the Federal Reserve Bank of Dallas and is currently serving as Deputy Chair.

Qualifications

Executive leadership and management experience at the highest levels of a public company; ability to provide insights into operational, regulatory and governance matters; substantial expertise in finance, accounting, risk management and financial reporting.

Other public company directorships (current)

N/A

Former public company directorships (w/in past five years)

∎

Southwest Airlines Co. (2004–2024)

M. Leanne Lachman

President, Lachman Associates; Executive- in-Residence, Columbia Graduate School of Business

Age: 83

Independent Director since: 1985

Committees: Audit; Corporate Governance (Chair); Executive

Also serves on Board of Lincoln Life & Annuity Company of New York

Career

Ms. Lachman has served since 2003 as President of Lachman Associates LLC, an independent real estate consultancy, and since 2000 as an Executive-in-Residence at Columbia Business School. Before that she was Managing Director of Lend Lease Real Estate Investments, an institutional investment manager.

Qualifications

Extensive background in real estate analysis, investment, management and development, risk management and international operations. Through her years of service on our Board, she has acquired a deep understanding of our business, our organization and our industry.

Other public company directorships (current)

N/A

Former public company directorships (w/in past five years)

N/A

26     Lincoln National Corporation 2026 Proxy Statement

Item 1 | Election of Directors

Dale LeFebvre Founder and Chairman, 3.5.7.11 Age: 55 Independent Director since: 2021 Committees: Audit; Corporate Governance Also serves on Board of Lincoln Life & Annuity Company of New York

Career

Mr. LeFebvre is the Founder and Chairman of 3.5.7.11, a controlled investor private equity firm. Prior to the founding of 3.5.7.11 in 2008, Mr. LeFebvre was a managing partner and founder of AIC International Investments, and prior to that, a managing partner at Pharos Capital Group. Earlier in his career, he gained strategic management experience working at several Wall Street merger and acquisition firms, and he began his career as an analyst at McKinsey & Company.

Qualifications

An entrepreneur with extensive experience in investments, capital management, mergers and acquisitions and capital and risk management, as well as strategic planning, product innovation and human capital management.

Other public company directorships (current)

N/A

Former public company directorships (w/in past five years)

N/A

James Morris Retired Chairman of the Board, President and CEO, Pacific Life Insurance Company Age: 66 Independent Director since: 2025 Committees: Compensation; Finance

Career

Mr. Morris retired as Chairman, President and Chief Executive Officer of Pacific Life Insurance Company in April 2022, having served in that role since 2007. During his 40-year career at Pacific Life, Mr. Morris held a series of management positions with increasing responsibility, including Chief Operating Officer, Executive Vice President and Chief Insurance Officer, and Senior Vice President, Individual Insurance.

Qualifications

Extensive background in the insurance industry; significant executive leadership experience, including in his former role as Chief Executive Officer of a large insurance company; and expertise in strategic planning, risk management and capital and financial management.

Other public company directorships (current)

∎

Edison International (since 2016)

Former public company directorships (w/in past five years)

N/A

Lincoln National Corporation 2026 Proxy Statement     27

Item 1 | Election of Directors

Owen Ryan Chairman of the Board and CEO, BlackLine, Inc. Age: 63 Independent Director since: 2023 Committees: Audit; Compensation

Career

Mr. Ryan has served as CEO of BlackLine, Inc., a company that provides cloud-based solutions for accounting and finance operations, since October 2025, and as Chairman of its Board since January 2023. Prior to assuming the CEO role, he had served as Co-CEO since March 2023. From July 2018 through April 2022, Mr. Ryan worked for Geller & Company and Geller Advisors in several roles, including CEO, Managing Principal, and Chief Strategy Officer. Geller & Company provides outsourced CFO and technology services, and Geller Advisors provides strategic advisory and wealth management services. From October 2016 to November 2017, Mr. Ryan served as President and CEO of AEGIS Insurance, a mutual insurance company. Prior to joining AEGIS Insurance, Mr. Ryan spent the majority of his career at Deloitte from 1985 until 2016, where he served as Managing Partner and CEO of Deloitte Advisory from 2008 until 2016.

Qualifications

Significant background in the insurance industry; significant executive leadership experience, including in his current role as Chief Executive Officer of a public company and prior role as Managing Partner and Chief Executive Officer; experience in the technology space; and financial and risk management expertise.

Other public company directorships (current)

∎

BlackLine, Inc. (since 2018)

Former public company directorships (w/in past five years)

N/A

28     Lincoln National Corporation 2026 Proxy Statement

Compensation of Outside Directors

Compensation of Outside Directors

The Board adheres to the following guidelines in establishing outside director compensation:

∎	We provide competitive compensation to attract and retain high-quality outside directors; and

∎	A significant portion of each outside director’s compensation is paid in equity to help align our directors’ interests with those of our shareholders.

In accordance with our Guidelines, the Board’s compensation program is reviewed and assessed annually by the Corporate Governance Committee. As part of this review, the Corporate Governance Committee typically solicits the input of outside compensation consultants. During 2025 the Corporate Governance Committee asked Pay Governance LLC, an independent compensation consultant, to provide a competitive analysis of the compensation we provide to our outside directors. The independent compensation consultant prepared its analysis based on the same compensation peer group used for the Company’s annual executive compensation review, and the analysis was further informed by general industry data developed based on companies in the S&P 500. As a result of that review and the Committee’s related discussion, the Corporate Governance Committee recommended to the Board, and the Board approved, increases to the cash portion of the annual non-employee director retainer and the annual cash retainer for the chairs of the Corporate Governance and Finance Committees beginning in 2026.

The following table shows the director fee structure in effect through 2025 and the revised fee structure that became effective January 1, 2026:

Fees	2025	2026

Lead Independent Director

Annual retainer (cash)	$110,000	$120,000

Deferred LNC Stock Units	$240,000	$240,000

Total Lead Independent Director Fees	$350,000	$360,000

Directors other than Lead Independent Director

Annual retainer (cash)	$110,000	$120,000

Deferred LNC Stock Units	$180,000	$180,000

Total Board Fees	$290,000	$300,000

Committees (cash)

Audit Committee Chair	$35,000	$35,000

Audit Committee Member	$10,000	$10,000

Compensation Committee Chair	$25,000	$25,000

Other Committee Chairs	$20,000	$25,000

Share Ownership Requirements

Lincoln’s share ownership guidelines require outside directors to hold, within five years of joining the Board, interests in the Company’s common stock equal to five (5) times their applicable annual cash retainer ($600,000). Interests in our common stock that count toward the share ownership guidelines include Deferred LNC Stock Units and LNC common stock owned outright. As of December 31, 2025, all of our outside directors except Mr. Morris had interests in the Company’s common stock at least equal to the required threshold. Mr. Morris, who was elected to the Board in March 2025, has until March 2030 to meet his full share ownership requirement.

Lincoln National Corporation 2026 Proxy Statement     29

Compensation of Outside Directors

Optional Deferral of Annual Cash Retainer

In addition to receiving Board fees in the form of Deferred LNC Stock Units, directors may defer the cash component of their annual and committee retainers into various investment options under the Lincoln National Corporation Deferred Compensation Plan for Non-Employee Directors (the “Directors’ DCP”).

The investment options of the Directors’ DCP track those offered to employees under the LNC Deferred Compensation and Supplemental/Excess Retirement Plan (the “DC SERP”) and include a Lincoln National Corporation Stock Fund investment option (the “LNC Stock Fund”). Like the DC SERP, the Directors’ DCP uses “phantom” versions of the investment options, meaning that accounts are credited with earnings or losses as if the amounts had been invested in the chosen investment options, and dividends are reinvested in additional phantom units.

All deferred amounts, including the portion of the annual retainer paid in Deferred LNC Stock Units, are payable only when the director retires or resigns from the Board. In addition, amounts invested in the LNC Stock Fund at the time of distribution are only payable in shares of LNC common stock.

Meeting Fees

No additional fees are paid for attending regularly scheduled Board or committee meetings, although the Corporate Governance Committee has discretion to recommend additional compensation ($1,100 per meeting) for additional meetings. No such additional compensation was paid for 2025.

Outside directors who are also directors of Lincoln Life & Annuity Company of New York (“LNY”), our indirect, wholly owned subsidiary, receive an annual cash retainer of $15,000 and a fee of $1,100 for each LNY board and committee meeting they attend. During 2025, two outside directors, Ms. Lachman and Mr. LeFebvre, also served as directors of LNY.

Other Benefits

In addition to the compensation listed above, we offer our outside directors the following benefits:

∎

Financial planning services — reimbursement of up to $20,000 for an initial financial plan and $10,000 for annual updates. In order for the director to be reimbursed, the services must be provided by a financial planner contracted with the Company or one of its affiliates.

∎

Participation — at the director’s own expense — in certain health and welfare benefits, including our self-insured medical and dental plans as well as life insurance and accidental death and dismemberment coverages.

∎

Participation in a matching charitable gift program through which Lincoln Financial Foundation, Inc. (the “Lincoln Financial Foundation”) matches donations from the director to one or more eligible organizations, up to an annual total of $20,000 for all gifts.

30     Lincoln National Corporation 2026 Proxy Statement

Compensation of Outside Directors

Compensation of Non-Employee Directors* in 2025

Name	Fees earned or paid in cash[1] ($)	Stock awards[2] ($)	All other compensation[3] ($)	Total ($)

Deirdre P. Connelly	145,000	180,000	—	325,000

William H. Cunningham	110,000	240,000	20,000	370,000

Reginald E. Davis	120,000	180,000	—	300,000

Eric G. Johnson	130,000	180,000	—	310,000

Gary C. Kelly	145,000	180,000	10,000	335,000

M. Leanne Lachman	160,500	180,000	30,000	370,500

Dale LeFebvre	140,500	180,000	—	320,500

Janet Liang[4]	9,167	15,000	—	24,167

James Morris[4]	91,361	149,500	—	240,861

Owen Ryan	120,000	180,000	15,000	315,000

Lynn Utter[4]	43,214	70,714	100,000	213,928

*	Ellen G. Cooper, our Chairman, President and CEO, receives no additional compensation in respect of her services as a director and, therefore, is not included in this table.

[1]

The fees shown in this column include annual retainer fees paid in cash and also include any fees that an outside director was paid as the chair of a committee, as a member of the Audit Committee, or for service on the board of directors of LNY. Fees are prorated for partial service during the year. For their service on the LNY board during 2025, Ms. Lachman and Mr. LeFebvre each received total fees of $20,500.

[2]

The fair value of the stock awards was determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“Topic 718”). The following table shows the number of Deferred LNC Stock Units held by each director as of December 31, 2025. None of the directors held any stock options to purchase our common stock (“Options”) as of such date.

Name	Deferred LNC Stock Units**

Deirdre P. Connelly	45,474

William H. Cunningham	190,648

Reginald E. Davis	28,097

Eric G. Johnson	114,848

Gary C. Kelly	73,250

M. Leanne Lachman	81,208

Dale LeFebvre	27,303

James Morris	3,889

Owen Ryan	21,626

**

Deferred LNC Stock Units include amounts reported in the Stock Awards column of the 2025 Compensation table above, phantom units awarded under the LNC Directors’ Value Sharing Plan, which was terminated on July 1, 2004, and any phantom units held by the director in the LNC Stock Fund under the Directors’ DCP pursuant to an election to defer cash Board fees, plus any accrued dividend equivalent units, which are automatically reinvested in additional phantom units of our common stock per the terms of the applicable plan. None of the directors had any preferential nonqualified deferred compensation earnings in 2025.

[3]

For Ms. Lachman and Messrs. Cunningham and Ryan, represents contributions made on the director’s behalf under the matching charitable gift program. In addition, for Ms. Lachman and Mr. Kelly includes the reimbursement of fees paid to a qualifying financial planner for financial planning services in the amount of $10,000. For Ms. Utter, represents fees paid for consulting services provided to the Company subsequent to her departure from the Board.

[4]	Ms. Liang and Ms. Utter served on the Board through January 30, 2025, and May 27, 2025, respectively; Mr. Morris joined the Board effective March 3, 2025.

Lincoln National Corporation 2026 Proxy Statement     31

Item 2 | Ratification of Appointment

Item 2 | Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee evaluates the performance of the Company’s independent auditors each year and determines whether to reengage them or consider other firms. In doing so, the Audit Committee considers the auditor’s service quality and efficiency, capability, technical expertise, and knowledge of our operations and industry. The Audit Committee has appointed Ernst & Young LLP (“EY”) as our independent registered public accounting firm for fiscal year 2026. We have engaged this firm and its predecessors in this capacity continuously since 1968 for LNC and since 1966 for subsidiaries of LNC. In addition, the Audit Committee is involved in the selection of EY’s lead engagement partner and ensures that the mandated rotation of the lead partner occurs routinely. The current lead EY partner’s engagement began in 2023, and he is eligible to serve in that capacity through the end of the 2027 audit. The process for selecting the Company’s lead audit partner includes the vetting of candidates by management and the Audit Committee Chair, including interviews with candidates prior to making a selection.

As a matter of good corporate governance, we request that our shareholders ratify (approve) this appointment, even though this is not required. If shareholders do not ratify this appointment, the Audit Committee will take note of that and may reconsider its decision. If shareholders do ratify this appointment, the Audit Committee will still have discretion to terminate EY and retain another accounting firm at any time during the year.

Representatives of EY will be present at the Annual Meeting, where they will be given the opportunity to make a statement if they wish to do so. They will also be available to respond to questions about their audit of our consolidated financial statements and internal controls over financial reporting for fiscal year 2025.

Independent Registered Public Accounting Firm Fees and Services

The table below shows the total fees that EY received for professional services rendered for fiscal years 2025 and 2024, with a breakdown of fees paid for different categories of work.

	Fiscal year ended December 31, 2025	% of Total Fees	Fiscal year ended December 31, 2024	% of Total Fees

Audit Fees[1]	$14,887,188	93.8%	$12,793,630	88.5%

Audit-Related Fees[2]	985,000	6.2%	1,655,715	11.5%

Tax Fees[3]	—	—	—	—

All Other Fees	—	—	—	—

Total Fees	$15,872,188	100.0%	$14,449,345	100.0%

[1]

Audit Fees. Fees for audit services include fees and expenses associated with the annual audit, the reviews of our interim financial statements included in quarterly reports on Form 10-Q, accounting consultations directly associated with the audit, and services normally provided in connection with statutory and regulatory filings.

[2]

Audit-Related Fees. Audit-related services principally include employee benefit plan audits, auditor reports on internal controls, due diligence procedures in connection with acquisitions and dispositions, and accounting consultations not directly associated with the audit or quarterly reviews.

[3]	Tax Fees. Fees for tax services include tax-filing and advisory services.

32     Lincoln National Corporation 2026 Proxy Statement

Item 2 | Ratification of Appointment

Audit Committee Pre-Approval Policy

The Audit Committee has policies and procedures to preapprove all audit and permissible non-audit services that our independent auditors provide. Management submits to the Audit Committee for approval a schedule of all audit, tax and other related services it expects the firm to provide during the year. The schedule includes examples of typical or known services expected to be performed, listed by category, to illustrate the types of services to be provided under each category. The Audit Committee preapproves the services by category, with specific dollar limits for each category. If management wants to engage the accounting firm for additional services, management must receive approval from the Audit Committee for those services. The Audit Committee chair also has the authority to preapprove services between meetings, subject to certain dollar limitations, and must notify the full Audit Committee of any such preapprovals at its next scheduled meeting.

Other Information

EY has advised us that neither it nor any member of the firm has any financial interest, direct or indirect, in any capacity in us or our subsidiaries. The Company has made similar inquiries of our directors and executive officers, and we have identified no such direct or indirect financial interest in EY.

Audit Committee Report

Management has primary responsibility for:

∎	preparing our financial statements;

∎	establishing financial reporting systems and internal controls; and

∎	reporting on the effectiveness of our internal control over financial reporting.

The Company’s independent registered public accounting firm is responsible for:

∎	performing an independent audit of our consolidated financial statements;

∎	issuing a report on those financial statements; and

∎	issuing an attestation report on our internal control over financial reporting.

In this context, the Audit Committee has:

∎	reviewed and discussed with management the audited financial statements for fiscal year 2025;

∎

discussed with our accounting firm the matters that the Public Company Accounting Oversight Board (“PCAOB”) requires them to discuss as per Auditing Standard No. 1301, Communications with Audit Committee;

∎	received the written disclosures and letter from our accounting firm that the PCAOB requires regarding the firm’s communications with the Audit Committee concerning independence; and

∎	discussed with our accounting firm that firm’s independence.

Based upon the review and discussions referred to in this report, the Audit Committee recommended to the Board that the audited consolidated financial statements for fiscal year 2025 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, for filing with the SEC.

The Audit Committee

Deirdre P. Connelly

Reginald E. Davis

Gary C. Kelly, Chair

M. Leanne Lachman

Dale LeFebvre

Owen Ryan

Lincoln National Corporation 2026 Proxy Statement     33

Item 3 | Advisory Proposal on Executive Compensation

Item 3 | Advisory Proposal on Executive Compensation

The Board recognizes that providing shareholders with an advisory vote on executive compensation can produce useful information on investor sentiment regarding the Company’s executive compensation programs. As a result, this proposal provides shareholders with the opportunity to cast an advisory vote on the compensation of our executive management team, as described in the CD&A, and endorse or not endorse our fiscal 2025 executive compensation philosophy, programs and policies, and the compensation paid to the Named Executive Officers. As discussed in detail in the CD&A, our executive compensation principles and underlying programs are designed to:

∎	link executive pay directly to the attainment of short- and long-term financial, business and strategic goals, which we refer to as “pay for performance;”

∎	align the interests of our executive officers with those of our shareholders; and

∎	attract, motivate and retain high-caliber executives who are crucial to our long-term success.

Key features of our compensation programs include:

Pay for Performance. We link our executives’ targeted direct compensation to the performance of the Company as a whole, with the largest portion delivered as variable pay in the form of long-term equity awards and an annual incentive award. For instance, for 2025, 91% of our CEO’s compensation for that role was at risk and variable.

Compensation Tied to Enterprise Performance and Shareholder Return. Our annual and long-term incentive compensation programs have multiple balanced performance measures and goals that tie executive compensation to key enterprise performance metrics and shareholder return.

Governance/Compensation Best Practices. Among the best practices we follow: we have an independent Compensation Committee and compensation consultant; we have caps on payouts for incentive compensation; we do not provide tax gross-up benefits upon our change of control to our executive officers; and we have a double-trigger equity vesting requirement upon a change of control of the Company.

Share Ownership Requirements. Our executives are subject to rigorous share ownership guidelines to further align their interests with the long-term interests of our shareholders. For instance, our CEO is required to hold an amount of our shares equal to seven times her base salary, and our other executive officers must hold shares equal to four times their base salary.

In addition, we recognize that strong governance/compensation principles are essential to an effective executive compensation program. These governance/compensation principles and our executive compensation philosophy are established by the Compensation Committee. The Compensation Committee regularly reviews the compensation programs applicable to our executive officers to ensure that the programs support our objectives of aligning our executive compensation structure with our shareholders’ interests and current market practices.

Our compensation policies and procedures are described in detail in the CD&A.

Although the advisory vote on this proposal is non-binding — meaning that our Board is not required to adjust our executives’ compensation or our compensation programs or policies as a result of the vote — the Board and the Compensation Committee will consider the voting results when determining compensation policies and decisions, including future executive compensation decisions. Notwithstanding the advisory nature of the vote, the resolution will be approved if more votes are cast for the proposal than against it. Abstentions and broker non-votes will not count as votes cast either for or against the proposal. We intend to hold a non-binding advisory vote on executive compensation each year, with the next such vote at our 2027 Annual Meeting of Shareholders.

34     Lincoln National Corporation 2026 Proxy Statement

Item 3 | Advisory Proposal on Executive Compensation

We urge you to read the CD&A and other information in “Executive Compensation Tables,” which we believe demonstrate that our executive compensation programs align our executives’ compensation with our short- and long-term performance; provide the incentives needed to attract, motivate and retain key executives crucial to our long-term success; and align the interests of our executive officers with those of our shareholders.

“Resolved, that the shareholders approve, on an advisory basis, the compensation of the named executive officers of the Company, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion & Analysis, the 2025 compensation tables regarding named executive officer compensation, and the accompanying narrative disclosure in this proxy statement.”

Lincoln National Corporation 2026 Proxy Statement     35

Compensation Committee Chair Letter

Letter from our Compensation Committee Chair

Fellow Shareholders,

On behalf of the Compensation Committee, thank you for your continued investment in our Company. The Committee remains focused on ensuring we maintain a compensation program that incentivizes and rewards our executive leadership team to continue delivering strong results and keep us positioned to drive long-term shareholder value.

Our results in 2025 reflected broad-based execution across the enterprise. Under the direction of Ellen and our executive leadership team, we continued to deliver on our respective strategic priorities. Backed by a diversified set of core businesses and the strategic and operational enhancements we have made to strengthen returns, reduce volatility, and expand our capabilities, Lincoln is well positioned to continue achieving sustainable long-term growth.

Over the past several years, the Committee has intentionally evolved our program design to strengthen its alignment with the Company’s enterprise strategic objectives, enhance the link between pay and performance, and reflect feedback received from our shareholders. For 2025, we maintained this deliberate approach to our compensation program and the incentive plan metrics we use to assess our results as the Company continued its transformational journey and delivered another year of significant progress. The Committee determined that these strong financial and strategic results were appropriately reflected in pay outcomes consistent with our pay-for-performance philosophy.

In recognition of the Company’s exceptional performance and results achieved under Ellen’s leadership and the critical importance of retaining a high-performing executive, the Committee granted her a one-time, performance-oriented equity award, which is designed to secure her continued leadership and further incentivize the creation of long-term shareholder value. The award was deliberately structured to include retentive features beyond those of the annual LTI program, with rigorous performance targets and a multi-year time horizon that reinforces her commitment to the Company’s long-term strategic priorities. In determining the value and structure of the award, the Committee sought a design that appropriately reflects Ellen’s impact, supports long-term retention, aligns with shareholder interests and positions the Company to retain her through a critical period of strategic execution.

Following our 2025 Annual Meeting, I engaged directly with a significant portion of our shareholder base to discuss the Committee’s compensation philosophy, the continued evolution of our program, and the rationale for the CEO performance-oriented equity award. Across these discussions, the vast majority of these shareholders expressed support for the structure of the compensation program and its alignment with strategic priorities and long-term value creation. Investors also acknowledged the Company’s strong performance under Ellen’s leadership and generally expressed understanding of the Committee’s rationale to incentivize retention and drive significant stock price performance. Based on the feedback we received, as well as the Committee’s annual, rigorous review of program alignment with the Company’s evolving strategy, we continued to ensure that a significant portion of executives’ total compensation is tied directly to business results and we have provided detailed disclosure regarding the one-time award. We believe these actions further strengthen the alignment between our leadership team and our shareholders, and reinforce our commitment to a transparent, performance-driven compensation framework.

We look forward to continued engagement with our shareholders and, on behalf of the Lincoln Board and Compensation Committee, thank you for your investment in our Company and continued support.

Sincerely,

Deirdre P. Connelly

Chair, Compensation Committee

36     Lincoln National Corporation 2026 Proxy Statement

Compensation Discussion & Analysis

Compensation Discussion & Analysis

This Compensation Discussion & Analysis (“CD&A”) contains information about:

∎	our fundamental pay-for-performance compensation philosophy

∎	the structure of our compensation programs and the reasoning behind this structure

∎	how compensation decisions are made and how our compensation programs are administered

∎	the compensation we paid under our performance-based incentive programs for performance periods ending in 2025, and how it related to our short- and long-term performance results

The CD&A also details the compensation of our NEOs (also referred to as “executives” or “executive officers”) included in the “Executive Compensation Tables” section of this proxy statement. These NEOs are:

Ellen G. Cooper	President and CEO

Christopher Neczypor	Executive Vice President and CFO

Brian Kroll[1]	Executive Vice President, Head of Retail Life and Annuity Solutions

James Reid	Executive Vice President and President, Workplace Solutions

Sean N. Woodroffe	Executive Vice President and Chief People, Communications and Enterprise Services Officer

[1]	Mr. Kroll has notified the Company of his intention to retire effective June 1, 2026.

We encourage you to read the CD&A in conjunction with the information in “Executive Compensation Tables.”

To ensure the continued effectiveness of our pay-for-performance culture, the Compensation Committee annually engages in a robust and rigorous process to review, discuss and approve the elements, measures, targets, weightings and payouts of our executive compensation programs. In setting the programs’ performance measures and goals, the Compensation Committee chooses metrics that are linked to our long-term financial plan or that otherwise drive our overall corporate strategy and reflect our shareholders’ feedback. The compensation of our executives is tied closely to the achievement of short- and long-term goals that support our long-term business strategy and measure the creation of sustainable long-term shareholder value.

Lincoln National Corporation 2026 Proxy Statement     37

Compensation Discussion & Analysis

Executive Summary

2025 Full-Year Business Performance Overview

As a company with over 120 years of history, we recognize that a consistent focus on our purpose is what will allow us to deliver value to our customers, employees, communities and shareholders for the next century and beyond. At our core, our purpose is to provide financial protection and security to our customers and their families. We continue to deliver on this mission and our promises. 2025 was a year of significant progress for Lincoln as we further repositioned the Company for sustained long-term value creation.

This was evidenced by our strong TSR over the one- and three-year periods ended December 31, 2025. For the one-year period, our TSR significantly outperformed the TSR for the S&P 500 Index and the average TSR of the companies in our relative TSR performance peer group. Our three-year TSR result was also strong when compared to the S&P 500 Index and the average of our peers over the same period, exceeding the average TSR of the companies in our relative TSR performance peer group by 8.2 percentage points.

We delivered strong results and outperformed relative to the financial objectives we established at the beginning of 2025. We also successfully advanced our strategy, which is focused on three priorities:

∎	Foundational Capital: Build and maintain the capital required to ensure enterprise stability across market cycles and support investment for profitable growth;

∎

Optimized Operating Model: Advance a scalable framework for managing the enterprise’s resources and activities that maximizes cost efficiency, expands asset sourcing, and optimizes capital allocation; and

∎	Profitable Growth: Strategic shift toward businesses and products with more stable cash flows, focusing on maximizing risk-adjusted returns while decreasing sensitivity to equity markets.

On building and maintaining foundational capital, following several years of strengthening the balance sheet, our capital foundation remains durable and resilient. As of the end of 2025, our capital levels remained well above our RBC ratio goal of 420%, which includes a 20-percentage-point buffer. Additionally, our leverage ratio1 continued to decline during the year by another 270 basis points.

[1]	See Exhibit 1 for definition and calculation of leverage ratio.

38     Lincoln National Corporation 2026 Proxy Statement

Compensation Discussion & Analysis

On optimizing our operating model, we made meaningful headway in 2025, creating a more efficient and scalable organization. We took targeted actions to reduce operating costs and increase organizational efficiency while investing to drive future profitable growth. We further leveraged our Bermuda reinsurance affiliate to enhance capital efficiency. Collectively, these actions built upon our stable foundation and reinforced the sustainability of our performance.

On delivering profitable growth, we made clear progress across each business. Across the company, our emphasis is on products and segments with higher risk-adjusted margins, more stable cash flows and greater capital efficiency to strengthen the resilience of the business over time.

Business Highlights for 2025

Our 2025 full-year results were driven by substantial progress in each of our businesses and reflected strong execution of our strategic priorities.

∎

Group Protection delivered strong earnings and premium growth, and its margin grew to 9% for the year, excluding the impact of our annual assumption review. Premium growth of nearly 7% was broad-based and Supplemental Health sales increased by over 40%.

∎

Annuities delivered 25% sales growth year over year, with a diversified mix across product categories and approximately two-thirds of full-year sales attributable to spread-based products, in line with our strategy.

∎

Life Insurance sales were up approximately 50% versus the prior year, driven by strong growth in sales of Executive Benefits products. Earnings for this segment were up meaningfully as well. For a second straight year we made significant progress in stabilizing and improving the trajectory of this business, in line with our strategy to increase free cash flow.

∎	Retirement Plan Services delivered strong full-year performance with first-year sales increasing 32%, total deposits up 13%, and average account balances increasing 8% year over year.

∎	We entered into a strategic partnership with Bain Capital, which provided $825 million of growth capital to deploy towards our strategic priorities.

∎	We issued $1.5 billion in funding agreement-backed notes as part of our strategy to diversify our sources of earnings.

∎	We executed on both in-force and new business transactions with our Bermuda-based affiliated reinsurance company, to further support our financial objectives and increase our free cash flow over time.

∎	We also experienced a significant improvement in our stock price, delivering a one-year TSR of 47.7% as our broad-based execution and results resonated with investors.

In sum, we achieved strong results in 2025 that were ahead of our expectations and demonstrated continued momentum in building and maintaining a solid capital foundation, optimizing our operating model, and delivering profitable growth to position the Company for long-term shareholder value creation.

This performance is directly reflected in the incentive compensation results for our NEOs for 2025, as discussed further below.

More information on our business performance during 2025 is available in our 2025 Annual Report to Shareholders.

[2]	See Exhibit 1 for definition of adjusted income from operations available to common stockholders and reconciliation to net income, the most comparable GAAP financial measure.

Lincoln National Corporation 2026 Proxy Statement     39

Compensation Discussion & Analysis

Our Pay-for-Performance Philosophy

We believe that those executives with significant responsibility and a greater ability to influence the Company’s results should have a significant portion of their total compensation tied directly to business results. Therefore, the vast majority of our NEO compensation is tied to Company performance. This also means that the vast majority of our NEO compensation is “at risk” — meaning that an executive will not reach his or her targeted pay amounts if the Company’s performance does not meet expectations.

In keeping with this philosophy, annual and long-term incentive awards are the largest components of total NEO compensation, and the fixed pay element — base salary — is the smallest. The variable components are:

∎

The Annual Incentive Program (“AIP”), which ties compensation to a balanced mix of key Company quantitative performance metrics and specific, measurable actions and strategic objectives that, while measured annually, also support our long-term strategic goals; and

∎

The Long-Term Incentive (“LTI”) Program, which consists of a mix of long-term equity grants — including performance share awards (“PSAs”) tied to absolute and relative metrics that reward increased shareholder value over a three-year period and restricted stock units (“RSUs”).

As the following charts show, 91% of our CEO’s and 82% of the average of the other NEOs’ 2025 target direct compensation was variable (i.e., based on Company performance, including that of our stock price) and at risk.

Note, the relative weightings shown in these charts reflect AIP and LTI payouts at target and therefore will not align exactly with the amounts disclosed in the Summary Compensation Table in “Executive Compensation Tables.”

40     Lincoln National Corporation 2026 Proxy Statement

Compensation Discussion & Analysis

Components of Our Compensation Program

The following table outlines the components of target total direct compensation for 2025 and how each component aligns with our objectives and guiding principles.

Compensation component	What it rewards	How it aligns with our objectives	Performance measured	Fixed or at risk	Cash or equity

Base Salary	∎ Sustained high level of performance ∎ Highly developed skills and abilities critical to success of the business ∎ Experience and time in position	∎ Competitive base salaries enable us to attract and retain top talent ∎ Merit-based salary increases align with our pay-for-performance philosophy	Individual	Fixed	Cash

Annual Incentive Program (“AIP”) Awards	∎ Company performance during the year against key financial, business and strategic goals ∎ Specific business-unit performance during the year, measured against business-unit financial goals

∎

Competitive targets enable us to attract and retain top talent

∎

Payouts depend on the achievement of established performance measures and goals that align pay with performance and support shareholder value creation

			Corporate and Business Unit	At Risk	Cash

Long-term incentive awards

Performance Shares	∎ Meeting or exceeding our return on equity goal ∎ Total shareholder return outperformance relative to that of other companies in our sector ∎ Continued service

∎

Payout is based on metrics important to our shareholders and critical to value creation

∎

Relative performance metric creates incentive to outperform peers, with absolute metric rewarding performance versus financial plan

∎

Three-year performance period supports retention and aligns pay with performance over an extended period of time

			Corporate	At Risk	Equity

Restricted Stock Units	∎ Increase in stock price and dividends ∎ Continued service	∎ Value rises or falls as our stock price and dividend increase or decrease ∎ Three-year cliff vesting supports retention ∎ Builds ownership in the Company	Corporate	At Risk	Equity

Lincoln National Corporation 2026 Proxy Statement     41

Compensation Discussion & Analysis

2025 CEO Performance-Oriented Equity Award

In February 2025, the Compensation Committee approved a one-time, primarily performance-based, equity award to our CEO, Ellen Cooper. The Compensation Committee designed the award to include rigorous performance targets to drive and reward significant Company share price performance and to incentivize Ms. Cooper’s retention. Under her leadership as CEO, Lincoln has consistently delivered strong performance and achieved key milestones across the business. The Compensation Committee made this grant in recognition of Ms. Cooper’s track record of strong performance and the importance of her continued leadership, which the Board believes is critical to achieving the Company’s strategic business objectives and driving long-term shareholder value.

In determining the structure and magnitude of the award, the Compensation Committee carefully reviewed and weighed the following factors:

∎	Ms. Cooper’s demonstrated leadership and the significant progress and milestones achieved during her tenure as CEO, including:

–	Execution of $28 billion reinsurance transaction with Fortitude Re, reducing balance sheet risk and improving the Company’s RBC ratio and free cash flow;

–	Facilitation of the sale of Lincoln’s wealth management business to Osaic, generating approximately $650 million of net statutory capital benefit;

–	Reduction of operating costs and increased organizational efficiency while targeting investments to drive future profitable growth;

–

Establishment of a Bermuda-based affiliated reinsurance company, Lincoln Pinehurst Reinsurance Company (Bermuda) Limited (“LPINE”), to further support financial objectives and increase free cash flow over time;

–	Formulation of a strategic partnership with Bain Capital; and

–	Strong improvement in financial results across key metrics, including:

○	Year-over-year improvement in adjusted operating income;

○	Significant improvements in earnings and margin for the Group Protection business;

○	Diversification of the Annuities product mix to achieve more spread-based earnings;

○	Decreasing the Company’s leverage ratio; and

○	Rebuilding the Company’s RBC ratio to over 420% by the end of 2024.

The Compensation Committee intended to provide an award value and structure that would successfully retain a high-performing CEO to continue advancing our strategic priorities, considering Ms. Cooper’s sustained record of strong performance, her prominence within the industry, her significant institutional knowledge gained through her long tenure with the Company and the essential role her continued leadership plays in the execution of key strategic initiatives. The Committee also aimed to promote accountability to shareholders by aligning a significant portion of the incentive opportunity directly to stock price performance and long-term stockholder value creation. This is demonstrated by:

∎	A total target award value ($9,000,000) that was reasonable in relation to the amount of effort and term of commitment required to achieve the full value of the award.

∎	A lengthy vesting term requiring five years of service (in addition to achieving performance hurdles described below) to earn the full value of the award.

∎

Rigorous performance criteria for the performance share portion of the award (the “Performance Hurdle Award” or “PHA”), leading to the inclusion of both absolute stock price hurdles and time-based vesting requirements.

∎	Award terms that provide for forfeiture of unvested portions of the award in the event of Ms. Cooper’s retirement or termination for cause.

42     Lincoln National Corporation 2026 Proxy Statement

Compensation Discussion & Analysis

The Compensation Committee developed the performance-oriented award structure following thoughtful deliberations with the full Board and careful consultation with its independent compensation consultant, including analyzing market data and best practices around similar awards. In particular, the Compensation Committee determined the award should be majority performance-based, with long vesting periods, to incentivize retention alongside significant shareholder value creation.

Award Structure

Equity vehicle	Award amount	Vesting terms	Forfeiture terms[1]

Performance Hurdle Award (60%)	$5,400,000

∎

7-year maximum vesting period to earn five separate tranches of shares based on the achievement of both a minimum service requirement and a minimum stock price performance hurdle.

∎

Each tranche represents 20% of the total award.

∎

Both the minimum service requirement and the minimum stock price hurdle for each tranche must be met in order for the tranche to vest, if at all.

			Any unvested portion of the award is forfeited in the event of Ms. Cooper’s retirement or termination for cause.

Time-Based RSU Award (40%)	$3,600,000	Subject to the following 5-year vesting schedule: ∎ End of Year 3 (Feb, 2028): 25% vesting ∎ End of Year 4 (Feb, 2029): 25% vesting ∎ End of Year 5 (Feb, 2030): 50% vesting	Any unvested portion of the award is forfeited in the event of Ms. Cooper’s retirement or termination for cause.

Total	$9,000,000

[1]

There is no acceleration or continued vesting of either award in the event of Ms. Cooper’s termination of employment for any reason other than in connection with (i) her death or disability, (ii) a qualifying involuntary not-for-cause termination that occurs during the applicable vesting or performance measurement period, or (iii) a qualifying termination following a change of control. For more information on the vesting terms of the awards, see “Executive Compensation Table – Grants of Plan-Based Awards – Narrative to Grants of Plan-Based Awards Table.”

The Compensation Committee chose to structure the PHA to align with shareholders’ interests by selecting rigorous performance targets over a multi-year time frame. As shown in the table below, the PHA requires significant share price value creation in order for the performance hurdles of the award to be met. The share price hurdle values were set at levels that the Compensation Committee believed to be sizable, but not unachievable, in order to maintain the appropriate balance from an incentive perspective. The stock price increase required to achieve each hurdle is designed to reflect outperformance as opposed to what would be considered a typical shareholder return over time. In addition, the RSUs were designed to support long-term retention. The RSUs vest on a back-end loaded basis over a five-year period, with 25% vesting after three years, another 25% vesting after four years and the remaining 50% vesting after five years from the grant date.

The retentive element of both the PHA and the RSU grants is satisfied by the requirement that Ms. Cooper must remain employed by the Company for a minimum of five and up to seven years to earn the full potential payouts.

Lincoln National Corporation 2026 Proxy Statement     43

Compensation Discussion & Analysis

The performance hurdles for each tranche of the PHA are as follows:

PHA Performance Hurdles

Percentage of PHA that could vest[1]	Minimum service requirement	Minimum stock price[2]	Cumulative stock price appreciation[3] (%)

20%	1 year (February 19, 2026)	$39.56	15.0%

20%	2 years (February 19, 2027)	$45.49	32.2%

20%	3 years (February 19, 2028)	$51.18	48.8%

20%	4 years (February 19, 2029)	$57.57	67.4%

20%	5 years (February 19, 2030)	$63.33	84.1%

[1]

In order for a tranche of shares to vest, the Compensation Committee must certify achievement of the applicable stock price performance hurdle and the applicable minimum service requirement must be met.

[2]

In order to achieve the applicable minimum stock price performance hurdle, the average closing price of a share of the Company’s common stock must equal or exceed the stated minimum stock price for any thirty consecutive trading-day period during the seven-year performance period. The Compensation Committee chose this method to measure achievement of the stock price hurdle to reward consistent enduring increases in stock price performance as opposed to a measure that could reward short-term volatility in the stock price. The use of a thirty-consecutive-trading-day period is consistent with the Relative TSR measure in our LTI program.

[3]

In each case, represents appreciation compared to the “grant date price” of $34.40 (which was determined using the average closing price of the stock for the thirty consecutive trading-day period leading up to but not including the February 19, 2025, grant date). Each hurdle represents an increase of 15%, 15%, 12.5%, 12.5% and 10%, respectively, compared to the grant date price or prior hurdle, as applicable, declining slightly over time to keep the levels rigorous yet still achievable (as opposed to, for example, requiring the maintenance of a 15% stock price increase every year for five years).

2025 Shareholder Vote on Executive Compensation and Shareholder Engagement and Response to Feedback

We appreciate and value the views and insights of our shareholders. At our 2025 Annual Meeting of Shareholders, 94% of shareholder votes were cast in favor of the “say on pay” advisory resolution on executive compensation. We annually review the design of our executive compensation program and have continued to evolve our program in light of engagement feedback and the level of support for our say on pay advisory resolution since 2020.

Over the past several years, the Compensation Committee has made changes to our executive compensation program in direct response to shareholder feedback, an analysis of market practices and the Committee’s own assessment of the program’s alignment to strategy and effectiveness. These changes have furthered the alignment between Company performance and shareholder interests. Most notably, we:

∎	Increased the percentage of our CEO’s long-term incentive award granted in PSAs, including most recently in 2023 with a corresponding reduction in the percentage granted in RSUs;

∎	Adjusted the Relative TSR metric in the LTI program to require above-median performance for target payout;

∎	Capped the Relative TSR metric payout at target if absolute TSR is negative; and

∎

Adopted a cash severance policy, and made related changes to the LNC Executives’ Severance Plan for Officers, in 2023. See “Executive Compensation Tables – Potential Payments upon Termination or Change of Control – Cash Severance Policy” for more information on the policy.

During 2025, we continued our ongoing, proactive shareholder engagement program. This program complements the ongoing dialogue throughout the year among our shareholders, CEO, CFO and Investor Relations team on financial and strategic performance. Our engagement program is designed to reach out to our shareholders and hear their perspectives regarding issues that are important to them, both generally and with regard to the Company, and gather feedback. We believe this engagement program promotes transparency among our Board, management and our shareholders and builds informed and productive relationships and decision-making.

44     Lincoln National Corporation 2026 Proxy Statement

Compensation Discussion & Analysis

In the fall of 2025, we reached out to investors representing approximately 53% of our outstanding shares and engaged with investors representing approximately 43% of our outstanding shares. The Chair of the Compensation Committee joined several of the engagement conversations, with investors representing approximately 25% of our outstanding shares. (In each case, the outstanding shares held by Bain Capital were not included in the calculation.)

The engagement involved discussions on:

∎ executive compensation, including the 2025 one-time CEO performance-oriented equity award;	∎ corporate responsibility practices and human capital management efforts;

∎ board leadership, refreshment and composition;	∎ risk oversight; and

∎ business strategy and strong performance and initiatives under Ms. Cooper’s leadership;	∎ other areas of focus for our shareholders regarding our governance practices and disclosures.

During these fall 2025 engagements, shareholders were broadly supportive of the current compensation program, including the modifications the Company has made to its compensation program in recent years and the underlying rationale of those changes, as well as the structure of and rationale behind the 2025 CEO performance-oriented equity award. During these engagements, investors and a proxy advisor expressed interest in hearing the Compensation Committee’s considerations behind the one-time equity grant. Investors acknowledged the Company’s strong performance under Ms. Cooper’s leadership and generally expressed understanding of the Compensation Committee’s rationale to incentivize retention and drive significant stock price performance. Investors also expressed support for the longer vesting structure of the award and the rigorous stock price hurdles of the PHA. Several investors provided feedback on disclosure considerations around the rationale and decision-making process for the 2025 CEO performance-oriented equity award.

The feedback from these meetings was shared with the Compensation Committee and the Corporate Governance Committee, as well as the full Board. In line with shareholder feedback from our 2025 engagement efforts, we have provided detailed disclosures on the 2025 CEO performance-oriented equity award to describe the Compensation Committee’s philosophy and its role in designing the award’s structure. The Compensation Committee remains committed to maintaining robust shareholder engagement and integrating investor feedback into its compensation decisions.

Lincoln National Corporation 2026 Proxy Statement     45

Compensation Discussion & Analysis

Executive Compensation Best Practices – What We Do and What We Don’t Do

When evaluating our compensation practices and policies, the Compensation Committee takes into account competitive market trends and best practices, as well as the views of our shareholders. Examples of our governance and compensation practices include:

What we DO	What we DON’T Do

We have robust stock ownership guidelines for our executives	No director or executive officer may pledge, hedge or speculate in Lincoln securities

Awards under our annual and long-term incentive programs are capped	No employment agreements with NEOs

The Compensation Committee uses an independent compensation consultant for compensation decisions	No tax gross-ups upon our change of control for our executive officers

There is an annual assessment of compensation risks	No payment of dividends on RSUs or PSAs unless and until the award vests

All long-term incentive awards are granted in equity	No compensation programs that encourage unreasonable risk-taking will be implemented

60% of CEO LTI awards were granted as PSAs and 50% of LTI awards were granted as PSAs for our other NEOs	No repricing or exchange of underwater Options without shareholder approval

We require 55th percentile (or above median) performance to earn a target payout under the Relative TSR metric in our LTI program	No accelerated vesting of equity awards upon a change of control without a “double trigger” loss of employment for an NEO as defined in the change of control plan

We must have positive absolute TSR to pay out above target under the Relative TSR metric in our LTI program	No counting of outstanding PSAs or in-the-money Options when determining whether share ownership guidelines have been met

Incentive-based compensation awards for our executive officers, including cash and equity awards, are subject to the Company’s Clawback Policy and equity award clawback provisions, as applicable	No additional credited service or age enhancements are provided under our frozen pension plans

We have an annual vote on Say on Pay	No excessive perquisites for our executive officers

We conduct proactive annual shareholder engagement with a formal process to share feedback with the Board

46     Lincoln National Corporation 2026 Proxy Statement

Compensation Discussion & Analysis

2025 Compensation Program

The Compensation Committee approved changes to the design of the Company’s incentive compensation programs beginning in 2023 in order to align the incentive plan measures with the Company’s shift in enterprise focus to rebuild capital and our enterprise strategic objectives. In 2024, the Compensation Committee took additional incremental actions to further align our incentive compensation plans to the Company’s enterprise strategic objectives by adjusting the weightings of the AIP financial performance measures to place greater emphasis on the largest drivers of the Company’s underlying performance. For 2025, the Compensation Committee maintained alignment of the incentive plan measures with the Company’s strategic objectives as the Company continued its transformational journey focused on: (i) building and maintaining capital, (ii) optimizing our operating model (including through managing expenses and maximizing distributable earnings) and (iii) growing profitably. The Compensation Committee believes that continued thoughtful alignment of incentive plan measures with our strategy is important to drive the right actions to effectively deliver results that we believe will be drivers of the creation of sustainable long-term shareholder value.

2025 AIP

In determining the appropriate performance measures for the 2025 AIP, the Compensation Committee selected the same financial, business and strategic performance measures and weightings that were used in the 2024 AIP, as they believe such measures and weightings were appropriately focused on the Company’s overall corporate strategy of continuing to grow its business profitably while achieving the Company’s other enterprise strategic objectives. Weightings for the financial performance measures for the NEOs vary depending on their role. For more information about each AIP measure, the specific goals applicable to each NEO and the weightings of each, see “Annual Cash Compensation for 2025 – AIP.”

2025 LTI Program Changes

When establishing the metrics for the 2025-2027 LTI program in February 2025, the Compensation Committee approved Relative TSR and Operating ROE as the metrics to measure performance over the three-year performance cycle. In addition, the Compensation Committee adjusted the payout ranges for the 2025 LTI metrics to increase the potential payout opportunity for the cycle. The payout range for the Relative TSR metric was set at between 20% and 200% and the payout range for the Operating ROE metric was set at between 25% and 225%, resulting in a total potential maximum payout under the program of 212.5%. For more information about the 2025 LTI program, see “Long-Term Compensation Awarded or Vested in 2025.”

The Compensation Committee takes into consideration the enterprise strategy and other factors, such as the macroeconomic environment in which we are currently operating, as well as shareholder feedback when making decisions with respect to executive compensation and incentive compensation plans.

Lincoln National Corporation 2026 Proxy Statement     47

Compensation Discussion & Analysis

Our Executive Compensation Program Pay-for-Performance Philosophy

Our executive compensation program has three key objectives:

∎

Pay for performance. To link executive pay directly to the attainment of short- and long-term financial, business and strategic goals, using short-term metrics that correlate with our business strategy and financial success and long-term metrics that correlate to long-term shareholder value and company strategy.

∎	Alignment with shareholders. To provide compensation arrangements that link the interests of our executive officers to those of our shareholders.

∎

Competitive compensation. To attract and retain high-caliber executive talent, taking into consideration market data as well as a number of other factors, including succession planning and the overall level of competition in the market for executive talent.

These objectives, discussed below, guide us in setting and paying compensation to our NEOs.

Pay for Performance

Our executive compensation program is based on a “pay-for-performance” philosophy: the majority of our executives’ target compensation is made up of variable (“at risk”) compensation, in the form of annual cash incentive awards and long-term equity awards, that is linked to short- and long-term business and/or strategic performance and each individual’s contribution to that performance. In measuring an executive’s contribution, we put a strong emphasis on the individual’s role in implementing strategies, achieving key strategic priorities and driving performance specific to their function or the operating units they direct.

The key objectives of our pay-for-performance philosophy are to:

∎	Emphasize compensation that is at risk based on performance rather than compensation that is fixed — for instance, only 9% of our CEO’s target annual pay is fixed;

∎	Allow the compensation of our executives to vary meaningfully with performance; and

∎	Reward the achievement of growth, profitability and shareholder returns — in both the short- and long-term — through balanced incentive programs.

Balanced Performance Measures and Goals

It is important to us and to our executives that performance goals be objectively measurable, and that compensation be paid based on metrics that are tied to our strategic objectives and that drive shareholder value.

To implement our pay for performance philosophy, the Compensation Committee, in consultation with external compensation experts, chooses performance measures for our NEO incentive programs that focus on our overall corporate business strategies and that, if achieved, create sustained growth for our shareholders:

∎	Our AIP is based on the key financial, business and strategic measures indicative of Lincoln’s current and future growth and profitability; and

∎	Our LTI program uses measures that correlate directly to the creation of long-term value for Lincoln’s shareholders.

In setting the goals, management and the Compensation Committee intend for the target performance levels to be challenging yet attainable and the maximum performance levels to present a substantial challenge for our NEOs, thereby creating a strong incentive to produce above-target results. Annually, the Compensation Committee reviews and engages in robust discussions regarding the performance measures for each program to ensure that the metrics selected are appropriate, aligned with our current corporate strategy and sufficiently rigorous. For the 2025 AIP, the Compensation Committee chose the following financial, business and strategic performance measures and weightings, which are the same as those used for the 2024 AIP.

48     Lincoln National Corporation 2026 Proxy Statement

Compensation Discussion & Analysis

2025 Annual Incentive Program

Financial Performance Measures	Weighting*	Why chosen

Income from Operations per Share	45%	This is a key measure of profitability that management uses to evaluate our business and that investors commonly use to value companies in the financial services industry.

Business Unit Sales and Capital Usage	15%

In our business, sales create value because, over time and at a compounded growth rate, they are an indicator of future profitability. In addition, we believe that distribution strength (depth and breadth) is an important driver of our valuation and that sales are an effective way to measure the value of the distribution franchise and overall product competitiveness. Given our enterprise focus on building and maintaining capital, capital usage is a component of this performance goal to reinforce and incentivize achievement of the Company’s enterprise strategic objective.

Controllable Costs	15%

Management establishes annual budgets for the Company and for each business unit and functional area that include targeted expense savings and are key to the success of our financial plan. The Compensation Committee sets a budget-related performance goal to reinforce the importance of cost efficiencies and expense management across the entire organization.

Business and Strategic Performance Measures**

Actions to Improve Distributable Earnings	15%

This measure incentivizes and rewards the execution of specific, measurable business actions to improve the Company’s distributable earnings, in alignment with the Company’s continued focus in 2025 on the enterprise strategic objective to build and maintain its capital position.

Strategic Priorities	10%

This measure incentivizes and rewards the execution of specific measurable actions that are tied to objective goals that are aligned to the Company’s long-term strategy and that overall support the achievement of the Company’s financial goals.

*	Represents weighting for CEO only. Weightings and specific goals for other NEOs vary depending on their role. See “Annual Cash Compensation for 2025 – AIP” for more information.

**	For more information on the business and strategic performance measures for the 2025 AIP, see “Annual Cash Compensation for 2025 – AIP – 2025 Performance Results and Actual Payouts.”

For the 2025 LTI program, the Compensation Committee chose the following performance measures and weightings, which are also the same as those used for the 2024 LTI program.

2025 Long-Term Incentive Program

Performance measure	Weighting	Why chosen

Operating Return on Equity (Operating ROE)	50%

This is an important measure used to value companies — especially those in the financial services industry — because it is a critical indicator of capital efficiency and correlates closely with long-term shareholder value.

Relative Total Shareholder Return (Relative TSR)	50%	This measure reflects the Company’s delivery of shareholder value over time relative to that of our peers.

Lincoln National Corporation 2026 Proxy Statement     49

Compensation Discussion & Analysis

Alignment with Shareholders
Through our annual and long-term incentive compensation programs, our share ownership guidelines and the design and governance features of our long-term equity programs, we tie the financial interests of our NEOs to those of our shareholders.
For both the annual and long-term programs, the Compensation Committee chooses performance goals that align with our enterprise strategic objectives.
Long-Term Incentives
The equity-based awards that comprise our long-term incentive compensation are the largest percentage of our NEOs’ targeted direct compensation (68% in the case of our CEO and 47% on average in the case of our other NEOs). To provide a balanced incentive program, executives receive a mix of equity-based compensation awards, which include PSAs and RSUs as discussed above.
Share Ownership Guidelines
Our share ownership guidelines formalize the Compensation Committee’s belief that our officers should maintain a material personal financial stake in the Company. The guidelines also promote a long-term perspective in managing our business by linking the long-term interests of our executives with those of our shareholders and reducing the incentive for short-term risk-taking.
Our robust share ownership guidelines provide a significant alignment of our executives with shareholders through the risks and rewards of stock ownership. The share ownership guidelines are based on multiples of base salary. If at any point an NEO does not meet the share ownership guidelines, the executive must retain 50% of the net profit shares resulting from equity-based LTI awards that are exercised or vest, as applicable, until the required ownership level is met. Net profit shares reflect the value of the number of shares remaining in respect of exercised or settled equity-based awards after payment of the Option exercise price and taxes owed at the time of exercise plus the after-tax
value of any vested RSUs or earned PSAs.
The table below shows our share ownership guidelines by officer tier:

Share Ownership Guidelines

Officer position	Value of shares that officer must hold

CEO	7 times base salary

Executive Officers (other than our CEO)	4 times base salary
Equity interests counted in determining whether share ownership guidelines have been met include:

∎	shares owned outright;

∎	amounts invested in Company stock funds offered under our employee benefit plans; and
∎	RSUs and restricted stock (if any) that remain subject to service-based restrictions.

Outstanding PSAs and Options are not counted in determining whether share ownership guidelines have been met.
As of December 31, 2025, all of the NEOs who were executive officers as of such date held equity interests in excess of their respective share ownership requirements. For additional information regarding ownership of our common stock by our NEOs and directors, see “Security Ownership of Directors, Nominees and Executive Officers.”
Insider Trading Policies and Procedures
We have adopted an Insider Trading and Confidentiality Policy governing the purchase, sale, and/or other dispositions of the Company’s securities by our directors, officers, employees and each person who represents or is registered with Lincoln, as well as by the Company itself, that we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the exchange listing standards applicable to us. A copy of our Insider Trading and Confidentiality Policy was filed as Exhibit 19.1 to our 2025 Form
10-K
and is also available on the Corporate Governance page of our website at www.LincolnFinancial.com.

50     Lincoln National Corporation 2026 Proxy Statement

Compensation Discussion & Analysis

Prohibition on Pledging and Hedging
Our Insider Trading and Confidentiality Policy includes provisions that prohibit: (i) the pledging of our securities by our executive officers and directors; and (ii) the use of derivative instruments by any director, executive officer or other employee to hedge the value of any of our securities.
Multiyear Performance and Vesting Periods
The multiyear performance criteria and vesting elements of our long-term incentive program promote the retention of our executives by putting their focus on our long-term performance, thereby aligning our executives’ interests with those of shareholders.
Prohibition on Repricing
Our equity incentive compensation plans prohibit us from reducing the exercise price of outstanding Options without shareholder approval.
Clawback Policy
In November 2023, the Compensation Committee adopted a policy intended to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 303A.14 of the NYSE Listed Company Manual, setting forth the terms pursuant to which the Company may recover from its executive officers erroneously awarded compensation (the “Clawback Policy”). The Clawback Policy requires the Company to recover from its executive officers, including its NEOs, the amount of “erroneously awarded compensation” (as defined in the policy) during the applicable covered period in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. The Clawback Policy applies to all incentive-based compensation, including both cash and equity awards, that is granted, earned or vested based wholly or in part upon the attainment of a financial reporting measure during the applicable covered period.
The Company’s right of compensation recovery under the Clawback Policy is in addition to, and not in lieu of, the other clawback and forfeiture remedies that may be available under the terms of our equity awards (including those described below), provided that there is no duplication of recovery of the same compensation.
All of the equity awards granted to our NEOs are subject to “clawback” and forfeiture provisions that allow us to rescind or, as applicable, require repayment of an executive’s award(s) under certain conditions, such as:

∎	the executive’s employment is terminated for cause; or

∎	the executive violates any applicable non-compete, non-disclosure, non-solicitation, non-disparagement or other restrictive covenants.
For example, if an executive violates any such restriction or is terminated for cause prior to or within six months after the vesting of any portion of an equity award, such as Options or a PSA, we may rescind the exercise or award or, if the shares acquired have already been sold or transferred, require the executive to return any gain realized or value received. “Cause” in this context includes, among other items, the conviction of a crime that is job-related
or that may otherwise cause harm to the reputation of LNC or any of its subsidiaries or any act or omission detrimental to the conduct of the business of LNC or any of its subsidiaries.

Lincoln National Corporation 2026 Proxy Statement     51

Compensation Discussion & Analysis

Competitive Compensation

In general, we target our executives’ total direct compensation — i.e., base salary, targeted annual incentive compensation and targeted long-term incentive compensation — within a competitive range of the compensation paid to executives in similar positions at the insurance-based financial services and investment management companies with which we compete for talent. The Compensation Committee may adjust the compensation approved as they believe is appropriate given our executives’ experience and tenure, track record in their current and prior roles, and the scope of their roles and responsibilities. Because the roles and responsibilities of our executives are unlikely to be identical to those of executives with similar titles/roles in our peer companies, we often consider multiple sources of market data for this purpose. However, market data is only one of many factors considered when setting executive compensation targets. For more information on how we set target compensation and our benchmarking processes, please see “Setting 2025 Target Compensation” below.

Setting 2025 Target Compensation

The Compensation Committee made target compensation decisions for the 2025 calendar year for the NEOs based on a detailed analysis of Company-specific and external data.

External Benchmarking and Peer Group Selection

The Compensation Committee uses a comprehensive competitive compensation analysis as a reference point in setting target direct compensation levels for our NEOs. For 2025, this analysis included a review of our competitors’ base pay, annual incentive opportunities, long-term incentive values, and total direct compensation (the sum of the elements listed here) to establish market rates for each executive officer position, followed by a comparison of our current executive compensation levels to the market median of our peers.

For each of our NEOs, market data was drawn from the stock companies included in the Willis Towers Watson 2024 Diversified Insurance Study of Executive Compensation (the “DIS Study”). We have used the DIS Study for 18 years, and if the stock (as opposed to mutual) companies included in the study are changed, we reflect those changes in our benchmarking peer group. This list also reflects the continued changes to traditional life and annuity companies resulting from mergers, acquisitions, divestitures, spin-offs and privatization across the insurance industry.

The Compensation Committee believes that these companies are the most appropriate for compensation benchmarking because, even though none has our exact business mix, each is a competitor in one or more of our core business units and each competes directly with us for talent and distribution of our products. Most of these peer companies compete with us in two or more lines of business, and the table below highlights which peers are a top-15 competitor in our core businesses. None of the companies in our peer benchmarking group is solely a property and casualty company, which the Compensation Committee believes is appropriate given that such companies have significantly different business and risk profiles than traditional life and annuity companies and do not compete with us directly for business or talent. The Compensation Committee believes that trying to manufacture a compensation peer group based on factors such as market capitalization, which is variable and can be volatile, or GICS code groupings would lead to the inclusion in the peer group of companies that are solely property and casualty insurers as well as other companies that do not compete with us in our space.

The Compensation Committee has generally determined not to exercise discretion to remove or add peers to the compensation benchmarking group derived from the DIS Study to keep a consistent peer group year over year. However, because some of these companies have either higher or lower market capitalization, assets or revenue than we do, the data is size-adjusted, where possible, to develop comparable market rates for a hypothetical organization of similar size and type to our own. In addition, the Compensation Committee will remove a company from the benchmarking group if the company’s business mix changes such that it is no longer an appropriate peer.

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Compensation Peer Group for Benchmarking
2024 DIS Study Participant	Competitor for our core business units	Lists LNC as a peer	Top-15 competitor in our core business units[1]				Competitor for distribution and talent
			Annuities	Life Insurance	Group Protection	Retirement Plan Services

Aflac	•	•					•

Allianz Life Insurance	•		•				•

Brighthouse Financial	•	•	•				•

CNO Financial	•	•					•

Corebridge Financial	•	•	•				•

Equitable Holdings	•	•	•	•			•

Genworth Financial	•	•					•

Globe Life	•	•					•

Jackson Financial	•	•	•				•

John Hancock	•					•	•

MetLife	•				•		•

Principal Financial	•	•			•	•	•

Protective Life Insurance	•			•			•

Prudential Financial	•	•	•	•	•		•

Sun Life Financial	•	•			•		•

Transamerica	•			•		•	•

Unum Group	•	•			•		•

Voya Financial	•	•				•	•

[1]

Source for top-15 competitor data: (a) Annuities: 2025 ACLI Fact Book, based on individual annuity reserves as of 2024; (b) Life Insurance: 2025 ACLI Fact Book, based on individual life insurance in-force as of 2024; (c) Group Protection: 2025 ACLI Fact Book, based on group life insurance in-force as of 2024; and (d) Retirement Plan Services: Pensions and Investments, 2024 U.S. Defined Contribution Record-Keeper Data Report and Analysis, based on total assets (recordkeeper assets under administration) as of 2024. Note that several of the top 15 competitors are mutual companies, which are not included in our benchmarking group.

The market data described above was used as a primary reference for most roles. The Compensation Committee seeks to target total direct compensation within a competitive range of the market data being used. If the roles and responsibilities of our executives are unlikely to be substantially comparable to those of executives with similar titles/roles in our peer companies, we consider multiple sources of market data for this purpose. However, market data is only one of many factors considered when setting executive compensation targets. The Compensation Committee may target compensation above or below the median of the range. Factors considered when setting executive compensation include:

∎	experience and tenure in the role;

∎	organizational considerations; for example, because an executive’s role is considered especially critical to our overall business strategy or to our succession planning;

∎	uniqueness of an individual’s role as compared to similar roles at peer companies;

∎	an increase in the scope of an executive’s responsibilities;
∎	internal pay equity considerations;

∎	the need to gain specific expertise to build a new business/function or improve an existing one; or

∎	the need to recruit or retain highly qualified executives who we believe have skills or experience that will further our corporate strategy.

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Compensation Discussion & Analysis

Tally Sheets

When making compensation decisions, the Compensation Committee considers:

∎

the recommendations of our CEO, the recommendations of our Chief People, Communications and Enterprise Services Officer (“CPO”), and the opinion of the Compensation Committee’s independent compensation consultant (our CEO and CPO do not make recommendations with respect to their own compensation);

∎	the available market data; and

∎	reports called “tally sheets” illustrating the elements of targeted and realized total direct compensation, as well as other elements of an executive’s total overall compensation, including:

– base salary; – annual and long-term incentive awards	– contributions to 401(k) and deferred compensation plans; and – perquisites

The tally sheets enable the Compensation Committee to analyze the value of total target compensation, as well as the value of compensation actually realized compared with the value of compensation opportunities the Compensation Committee originally established.

The Compensation Committee also uses the tally sheets to assess whether our executive compensation program is consistent with our compensation philosophy and desired positioning relative to the market data. However, tally sheets are just one point of information the Compensation Committee uses to determine NEO compensation. The Compensation Committee performs a similar analysis to establish the total targeted direct compensation for our CEO.

Total Targeted 2025 Direct Compensation

The table below shows the total targeted direct compensation set by the Compensation Committee for our NEOs for 2025:

2025 Total Targeted Direct Compensation for Our NEOs
Executive Officer	Base salary	Annual incentive award at target	Long-term incentive award at target	Total targeted annual compensation

Ellen G. Cooper	$1,320,000	$3,630,000	$10,550,000	$15,500,000

Christopher Neczypor	$ 950,000	$2,000,000	$3,050,000	$ 6,000,000

Brian Kroll	$ 850,000	$1,550,000	$1,650,000	$ 4,050,000

James Reid	$ 950,000	$2,000,000	$2,900,000	$ 5,850,000

Sean N. Woodroffe	$ 875,000	$1,418,000	$1,600,000	$ 3,893,000

When setting the total targeted direct compensation for each of the NEOs in February 2025, the Compensation Committee approved increases to the total targeted direct compensation for Ms. Cooper and Messrs. Neczypor and Reid for 2025 and maintained the target total direct compensation for Messrs. Kroll and Woodroffe at their 2024 levels.

As discussed above, the Compensation Committee considers a number of factors when setting an executive’s compensation, including the executive’s role in implementing strategies, achieving key strategic priorities and driving performance and the need to retain the executive to further the Company’s corporate strategy. Accordingly, Ms. Cooper’s increase in total targeted direct compensation for 2025 was to recognize Ms. Cooper’s individual performance and significant contributions toward advancing the Company’s strategic priorities during 2024, including:

∎	The sale of Lincoln’s wealth management business to Osaic, generating approximately $650 million in net statutory capital benefit;

∎	The establishment of our Bermuda-based affiliated reinsurance company, LPINE, to further support our financial objectives and increase our free cash flow over time;

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Compensation Discussion & Analysis

∎

Significant improvements in earnings for the full year 2024, driven in part by the Group Protection business, which delivered record full-year earnings and sales in 2024 and grew its margin to 8.3% by the end of 2024; and

∎	Rebuilding the Company’s RBC ratio to over 420% by the end of 2024.

Mr. Neczypor’s increase in total targeted direct compensation reflected his high level of performance in implementing strategies and executing against the Company’s 2024 strategic objective to protect and rebuild capital and was intended to retain and incentivize him to continue to advance the Company’s strategic objectives in 2025. For example, his organization was instrumental in the establishment of LPINE and the execution of the Company’s first affiliate reinsurance transactions with LPINE, a significant milestone in our strategy to grow profitably, and in facilitating the sale of the wealth management business, the capital benefit from which was a contributor to the significant increase in the RBC ratio in 2024.

Mr. Reid’s increase was to recognize his high level of performance in executing on the Company’s strategy to transform the Group Protection business, as demonstrated by the significant improvements in that business’s earnings and margin in 2024. These improvements were attributable in large part to disciplined pricing and strong operational execution by Mr. Reid’s organization, and the Compensation Committee’s 2025 compensation decision reflected the need to retain Mr. Reid’s leadership to further the Group Protection strategy in 2025.

Annual Cash Compensation for 2025

During 2025, annual cash compensation was made up of base salary and a short-term incentive award under the AIP.

Base Salary

Base salaries are reviewed annually for market competitiveness and upon promotion or following a change in job responsibilities and are based on market data, internal pay equity and performance. In February 2025, the Compensation Committee set the base salary levels for 2025, approving merit increases for each of Ms. Cooper and Messrs. Neczypor and Reid. The base salaries for our NEOs for 2025 are set forth in the Target Total Direct Compensation table above.

When setting base salaries, the Compensation Committee begins with the prior year base and then considers the enterprise-wide merit increase budget, the benchmarking data and compensation analysis discussed above as well as the individual performance of each NEO and the progress against the Company’s strategic and operational initiatives. The 2025 base salary increases for Ms. Cooper and Messrs. Neczypor and Reid reflected merit increases for their exceptional performance in furthering the Company’s strategic objectives in 2024 as discussed above under “Total Targeted 2025 Direct Compensation.”

AIP

The table below shows the dollar amount of the threshold, target and maximum payout opportunities for the 2025 AIP established by the Compensation Committee for each of our NEOs; the threshold, target and maximum opportunities are calculated as a percentage of each NEO’s 2025 base salary. Payouts under the 2025 AIP are capped at the maximum amount. The threshold opportunity would be payable only in the case where the threshold goal is met for the performance measure with the lowest percentage payout amount.

Estimated Payout Opportunities under the 2025 AIP

Executive Officer	Threshold	Target	Maximum

Ellen G. Cooper	$18,150	$3,630,000	$7,260,000

Christopher Neczypor	$10,000	$2,000,000	$4,000,000

Brian Kroll	$23,250	$1,550,000	$3,100,000

James Reid	$37,500	$2,000,000	$4,000,000

Sean N. Woodroffe	$7,090	$1,418,000	$2,836,000

2025 Performance Measures and Goals

In the first quarter of 2025, the Compensation Committee engaged in its annual review of the AIP, considering and selecting the performance measures and setting the goals and weightings for the 2025 AIP. In doing so, the

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Compensation Discussion & Analysis

Compensation Committee set goals that they believed supported the Company’s key objectives when determining financial, business and strategic performance targets: to align incentives with our annual financial plan and enterprise strategic objectives, establish challenging yet achievable incentive targets for our executives and set goals that are consistent with our assessment of opportunities and risks for the upcoming year.

The Compensation Committee’s decision to increase the target AIP percentages for Messrs. Neczypor and Reid was to recognize each executive officer’s significant contributions during 2024 and to retain them and further incentivize performance in 2025. For additional detail, see “Total Targeted 2025 Direct Compensation” above.

Performance Measures. The Compensation Committee engaged in a robust discussion regarding the appropriate performance measures for the 2025 AIP, selecting the five performance measures listed below because they focus on our overall corporate strategy of continuing to grow our business profitably while achieving the Company’s other enterprise strategic objectives relating to building and maintaining capital and optimizing our operating model through, among other things, expense management.

∎	Income from Operations per Share

∎	Business Unit Sales and Capital Usage

∎	Management of Controllable Costs

∎	Actions to Improve Distributable Earnings

∎	Strategic Priorities

To learn more about why these measures were selected, see “Our Executive Compensation Program Pay-for-Performance Philosophy” above. The threshold, target and maximum goals associated with each measure are established annually so that they remain rigorous and in line with our financial plan and business and strategic objectives.

Income from Operations is defined as net income in accordance with GAAP but excluding the after-tax effects of the items detailed in Exhibit 2 on page E-6. This is one of the financial measures that management uses to assess our results. Management believes that excluding these items from net income better reflects the underlying trends in our businesses because the excluded items are unpredictable and not necessarily indicative of current operating fundamentals or future performance of the business segments. In addition, in most instances, decisions regarding these items do not necessarily relate to the operations of the individual segments. For purposes of the AIP Income from Operations measure, certain defined exclusions are also made (as listed in Items A through I on pages E-6 and E-7 in Exhibit 2). (To calculate Income from Operations per Share, the value of Income from Operations (as defined in Exhibit 2) was divided by the average diluted shares.)

For our CEO and other corporate functions, performance is measured at the corporate level, while our business unit heads are assessed on both corporate and business unit performance. To reflect the different roles and responsibilities of our NEOs, the Compensation Committee also weighs the performance measures differently for each NEO, as shown in the tables on the following pages.

Performance Goals. In setting the goals for each of the performance measures, management and the Compensation Committee intended the target levels to be challenging yet achievable and the maximum levels to present a significant challenge, therefore requiring exceptionally strong performance to achieve these goals. The target goal for corporate Income from Operations per Share was set after consideration of a number of factors, including a review of our internal financial plan. The target goals for Business Unit Sales and Capital Usage, at both the corporate and business-unit levels, and for the other business-unit-specific measures were based on our internal financial plan, emphasizing our corporate strategy to grow the business while also building and maintaining capital. The target goals for Management of Controllable Costs were based upon controllable costs as budgeted in our annual financial plan. The actions identified for the Actions to Improve Distributable Earnings and Strategic Priorities goals were specific and measurable and aligned with the Company’s enterprise strategic objectives, as described above. We believe that our methodology for determining performance targets for the AIP supports the following key objectives:

∎	aligning incentives with our annual financial plan and enterprise strategic objectives that drive shareholder value;

∎	establishing challenging yet achievable incentives for our executives at target; and

∎	setting targets that are consistent with our assessment of opportunities and risks for the upcoming year.

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Compensation Discussion & Analysis

In establishing the financial performance goals for the 2025 AIP, the Compensation Committee took into account the sales environment across the business units over the previous year and the expectations for growth, as well as the internal financial plan and Company objectives related to building and maintaining capital. The 2025 goals at target for Income from Operations per Share and Business Unit Sales for Annuities and Retirement Plan Services were set above the 2024 performance goal actual results. The 2025 sales goals at target for Life Insurance and Group Protection were set below the 2024 actual results given the lower level of sales forecasted for each business in the 2025 financial plan, which reflected each business’s continued strategy to shift business sales to a more capital-efficient mix with better returns, prioritizing profitability over top-line growth. Across all four businesses, the sales plan reflected the strategy to manage to the level of new business capital that was targeted in the financial plan.

2025 Performance Results and Actual Payouts

In the first quarter of 2026, the Compensation Committee certified the performance results for the 2025 AIP. As shown in the tables below, these results yielded a payout that was above target for all of our NEOs. The Compensation Committee considered the performance achieved and payouts earned by our NEOs to be reflective of strong execution during the year against the Company’s objectives related to building and maintaining a strong capital foundation, optimizing our operating model and delivering profitable growth.

The following tables show the goals and performance results for the 2025 AIP performance measures, as certified by the Compensation Committee. The specific goals applicable for each NEO, the respective goal weights and calculation of actual AIP payouts are presented further below.

Financial Performance Measure Results

	Corporate Financial Measures (75%1)
	Income from operations per share	Business unit sales and capital usage[2]								Enterprise controllable costs
		Life Insurance		Annuities		Group Protection		Retirement Plan Services
		Sales	Capital	Sales	Capital	Sales	Capital	Sales	Capital

Goals

Threshold	$7.45	$380M	N/A	$10,800M	N/A	$600M	N/A	$12,251M	N/A	105%

Target	$8.19	$475M	100%	$13,500M	100%	$750M	100%	$15,314M	100%	100%

Maximum	$9.17	$570M	N/A	$16,200M	N/A	$900M	N/A	$18,377M	N/A	95%

Results

Certified Performance	$8.72	$657M	115.4%	$15,091M	148.4%	$856M	109.9%	$16,656M	120.7%	99.4%

		200.0%		158.9%		170.7%		143.8%

Payout as Percentage of Target	154.1%	200.0%		158.9%		170.7%		143.8%		110.2%

[1]	Represents total weighting of corporate financial measure goals for CEO. See table further below under “Calculation of NEO AIP Payouts” for individual goal weightings for each NEO.

[2]

With respect to the Business Unit Sales and Capital Usage metric, there is no threshold or maximum value set for capital usage. The capital usage certified performance may act as a modifier when applied to the business unit sales certified performance to determine the total payout as a percentage of target. Maximum total payout for the Business Unit Sales and Capital Usage metric is capped at 200% and threshold performance for payout under the metric is set at 80%. For the 2025 AIP, capital usage performance was not applied to modify the outcome of the achievement of any of the business unit sales goals.

In calculating Income from Operations in accordance with the terms of the 2025 AIP, certain defined exclusions were made (as listed in Items A through I on pages E-6 and E-7 in Exhibit 2). As a result, Income from Operations per Share as calculated under the 2025 AIP was $8.72, resulting in a 154.1% payout for this goal. The Compensation Committee can, at its discretion, reduce award payouts by including, rather than excluding, certain of the defined exclusions if it determines that one or more of those factors were relevant to individual performance. The Compensation Committee may also make other discretionary adjustments to the calculation of the financial performance measure results, if the Committee believes the adjustment is appropriate and reasonable in light of the specific circumstances in a given year. In certifying the results for the 2025 AIP awards, the Compensation Committee did not exercise upward discretion for any of our NEOs and maintained the formulaic results.

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Compensation Discussion & Analysis

	Additional Business Unit Financial Measures for Non-CEO NEOs
	Finance	Retail Solutions			Workplace Solutions			People, Comms & Corp Svcs (“PCC”)
	Controllable costs	Life Insurance Income from ops	Annuities Income from ops	Controllable costs	GP Income from ops	RPS Income from ops	Controllable costs	Controllable costs

Goals

Threshold	105%	$76M	$1,030M	105%	$370M	$145M	105%	110%

Target	100%	$114M	$1,171M	100%	$420M	$165M	100%	100%

Maximum	95%	$164M	$1,358M	95%	$487M	$191M	95%	90%

Results

Certified Performance	99.8%	$146M	$1,206M	95.8%	$493M	$163M	101.7%	98.5%

Payout as Percentage of Target	104.2%	164.0%	118.7%	184.2%	200.0%	92.5%	75.0%	115.0%

Business and Strategic Performance Measure Results

Actions to Improve Distributable Earnings (15%)
Certified Performance	175.0%

Payout as Percentage of Target	175.0%

The Actions to Improve Distributable Earnings (“DE Actions”) goal approved by the Compensation Committee for the 2025 AIP was intended to incentivize management to take specific actions that would increase distributable earnings, or statutory free cash flow, in alignment with the enterprise strategic objective to continue to strengthen the balance sheet in 2025. As part of the process established by the Compensation Committee for this measure in the first quarter of 2025, each management action to increase distributable earnings was reviewed by the CFO as meeting the criteria established by the Committee for inclusion in the DE Actions goal based on its impact to increase the Company’s distributable earnings and RBC ratio. The actions within the measure included those previously identified in the Company’s 2025 financial plan as potential levers to increase distributable earnings as well as additional actions that were executed upon and had a quantifiable impact on distributable earnings. A number of these actions were identified at the outset as being challenging goals to achieve.

In certifying the performance of the DE Actions goal, the Compensation Committee considered the achievement during 2025 of the foregoing actions that resulted in improving the Company’s distributable earnings, or statutory free cash flow, and the Company’s RBC ratio, including:

∎	Entry into the strategic partnership with Bain Capital, which provided $825 million of growth capital to deploy towards our strategic priorities;

∎	Execution on both in-force and new business transactions with our Bermuda-based affiliated reinsurance company;

∎	Consolidation of several Life Insurance captive entities, reducing reserve financing costs and supporting improved free cash flow within that business; and

∎	Other key management actions that positively impacted RBC and free cash flow in the year.

The DE Actions identified above resulted in an improvement to distributable earnings and enabled the Company to continue to build and maintain its RBC ratio in excess of our target RBC buffer of 420%. During 2025, the RBC ratio increased from 433% to 460%, inclusive of the remaining proceeds from the Bain Capital transaction earmarked for future deployment. Based on its review of the actions and the resulting significant increase in distributable earnings and the RBC ratio, the Compensation Committee determined that this goal had been achieved at 175% of target.

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Compensation Discussion & Analysis

Strategic Priorities (10%)
Certified Performance	100.0%

Payout as Percentage of Target	100.0%

The Strategic Priorities goal approved by the Compensation Committee for the 2025 AIP was intended to incentivize and reward the execution of specific measurable actions that are tied to objective goals that are aligned to the Company’s long-term strategy and that overall support the achievement of the Company’s financial goals. The goals were designed to incentivize management to achieve various strategic business objectives aligned to the Company’s strategic pillars and included initiatives focused on:

∎	Strengthening business continuity and operational resilience across critical operations;

∎	Enhancing operational efficiency, infrastructure, and financial discipline;

∎	Modernizing Workplace Solutions technology capabilities to support scalable, future-ready operations;

∎	Strengthening enterprise risk management, governance and execution;

∎	Strengthening talent development, career progression and organizational capability;

∎	Enhancing employee engagement and reinforcing the Company’s strong, values-driven culture; and

∎	Strengthening the customer and client experience and brand-led franchise value.

In certifying the performance of the Strategic Priorities goal, the Compensation Committee considered the strategic priorities against the achievement of specific measurable deliverables identified for each goal, which were established at the time the AIP measures were approved in the first quarter of 2025. Based on a review of the actions completed with respect to each strategic priority during 2025, the Compensation Committee determined that the progress toward achieving each strategic priority was on plan and, therefore, that the Strategic Priorities goal had been achieved at target, or 100%.

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Compensation Discussion & Analysis

Calculation of NEO AIP Payouts

As set forth in the tables above, based on the performance measure results certified by the Compensation Committee, a payout percentage is determined for each goal. These payout percentages are then multiplied by the respective goal weightings for each NEO, as applicable, to determine the weighted payout for each goal. The sum of the weighted payouts equals the NEO’s payout percentage. The tables below show the goal weightings and weighted payouts for each NEO, as well as the resulting performance-based payouts approved by the Compensation Committee under the 2025 AIP for each of our NEOs and how these payouts compared with each NEO’s target payout opportunity under the program.

		Cooper		Neczypor		Woodroffe

Performance Measure	Payout on measure	Weighting	Weighted payout	Weighting	Weighted payout	Weighting	Weighted payout

Income from Operations per Share	154.1%	45%	69.3%	45%	69.3%	45%	69.3%

Business Unit Sales and Capital Usage

Life Insurance	200.0%	3.5%	7.0%	3.5%	7.0%	3.5%	7.0%

Annuities	158.9%	5.5%	8.7%	5.5%	8.7%	5.5%	8.7%

Group Protection	170.7%	4.0%	6.8%	4.0%	6.8%	4.0%	6.8%

Retirement Plan Services	143.8%	2.0%	2.9%	2.0%	2.9%	2.0%	2.9%

DE Actions	175.0%	15%	26.3%	15%	26.3%	15%	26.3%

Strategic Priorities	100.0%	10%	10.0%	10%	10.0%	10%	10.0%

Enterprise controllable costs	110.2%	15%	16.5%	7.5%	8.3%

Finance controllable costs	104.2%			7.5%	7.8%

PCC controllable costs	115.0%					15%	17.3%

Payout percentage (sum of weighted payouts)*			147.6%		147.1%		148.3%

Target AIP opportunity			$3,630,000		$2,000,000		$1,418,000

Actual AIP payout amount			$5,357,880		$2,942,000		$2,102,894

*	Sums may not total exactly due to rounding.

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Compensation Discussion & Analysis

		Kroll		Reid

Performance measure	Payout on measure	Weighting	Weighted payout	Weighting	Weighted payout

Income from Operations per Share	154.1%	30%	46.2%	30%	46.2%

Business Unit Sales and Capital Usage

Life Insurance	200.0%	6%	12.0%

Annuities	158.9%	9%	14.3%

Group Protection	170.7%			7.5%	12.8%

Retirement Plan Services	143.8%			7.5%	10.8%

GP Income from operations	200.0%			7.5%	15.0%

RPS Income from operations	92.5%			7.5%	6.9%

Life Insurance Income from operations	164.0%	7.5%	12.3%

Annuities Income from operations	118.7%	7.5%	8.9%

DE Actions	175.0%	15%	26.3%	15%	26.3%

Strategic Priorities	100.0%	10%	10.0%	10%	10.0%

Workplace Solutions controllable costs	75.0%			15%	11.3%

Retail Solutions controllable costs	184.2%	15%	27.6%

Payout percentage (sum of weighted payouts)*			157.6%		139.2%

Target AIP opportunity			$1,550,000		$2,000,000

Actual AIP payout amount			$2,442,800		$2,784,000

*	Sums may not total exactly due to rounding.

Long-Term Compensation Awarded or Vested in 2025

Long-term compensation under the 2025 LTI program for our NEOs includes two equity elements:

∎

PSAs, which vest, if at all, depending on the outcome of pre-established relative TSR and absolute financial performance measures over a three-year performance period. Consistent with our fundamental pay-for-performance philosophy, these awards are linked to metrics that measure the creation of long-term shareholder value with above-target compensation paid out only when performance has exceeded the target level. Payout of the PSAs is capped at 212.5% of target; and

∎	RSUs, which cliff-vest in three years.

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Compensation Discussion & Analysis

2025 LTI Award Mix

Our targeted long-term incentive mix for 2025 — i.e., the percentage of the total 2025 LTI award delivered through each equity element — for our CEO and our other NEOs for 2025 is shown below.

The PSAs and RSUs will be paid in shares of our common stock if the applicable vesting requirements and, in the case of PSAs, performance targets are met. Long-term equity-based awards such as these encourage our NEOs to act as owners, thus aligning their interests with those of shareholders. The value of the RSU awards to our NEOs depends on the positive financial performance of our Company over time, as expressed through the multi-year increase in our share value. The PSA and RSU awards also earn dividends that are only paid out upon the award vesting. These equity awards are subject to the clawback provisions in our equity award agreements and, as applicable, in our Clawback Policy. In addition, the shares of common stock paid out upon the vesting of PSA and RSU awards are subject to share ownership guidelines. See “Our Executive Compensation Program Pay-for-Performance Philosophy” above for a discussion of the clawback provisions and share ownership guidelines.

Performance Metrics Applicable to 2025-2027 Performance Share Awards

In the first quarter of 2025, the Compensation Committee determined the goals and metrics for awards for the 2025-2027 performance cycle, which performance cycle began on January 1, 2025, and ends on December 31, 2027. Those determinations included the following:

∎	the threshold, target, and maximum PSA amounts payable to the NEOs;

∎	the relevant performance measures (Operating ROE and Relative TSR);

∎	the peer group used to assess Relative TSR performance;
∎	the relative weighting of each performance measure; and

∎	the goals for threshold, target and maximum payouts for each performance measure.

The performance measures selected by the Compensation Committee for the 2025-2027 performance cycle were Operating ROE and Relative TSR. Operating ROE and Relative TSR are weighted equally. The payout range for the Operating ROE metric was set at between 25% and 225% and payout range for the Relative TSR metric was set at between 20% and 200%, resulting in a total potential maximum payout under the 2025 LTI program of 212.5%. For any portion of the PSAs to ultimately vest, the minimum achievement level for at least one of these two performance measures must be attained. In other words, if performance on both measures falls below the threshold, there is no payout.

The Compensation Committee selected Relative TSR and Operating ROE as the two principal performance measures for the PSAs after taking into consideration our financial peer group performance, market data and our financial plan. The Compensation Committee chose to apply a 50/50 weighting to the two PSA performance measures based on the Committee’s and management’s belief that, over the long-term, Operating ROE is a key input to shareholder value and Relative TSR represents the actual value delivered to shareholders. The specific goals for threshold, target and maximum payouts for the Operating ROE performance measure were set for compensation purposes only and do not constitute, and should not be viewed as, management’s projection of future results. The maximum goals for each measure were intended to present a challenge for management and create appropriate incentives for our executives to create financial growth and long-term shareholder value.

62     Lincoln National Corporation 2026 Proxy Statement

Compensation Discussion & Analysis

Operating ROE for the 2025-2027 performance period is an absolute measure that represents the average of the three one-year Operating ROE results for each year in the performance period. Operating ROE is defined as Income from Operations (as defined above with respect to the 2025 AIP, including the defined exclusions) divided by average shareholders’ equity for the year. Shareholders’ equity excludes accumulated other comprehensive income (“AOCI”) or other similar items and certain other defined exclusions as set forth in the definition of Operating ROE for the 2025-2027 performance period on page E-7 in Exhibit 2.

Relative TSR for the 2025-2027 performance period is a relative measure based on Lincoln’s point-to-point TSR for the performance period ranked against the TSR results for the peer group shown below. As shown in the table further below, above-median performance is required to achieve target payout under this measure. In addition, if the Company’s TSR for the performance period is negative, the payout under this measure is capped at 100%. The Compensation Committee believes that, unlike the compensation peer group, the TSR performance peer group should be limited to companies that publish financial results against which our results are compared by the investment community and that offer competing insurance and financial products. Accordingly, the TSR performance peer group is reviewed on an annual basis and updated, as necessary. There were no changes made to the TSR performance peer group for 2025.

2025 - 2027 Relative TSR Performance Peer Group
∎	Brighthouse Financial	∎	MetLife
∎	Corebridge Financial	∎	Principal Financial
∎	Equitable Holdings	∎	Prudential Financial
∎	Globe Life	∎	Unum Group
∎	Jackson Financial	∎	Voya Financial

Performance award measures, weightings, and goals for the 2025-2027 performance award cycle

Operating Return on Equity (ROE)

Relative weight: 50%

Why Chosen: A key measure of our financial health that management uses to evaluate our business and that is also used by investors to value companies in the financial services industry. It provides a meaningful measure of performance that is closely tied to long-term shareholder value.

			Relative TSR Relative weight: 50% Why Chosen: Assesses the Company’s delivery of shareholder value over time relative to that of our peers.
Goal for Threshold payout	Goal for Target payout	Goal for Maximum payout	Goal for Threshold payout	Goal for Target payout	Goal for Maximum payout

9.52%	11.90%	13.33%	Ranking: 20th percentile	Ranking: 55th percentile	Ranking: 80th percentile
Payout range: 25%—225%			Payout range: 20%—200% (capped at 100% if TSR is negative)

The maximum payout for each measure occurs when performance is superior and it is capped at 225% of target under the Operating ROE measure and at 200% under the Relative TSR measure (or 100% in the event Company TSR is negative for the period). The minimum payout, 25% of target for the Operating ROE measure and 20% of target for the Relative TSR measure, results when the performance threshold is met. For example, the minimum payout for each of the performance measures is calculated as follows: threshold performance level (25% or 20%, as applicable) multiplied by the relative weighting of the performance measure (50%) multiplied by the target payout opportunity.

Lincoln National Corporation 2026 Proxy Statement     63

Compensation Discussion & Analysis

If earned, the 2025-2027 PSAs will be paid out in shares of our common stock. The following table shows the number of shares that our NEOs have the potential to earn at different performance levels.

Estimated Share Payout Opportunities under the 2025-2027 Performance Award Cycle[1]

Executive Officer	Threshold[2] (#)	Target (#)	Maximum (#)

Ellen G. Cooper	16,202	162,017	344,286

Christopher Neczypor	3,903	39,033	82,945

Brian Kroll	2,112	21,116	44,872

James Reid	3,711	37,113	78,865

Sean N. Woodroffe	2,048	20,477	43,514

[1]	Amounts do not include dividend equivalent units accrued.
[2]	Threshold payout assumes minimum threshold achievement of only the Relative TSR measure.

2025 CEO Performance-Oriented Equity Award

See the Executive Summary of this CD&A for a description and discussion of the performance-oriented equity award granted to our CEO in 2025.

2023-2025 LTI Program

The Compensation Committee established the performance-based 2023 LTI program at its February 2023 meeting, with performance metrics that measure the creation of long-term shareholder value. The Compensation Committee approved all the equity awards granted under the 2023 LTI program, including grants of PSAs, RSUs and Options. The last day of the performance cycle for the PSAs awarded under the 2023-2025 LTI program was December 31, 2025.

In line with the practices of many of our peers and based on the Compensation Committee’s assessment of an appropriate risk/reward balance, we ceased granting Options to our executive officers beginning in 2024.

RSUs and Options

The LTI program RSUs awarded in 2023 cliff-vested three years from the date of grant. The LTI program Options awarded in 2023 vested ratably over a three-year period, with one-third vesting on each of the first three anniversaries of the grant date. See “Executive Compensation Tables – Outstanding Equity Awards at Fiscal Year-End” for details regarding the vest dates of the 2023 LTI program RSUs and Options granted to each NEO other than Mr. Kroll, who was not employed by the Company in 2023.

2023-2025 Performance Share Awards

In February 2023, the Compensation Committee determined the goals and metrics of the awards for the 2023-2025 performance cycle, which began on January 1, 2023, and ended on December 31, 2025. Those determinations included the following:

∎	the threshold, target and maximum PSA amounts payable to the NEOs;

∎	the relevant performance measures (Operating ROE and Relative TSR);

∎	the peer group used to assess Relative TSR performance;
∎	the relative weighting of each performance measure; and

∎	the goals for threshold, target and maximum payouts for each performance measure.

As disclosed by the Company previously in its 2025 proxy statement, in February 2025, the Compensation Committee removed the inclusion modifier goal from the 2023 LTI program, leaving Relative TSR and Operating ROE as the two principal performance measures under the program. The payouts for the 2023 LTI program Operating ROE and Relative TSR measures could have each ranged from 0% to 200% of target (or 100% for the Relative TSR measure in the event Company TSR is negative for the period), with a threshold payout for the Operating ROE performance

64     Lincoln National Corporation 2026 Proxy Statement

Compensation Discussion & Analysis

measure equal to 25% of target and a threshold payout for the Relative TSR performance measure equal to 50% of target. For the PSAs to be payable, the threshold or minimum achievement level for at least one of the performance measures must have been attained. A minimum payout amount would be calculated as follows: threshold performance level (25% or 50%, as applicable) multiplied by the relative weighting of the performance measure (50%) multiplied by the target payout opportunity. Accordingly, the maximum potential PSA payout under the 2023 LTI program was 200% and the minimum potential payout was 12.5% of the target award, assuming the threshold achievement level had been met for only the Operating ROE metric.

The following table shows the number of shares that each NEO (other than Mr. Kroll, who was not employed by the Company in 2023) had the potential to earn under the 2023-2025 LTI performance cycle at the target, threshold and maximum performance levels:

Estimated Share Payout Opportunities under the 2023-2025 Performance Award Cycle as of Grant Date[1]

Executive Officer	Threshold (#)[2]	Target (#)	Maximum (#)[2]

Ellen G. Cooper	16,445	131,558	263,116

Christopher Neczypor	4,287	34,296	68,592

James Reid	3,719	29,753	59,506

Sean N. Woodroffe	4,733	37,861	75,722

[1]	Amounts do not include dividend equivalent units.
[2]

Before the removal of the modifier in February 2025, the original maximum payout under the 2023 LTI program was 232% of the target PSA award and the original minimum payout was 10.5% of the target award, assuming the threshold achievement level had been met for only the Operating ROE metric.

In February 2026, the Compensation Committee reviewed the reports and analysis that management provided regarding our performance during the 2023-2025 performance cycle and determined the results for each performance measure, as shown in the graphic that follows. Based on the performance by the Company in each of the key metrics over the performance period, which was above the target performance level for both the Operating ROE measure and the Relative TSR measure, the total performance certified by the Compensation Committee for the performance cycle was 120.5%. As a result, the Compensation Committee approved a payout of the 2023-2025 performance share awards at 120.5% of target.

Performance goals, actual results and payout percentages for 2023-2025 performance award cycle

Operating Return on Equity (ROE)			Relative TSR
Relative weight: 50%			Relative weight: 50%
Goal for Threshold payout	Goal for Target payout	Goal for Maximum payout	Goal for Threshold payout	Goal for Target payout	Goal for Maximum payout

9.44%	11.10%	12.77%	Ranking: 25th percentile	Ranking: 55th percentile	Ranking: 80th percentile
Payout range: 25%—200%			Payout range: 50%—200% (capped at 100% if TSR is negative)

Actual results	Payout as percentage of target		Actual results	Payout as percentage of target

11.45%	121%		60th percentile (TSR of 43.31%)	120%

Lincoln National Corporation 2026 Proxy Statement     65

Compensation Discussion & Analysis

Operating ROE for the 2023-2025 LTI performance period was an absolute measure expressed as an average ROE calculation at the end of each year during the three-year performance cycle using the definition of ROE set forth in Exhibit 2 on page E-9. In calculating Operating ROE for the 2023-2025 LTI performance period, certain defined exclusions were made (as listed in Items A through I on page E-9 in Exhibit 2) in accordance with the terms of the plan. As a result, as of December 31, 2025, Operating ROE as calculated in accordance with the plan formula was 11.45%.

Relative TSR for the 2023-2025 LTI was based on our TSR results for the performance period ranked against the TSR results for the peer group shown below. The Company’s TSR for the performance period was 43.31%, as calculated in accordance with the LTI program, which ranked at the 60th percentile, or fifth, among the peers listed in the following table. Long-term shareholder returns are a key area of focus for management and the Board, with the enterprise strategic objectives keenly focused on performance metrics that are important to increasing shareholder returns.

2023-2025 Relative TSR Peer Group
∎	Brighthouse Financial	∎	MetLife
∎	Corebridge Financial	∎	Principal Financial
∎	Equitable Holdings	∎	Prudential Financial
∎	Globe Life	∎	Unum Group
∎	Jackson Financial	∎	Voya Financial

For a discussion of our TSR peer group selection process, see “Performance Metrics Applicable to 2025-2027 Performance Share Awards” above.

TSR for the LTI is defined as the change in the price of a share of common stock plus dividends paid, over the relevant performance period, divided by the price of a share of common stock at the beginning of the performance period for us and for each of our peers. We used an average of the prices of the common stock as reported on the NYSE consolidated transactions tape for the 30 trading days preceding the beginning and end dates of the 2023-2025 performance period to determine the beginning and ending share prices for the performance period to eliminate the effects of any short-term volatility on the stock price.

The table below shows the resulting PSA payouts for the NEOs eligible for such payout (i.e., all NEOs other than Mr. Kroll, who was not employed by the Company in 2023):

Actual Payouts under 2023-2025 Performance Share Awards
Executive Officer	Target (# of shares)	Payout percentage of target	Payout (# of shares)[1]

Ellen G. Cooper	131,558	120.5%	158,527

Christopher Neczypor	34,296	120.5%	41,326

James Reid	29,753	120.5%	35,852

Sean N. Woodroffe	37,861	120.5%	45,622

[1]

Amounts do not include dividend equivalent units accrued and paid out in shares of common stock on the vesting date. Such dividend equivalent unit amounts were as follows: Ms. Cooper, 30,768 shares; Mr. Neczypor, 7,599 shares; Mr. Reid, 6,958 shares; and Mr. Woodroffe, 7,746 shares.

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Compensation Discussion & Analysis

Participation in Executive Compensation Decisions

Role of the Compensation Committee

The Compensation Committee has primary authority for determining the compensation of our executive officers, including our NEOs. Specifically, it:

∎	establishes the compensation peer group;

∎	approves the individual pay components and aggregate compensation amounts for our executives;

∎	determines the form(s) in which compensation will be paid — i.e., cash or equity — and the equity vehicles to be used, including, for example, PSAs or RSUs;

∎	establishes the target award levels and performance measures for the various short- and long-term compensation programs; and

∎	certifies the performance in accordance with the terms of the short- and long-term compensation programs.

For a description of the Compensation Committee’s principal functions, see “Board Committees – Compensation Committee.”

The Compensation Committee normally determines the portion of performance-based incentive awards earned for completed performance cycles at a regularly scheduled meeting toward the beginning of the calendar year (usually in February) following the end of the applicable performance cycle. During this meeting, the Compensation Committee reviews results for the various performance measures for the just-completed annual and long-term performance cycles, certifies the achievement (or non-achievement) of the performance goals, and approves the earned portion of the awards, as appropriate.

Role of Management

In determining executive compensation, the Compensation Committee considers input from a number of sources, including executive management. However, our CEO and CPO do not play any role in, and are not present for, any discussions regarding their own compensation. Specifically, our CEO and CPO provide the Compensation Committee with their views and insight on NEO compensation, including:

∎	their assessment of individual executive performance, the business environment, succession planning and retention; and

∎	recommendations for base salary, target annual incentive awards and target long-term incentive awards for each NEO.

The Compensation Committee views this input as an essential component of the executive compensation determination process.

Role of the Compensation Consultant

The Compensation Committee regularly consults with Pay Governance LLC, an independent compensation consultant, for advice regarding compensation practices for our executives. The Compensation Committee has the sole authority to hire or fire any compensation consultant, as well as to establish the scope of the consultant’s work.

Lincoln National Corporation 2026 Proxy Statement     67

Compensation Discussion & Analysis

During 2025, Pay Governance provided the Compensation Committee with:

∎	an evaluation of our executive officers’ base salaries and short- and long-term target incentive compensation relative to that of identified peers and the broader market;

∎	insight and advice in connection with the design of, and changes to, our equity grants and short- and long-term incentive plans;

∎	an advance review of management-prepared materials for each Compensation Committee meeting;

∎	assistance in the review and discussion of material agenda items;

∎	a comprehensive risk analysis of the Company’s short- and long-term incentive plans;

∎	assistance with compensation peer group analysis;
∎	information on trends in executive compensation, such as the use of various forms of equity compensation and the prevalence of different types of compensation vehicles, as well as regulatory developments;

∎	feedback regarding our CEO’s total targeted direct compensation package and the design of the 2025 CEO RSU and Performance Hurdle Award;

∎	an evaluation of the alignment of the Company’s executive compensation with Company performance;

∎	an independent review of our analytical work related to executive compensation; and

∎	timely industry-specific details related to compensation levels, incentive design changes, and other trends.

Pay Governance does not provide us with any services other than advising the Compensation Committee on executive compensation and the Corporate Governance Committee on director compensation. The Compensation Committee has assessed the independence of Pay Governance pursuant to SEC rules and concluded that no conflict of interest exists.

Risk Considerations Relating to Compensation

The structure and administration of our compensation programs are designed to, among other objectives, appropriately balance risk and reward. As part of the annual risk assessment of our compensation plans, we identify, analyze and evaluate all of our employee compensation programs to assess any risks these programs might pose. The process includes, but is not limited to:

∎	identifying all of the compensation programs that cover our employees;

∎	reviewing these programs from a design and governance perspective, including evaluating the behavior each program is designed to encourage and detailing the flow of compensation for each program;

∎	identifying any risks inherent in the programs, including analyzing whether any of the programs encourage our executives or any other employees to take risks that could harm the Company; and

∎	identifying and discussing any additional risk mitigation factors in the program design and any additional risk controls outside of the compensation process specific to each business model.

68     Lincoln National Corporation 2026 Proxy Statement

Compensation Discussion & Analysis

Once the annual assessment is completed and reviewed by our Chief Risk Officer, our Head of Total Rewards and Pay Governance formally review the analysis of our programs and discuss the findings with the Compensation Committee. Some of the features of our compensation programs that limit risk include the following:

∎	our incentive plan awards are based on a balanced set of performance indicators, thus minimizing the potential for any single indicator of performance to have an undue influence on payout;

∎	the Compensation Committee approves the final incentive plan awards and has discretion to decrease the awards even if the performance goals are met;

∎	the balanced pay mix, which minimizes the significance of any single element of pay;

∎	the multi-year performance criteria for our PSAs and the three-year vesting period required for our LTI program RSU awards, which link the interests of our executives with the long-term health of the Company;
∎	both the annual incentives and the PSAs have payouts that are capped;

∎	our Clawback Policy and additional “clawback” features of our equity awards, which allow us to rescind an executive’s incentive compensation under certain conditions;

∎	fixed compensation is set at a level that allows executives to meet their essential financial needs; and

∎	our share ownership guidelines encourage our executives to focus on sustaining long-term performance rather than maximizing performance in any single year.

For 2025, the Compensation Committee discussed the evaluation and risk assessment review of our compensation programs and confirmed that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The risk assessment also highlights other aspects of the administration and oversight of our plans that build considerable risk mitigation into the plans’ organizational structure.
Other Compensation Considerations
Equity Award Grant Procedures.
The Compensation Committee operates under previously approved equity award grant procedures. These procedures are reviewed by the Compensation Committee on a periodic basis. Although the Compensation Committee Chair may approve changes to executive compensation, subject to the Compensation Committee’s review and ratification, only the full Compensation Committee or the Board has the authority to grant equity awards to executive officers.
Although the Compensation Committee typically makes equity award grants during its first regularly scheduled meeting of the calendar year, the Compensation Committee or the Board may also grant equity awards to executives at other regularly scheduled or special meetings, or by taking action through unanimous written consent in order to accommodate special circumstances, such as new hires or promotions. Our policy provides that equity grants shall not be timed to immediately precede the release of material non-public
information, and we do not time the disclosure of material
non-public
information for the purpose of affecting the value of our executive compensation. Beginning in 2024, the Compensation Committee ceased granting Options to our executive officers, and our executive officers do not receive any other similar awards that have an exercise price related to the market price of our common stock on the date of grant.
Our specific equity award grant procedures are as follows:

∎	For equity awards granted to executives at a regularly scheduled meeting of the Board or Compensation Committee, the grant date is the date of the meeting.

∎
For equity awards granted at a “special” meeting of the Board or Compensation Committee that does not occur during a period in which trading of our securities is permitted under our Insider Trading and Confidentiality Policy (an “open window period”), the grant becomes effective on the first business day of the next open window period. (Open window periods generally commence after one full NYSE trading day has elapsed since the issuance of the Company’s quarterly earnings release).

∎
For equity awards granted by unanimous written consent, the grant is effective on the effective date included in the written consent. If no effective date is included in the written consent, the grant is effective on the first business day of the week following the date of the written consent; however, if that business day is not during an open window period, the grant becomes effective on the first business day of the next open window period.

Lincoln National Corporation 2026 Proxy Statement     69

Compensation Discussion & Analysis

Tax Considerations. The Internal Revenue Code of 1986, as amended (“IRC”), generally limits a public company’s corporate income tax deduction for compensation to $1 million per year for all individuals who are considered NEOs. The Compensation Committee implements compensation programs that it believes are competitive, will attract and retain executive talent and are in the best interests of the Company and its shareholders. Accordingly, the compensatory arrangements (including amendments to existing compensatory arrangements) approved by the Compensation Committee may provide for non-deductible payments or benefits.

Employee Benefit Plans

We offer our executives some additional benefits not offered to our non-executive employees, in some cases to replace benefits the executives lose as a result of tax law limits in the broad-based tax-qualified plans. We use these benefits to attract and retain key employees, because our competitors typically offer the same types of benefits.

Our Deferred Compensation Plan. We provide certain benefits to our executive officers through our nonqualified defined contribution plan — the Lincoln National Corporation Deferred Compensation & Supplemental/Excess Retirement Plan (the “DC SERP”). As discussed further in “Executive Compensation Tables – Nonqualified Deferred Compensation,” the Company makes matching and excess core contributions to the DC SERP on behalf of the plan participants. Excess core contributions are credited in the first quarter after the end of the plan year. In addition, as discussed further under “Executive Compensation Tables – Nonqualified Deferred Compensation,” the Company makes an additional contribution to the DC SERP for its executive officers, a “special executive credit,” which is also credited in the first quarter after the end of the plan year.

Change-of-Control Severance Arrangements. We offer our executives a severance plan that provides potential benefits in connection with a change of control of the Company. Payment of benefits under this plan, the Lincoln National Corporation Executives’ Severance Benefit Plan (the “LNC COC Plan”), is triggered when an executive’s employment is terminated (under specific circumstances) in anticipation of or within two years after our change of control (a “double-trigger” arrangement). The objectives of the change-of-control benefits are to:

∎	retain qualified executives in the face of an actual or threatened change of control of the Company;

∎

enable executives to help our Board assess any proposed change of control of the Company and advise whether such a proposal is in the best interests of the Company, our shareholders, our policyholders and customers without being unduly influenced by the possibility of employment termination; and

∎	demonstrate to those executives our desire to treat them fairly and competitively in such circumstances.

Each year the Compensation Committee reviews an analysis prepared by its independent compensation consultant that estimates for each NEO the benefits associated with a potential change of control of the Company and the cost of those benefits to us. For 2025, the Compensation Committee found that the estimated costs for these benefits would be reasonable. For more information on the LNC COC Plan, see “Executive Compensation Tables – Potential Payments upon Termination or Change of Control.”

Severance Plans. We also offer our NEOs and our other executive officers a severance plan in the event they are involuntarily terminated other than for cause, other than in connection with our change of control. The plan pays 104 weeks of severance benefits for our CEO and 78 weeks of severance benefits for our other NEOs. To qualify for benefits under this plan (The Severance Plan for Officers of Lincoln National Corporation (the “Officers’ Severance Plan”)), the officer must sign our standard form of agreement, waiver and release of claims, which includes a forfeiture provision for solicitation. Any payments made under the Officers’ Severance Plan reduce, on a dollar-for-dollar basis, any payments the officer receives under the LNC COC Plan if a circumstance arose that would entitle a participant to benefits under both plans. For more information on the Officers’ Severance Plan, see “Executive Compensation Tables – Potential Payments upon Termination or Change of Control.”

70     Lincoln National Corporation 2026 Proxy Statement

Compensation Discussion & Analysis

Compensation Committee Report

The Compensation Committee has reviewed and discussed this Compensation Discussion & Analysis with management and has recommended to the Board that the Compensation Discussion & Analysis be included in this proxy statement and incorporated by reference into the Company’s 2025 Form 10-K.

The Compensation Committee

Deirdre Connelly, Chair

William H. Cunningham

Eric G. Johnson

James Morris

Owen Ryan

Lincoln National Corporation 2026 Proxy Statement     71

Executive Compensation Tables

Executive Compensation Tables

Summary Compensation Table

The table below shows the compensation of our NEOs for 2025. See “Narrative to Summary Compensation Table” below for more information.

Summary Compensation Table

Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards ($)[1]	Option awards ($)[2]	Non-equity incentive plan compensation ($)[3]	Change in pension value and non-qualified deferred compensation earnings ($)[4]	All other compensation ($)[5]	Total ($)[6]

Ellen G. Cooper	2025	1,314,462	—	20,303,444	—	5,357,880	—	1,015,456	27,991,242
President and CEO	2024	1,197,885	—	9,422,735	—	4,705,800	—	576,882	15,903,302
	2023	1,144,231	—	6,510,721	1,534,404	3,845,009	—	403,555	13,437,920

Christopher Neczypor[7]	2025	947,693	—	3,360,151	—	2,942,000	—	433,792	7,683,635
EVP and CFO	2024	899,616	—	2,779,994	—	2,140,500	—	280,145	6,100,255
	2023	839,231	—	1,882,132	448,827	1,613,615	—	227,481	5,011,286

Brian Kroll[8]	2025	850,000	—	1,817,768	—	2,442,800	52	179,608	5,290,229
EVP, Head of Retail Life and Annuity Solutions

James Reid	2025	947,693	—	3,194,868	—	2,784,000	—	426,066	7,352,626
EVP & President, Workplace Solutions	2024	899,385	—	2,566,221	—	2,233,550	—	247,180	5,946,336
	2023	882,692	—	1,750,077	416,427	1,602,736	—	59,352	4,711,284

Sean N. Woodroffe[9]	2025 2024 2023	875,000 834,616 507,692	— — 1,000,000	1,762,760 1,710,783 5,971,153	— — 320,005	2,102,894 2,073,116 1,733,465	— — —	433,484 137,798 29,800	5,174,138 4,756,313 9,562,115
EVP, Chief People, Communications & Enterprise Services Officer

[1]

Represents the grant date fair value of stock awards granted under one of the Company’s incentive compensation plans (collectively referred to as the “ICP”). Values were determined in accordance with Topic 718, and the assumptions made in calculating such values can be found in Note 16 of the Notes to the Consolidated Financial Statements in Item 8 of our 2025 Form 10-K. Stock awards granted in 2025 include grants of RSUs and PSAs, the latter of which are subject to performance conditions.

The table below shows the grant date fair value of the RSUs and PSAs granted in 2025, as well as the value of the PSAs assuming the maximum level of performance is achieved under the performance measures, as described in the CD&A. The maximum performance level for the 2025 LTI Program PSAs is 212.5% and the maximum performance level for the CEO PHA is 100%, the same as the target award performance level. The stock awards granted in 2025 are described in more detail in “Grants of Plan-Based Awards.” The grant date fair value for the PSAs granted in February 2025 pursuant to the 2025 LTI program was calculated in accordance with Topic 718 using a performance factor of 1.20335. The grant date fair value for the PHA granted to Ms. Cooper in February 2025 was calculated in accordance with Topic 718 using a performance factor of 0.9701 for the first tranche of the award, 0.9352 for the second tranche, 0.9017 for the third tranche, 0.8651 for the fourth tranche and 0.8336 for the fifth tranche. For more details about the PHA, see “Executive Summary – 2025 CEO Performance-Oriented Equity Award” in the CD&A.

Named Executive Officer	Grant Date Fair Value of 2025 RSUs ($)	Grant Date Fair Value of 2025 PSAs ($)	Value of 2025 PSAs at Maximum Performance Level ($)

Ellen G. Cooper

2025 LTI program award	4,220,029	7,617,211	13,451,259

Performance-oriented award	3,600,027	4,866,178	5,400,021

Christopher Neczypor	1,525,019	1,835,132	3,240,666

Brian Kroll	825,002	992,766	1,753,130

James Reid	1,450,005	1,744,863	3,081,260

Sean N. Woodroffe	800,036	962,724	1,700,077

[2]	No Options were awarded to our NEOs in 2024 or 2025.

[3]	Represents the AIP awards earned for the 2025 performance period under the ICP. More information on the AIP awards is provided in “Grants of Plan-Based Awards” and in the CD&A.

72     Lincoln National Corporation 2026 Proxy Statement

Executive Compensation Tables

[4]

The amount for Mr. Kroll reflects the total of all increases in the present value of his accumulated benefits under our qualified and nonqualified defined benefit pension plans shown in “Pension Benefits.” We froze these pension plans at the end of 2007. Prior to rejoining the Company in May 2024, Mr. Kroll was previously employed by the Company for 18 years until his retirement in the third quarter of 2022, after which time he began receiving payments from his pension benefits. The year-end present values were computed using the same assumptions as those used for financial reporting purposes. For 2025, future annuity payments were discounted to current age with a 5.42% discount rate and mortality based on the Pri-2012 Total Retiree Mortality Tables (base year 2012) and projected with Mortality Improvement Scale O2-2021. Mr. Kroll is the only NEO who is a participant in and has accumulated benefits under our frozen qualified and nonqualified defined pension plans. None of the NEOs had any preferential nonqualified deferred compensation earnings in 2025.

[5]	The table below gives details on All Other Compensation:

Name	Perquisites[a] ($)	401(k) Match and Core Contributions[b] ($)	Additional Company Contributions into Deferred Compensation Plan (Special Executive Credit and Excess Match and Core Contributions)[c] ($)	Total ($)

Ellen G. Cooper	200,380	34,800	780,276	1,015,456

Christopher Neczypor	22,309	34,800	376,682	433,792

Brian Kroll	72,693	34,800	72,115	179,608

James Reid	10,000	34,800	381,266	426,066

Sean N. Woodroffe	25,470	34,800	373,214	433,484

(a)

For Ms. Cooper, $148,980 reflects the aggregate incremental cost of personal use of the corporate aircraft, $26,450 relates to additional personal security measure costs, $20,000 reflects matching charitable gifts made by the Lincoln Financial Foundation on her behalf and the remaining amount reflects the cost of executive physicals. For Mr. Neczypor, reflects the incremental cost of personal use of the corporate aircraft. For Mr. Kroll, $54,750 relates to housing expenses, $10,002 reflects matching charitable gifts made by the Lincoln Financial Foundation on his behalf, $2,578 relates to reimbursement in 2025 for financial planning services fees incurred in 2024 and $5,363 relates to reimbursement in 2025 for financial planning services fees incurred in 2025. For Mr. Reid, reflects matching charitable gifts made by the Lincoln Financial Foundation on his behalf. For Mr. Woodroffe, $15,000 reflects matching charitable gifts made by the Lincoln Financial Foundation on his behalf, $5,520 relates to reimbursement of fees for tax preparation services and the remaining amount reflects the cost of executive physicals. More information regarding perquisites and personal benefits can be found under “Narrative to Summary Compensation Table.”

(b)

Represents Company matching contributions under the LNC Employees’ 401(k) Savings Plan (the “Employees’ 401(k) Plan”) for the 2025 plan year and Company core contributions under the Employee’s 401(k) Plan for the 2024 plan year made in the first quarter of 2025.

(c)

Represents (1) excess Company matching contributions to the DC SERP for the 2025 plan year, (2) excess Company core contributions to the DC SERP for the 2024 plan year made in the first quarter of 2025, which are amounts not provided for under the Employees’ 401(k) Plan due to IRC limits, and (3) an additional contribution – the “special executive credit” – to the DC SERP for the 2024 plan year made in 2025, which is described in more detail in “Nonqualified Deferred Compensation.”

[6]	Some totals might not reconcile due to rounding.

[7]	Mr. Neczypor assumed the role of CFO effective February 17, 2023. Prior to that date, he served as Executive Vice President and Chief Strategy Officer.

[8]	Mr. Kroll rejoined the Company in 2024 after having retired in 2022. He was not an NEO in 2024. Accordingly, only his compensation for 2025 has been provided.

[9]	Mr. Woodroffe joined the Company in May 2023.

Narrative to Summary Compensation Table

2025 Annual Incentive Program

For the 2025 AIP, the dollar amounts included in the Summary Compensation Table for each of our NEOs reflect the performance results for this program as certified by the Compensation Committee in the first quarter of 2026. These results triggered a payout above target for each NEO. For more details on the 2025 AIP, including the performance measures, targets and final results, see the CD&A.

Perquisites and Personal Benefits

Below are the primary perquisites and personal benefits we offered our NEOs in 2025, not all of which were actually received by each NEO:

Executive Physicals. Our NEOs, as well as our other executive officers, are eligible to receive an annual, company-sponsored, company-paid, comprehensive medical examination at a pre-approved facility.

Lincoln National Corporation 2026 Proxy Statement     73

Executive Compensation Tables

Financial Planning and Tax Preparation Services. We offer to reimburse our NEOs, along with other executive officers, up to a maximum of $6,600 annually for costs for any combination of tax/financial-planning services and tax-preparation services provided by a certified public accountant other than EY, our accounting firm.

Matching Charitable Gift Program. Under this program, the Lincoln Financial Foundation matches gifts from our executive officers, including our NEOs, to one or more eligible recipient organizations, up to an annual total individual maximum of $15,000, except for Ms. Cooper who is also a director and has a matching gift limit of up to $20,000.

Personal Use of the Corporate Aircraft. Since 2005, the Board has advised our CEO to use the corporate aircraft for both business and personal travel, when practical, because of security concerns and to maximize the CEO’s time devoted to our business. In 2025, based on the findings of an independent security study (discussed further below), the Compensation Committee of the Board adopted a policy requiring our CEO to use the corporate aircraft for all business and personal travel, which led to an increase in personal aircraft usage costs in 2025 compared to prior year disclosure.

If an executive (and any guests of the executive) uses the corporate aircraft for personal purposes, we treat this usage as a perquisite for proxy-statement-reporting purposes and calculate the value of such services based on the total incremental cost to us. For personal flights, that cost is based on a cost-per-flight-hour charge that reflects the aggregate incremental operating costs of the aircraft, including regularly required maintenance, landing fees and aircraft fuel expenses. We also include as an incremental cost any flights required to reposition the corporate aircraft (i.e., dead-head flights) because of a personal flight. When executives, their families and invited guests fly on the corporate aircraft as additional passengers on business flights, there is no incremental cost. Finally, if more than one executive is on a personal flight, we allocate the incremental cost on a proportional basis depending on the number of guests of each executive.

Additional Personal Security Measures for CEO. In response to heightened concern in our industry around executive security, since the fourth quarter of 2024, we have paid for additional security measures for our CEO, and in 2025 we engaged an independent security firm to perform a study to determine the optimal scope of our executive security program. The additional security measures provided to Ms. Cooper are beyond the security provided to her while at work or on business travel, and are provided as needed, based on the recommendations of the independent security study, to address security concerns arising out of the nature of our business, Ms. Cooper’s position as our CEO, and the insurance industry in which we operate. The Board believes it is important to provide these additional security measures to protect the CEO from threats to her safety due to her association with the Company and for the benefit of the Company because of Ms. Cooper’s importance to our organization. Costs for these measures include costs related to the use of professional security personnel and secure ground transportation. We view the costs of these additional security measures as a necessary and appropriate business expense necessitated by and related to Ms. Cooper’s position with and service to the Company, and do not consider such security costs to be personal benefits. Nevertheless, we have reported the incremental costs of these additional security measures to the Company in the “All Other Compensation” column in the Summary Compensation Table.

Retirement Benefits

Under the DC SERP, our participating NEOs are eligible for an additional contribution — a “special executive credit” — as a percentage of “Total Pay.” For the purpose of determining the special executive credit, “Total Pay” under the DC SERP means base salary and AIP paid during the fiscal year. For each NEO, the amount of the special executive credit we contributed to the DC SERP in 2025 (for the 2024 plan year) equaled 5% of Total Pay. For more details on the DC SERP, the contributions and the calculations of these amounts, see “Nonqualified Deferred Compensation.”

74     Lincoln National Corporation 2026 Proxy Statement

Executive Compensation Tables

Grants of Plan-Based Awards

The table below shows the awards granted to our NEOs during 2025 under the ICP.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]

Executive Officer	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All other stock awards: number of shares of stock or units[3] (#)	Grant date fair value of stock and option awards[4] ($)

			18,150	3,630,000	7,260,000

	2/19/2025					16,202	162,017	344,286		7,617,211

Ellen G. Cooper	2/19/2025	[5]				N/A	138,214	N/A		4,866,178

	2/19/2025								108,012	4,220,029

	2/19/2025	[6]							92,143	3,600,027

			10,000	2,000,000	4,000,000

Christopher Neczypor	2/19/2025					3,903	39,033	82,945		1,835,132

	2/19/2025								39,033	1,525,019

			23,250	1,550,000	3,100,000

Brian Kroll	2/19/2025					2,112	21,116	44,872		992,766

	2/19/2025								21,116	825,002

			37,500	2,000,000	4,000,000

James Reid	2/19/2025					3,711	37,113	78,865		1,744,863

	2/19/2025								37,113	1,450,005

			7,090	1,418,000	2,836,000

Sean N. Woodroffe	2/19/2025					2,048	20,477	43,514		962,724

	2/19/2025								20,477	800,036

[1]

Represents the potential threshold, target and maximum payout opportunities under the 2025 AIP. Actual amounts the NEOs earned are reflected in the Summary Compensation Table. More information on the 2025 AIP awards, including the applicable performance targets, is provided in the CD&A.

[2]

Unless otherwise noted, represents the potential threshold, target and maximum payouts under PSAs granted in 2025 under the 2025 LTI program. The 2025 LTI program PSA granted to our CEO represents 60% of her 2025 LTI target and the PSA granted to each of our other NEOs represents 50% of such other NEOs’ 2025 LTI targets. These awards made for the 2025-2027 performance period are payable in shares of our common stock. Earned awards under the 2025-2027 performance cycle will be determined in the first quarter of 2028 (for the performance period ending December 31, 2027), and the amount of the award that is earned may range from 0% to 212.5% of the target amount. For more information on the 2025-2027 performance awards and the performance goals that apply to these awards, see the CD&A. Dividend equivalent units accrue on the PSAs, based on normal dividend rates, and are payable only in shares of our common stock and only if and to the extent the related LTI award is actually earned based on certification of performance.

[3]

Unless otherwise noted, represents RSU awards granted under the 2025 LTI program in 2025. The 2025 LTI program RSU award granted to our CEO represents 40% of her 2025 LTI target and the award granted to each of our other NEOs represents 50% of such other NEOs’ 2025 LTI targets. The 2025 LTI program RSU awards cliff vest on the third anniversary of the grant date and are described in more detail in the CD&A. Dividend equivalent units accrue on the RSUs, are credited in the form of additional RSUs on each date that dividends are paid on our common stock and are payable only in shares of our common stock and only upon vesting of the related RSU award.

[4]

Unless otherwise noted, represents the grant date fair value of the award determined in accordance with Topic 718, using a performance factor of 1.20335 for the PSAs granted under the 2025 LTI program. All assumptions made in calculating the aggregate fair value can be found in Note 16 of the Notes to the Consolidated Financial Statements included in Item 8 of our 2025 Form 10-K.

[5]

Represents the PHA granted to the CEO in 2025 as part of her performance-oriented equity award. The PHA represents 60% of the CEO’s performance-oriented equity award. The structure of the PHA provides only for a target payout upon actual achievement of the stock price performance hurdles and service requirement; there is no threshold payout for partial achievement and no opportunity to earn a maximum payout beyond the target payout. This award is payable in shares of our common stock. For more information on the PHA and the applicable performance hurdles, see “Executive Summary – 2025 CEO Performance-Oriented Equity Award” in the CD&A. The grant date fair value for the PHA was calculated in accordance with Topic 718 using a performance factor of 0.9701 for the first tranche of the award, 0.9352 for the second tranche, 0.9017 for the third tranche, 0.8651 for the fourth tranche and 0.8336 for the fifth tranche. Dividend equivalent units accrue on the PHA, based on normal dividend rates, and are payable only in shares of our common stock and only if and to the extent the award is actually earned based on certification of performance.

[6]

Represents RSU award granted to the CEO in 2025 as part of her performance-oriented equity award. This award represents 40% of her performance-oriented equity award. The RSUs vest 25% on the third anniversary of the grant date, 25% on the fourth anniversary and 50% on the fifth anniversary. For more information on this RSU award, see “Executive Summary – 2025 CEO Performance-Oriented Equity Award” in the CD&A. Dividend equivalent units accrue on the RSUs, are credited in the form of additional RSUs on each date that dividends are paid on our common stock and are payable only in shares of our common stock and only upon vesting of the related portion of the RSU award.

Lincoln National Corporation 2026 Proxy Statement     75

Executive Compensation Tables

Narrative to Grants of Plan-Based Awards Table

The following terms also apply to the 2025 equity awards:

∎	For stock awards, we withhold a sufficient number of shares to satisfy at least the NEO’s mandatory minimum tax-withholding obligations upon vesting at the NEO’s election.

∎

The stock awards are not transferable except by will or under trust and estates law, unless the Compensation Committee permits such a transfer. The Compensation Committee has not been asked to permit a transfer of any of the awards shown in the Grants of Plan-Based Awards table above.

∎

RSU awards granted under the 2025 LTI program will vest fully: (i) if the executive dies or becomes permanently disabled; (ii) in the event of an involuntary termination other than for cause within two years of a “change of control” of the Company, as defined in the LNC COC Plan; (iii) in the event of the executive’s “retirement” (defined as separation from service from the Company, other than for cause, at age 55 or older with at least five years of service), in which case the vest date will not be accelerated and the executive will be deemed to remain in service through the applicable vest date set forth in the award agreement; or (iv) in the event of an involuntary termination other than for cause provided the executive executes a severance agreement and general release of claims, in which case the vest date will not be accelerated and the executive will be deemed to remain in service through the applicable vest date set forth in the award agreement. RSU awards granted under the 2025 LTI program will vest pro rata as of the date of a “change in control,” within the meaning of Section 409A of the Internal Revenue Code of 1986 as amended, of an LNC subsidiary or affiliate employing the executive. Ms. Cooper’s RSU award granted as part of her performance-oriented equity award will vest fully: (i) in the event of death or total disability or (ii) in the event of an involuntary termination other than for cause provided she executes and delivers a severance agreement and general release of claims. In the event of her retirement, any unvested portion of this RSU award will be forfeited.

∎

For PSAs granted in 2025, including Ms. Cooper’s PHA, executives will receive a full non-pro-rated award in the event the executive dies or becomes permanently disabled. For PSAs granted under the 2025 LTI program, in the event of the executive’s “retirement” (defined as separation from service from the Company, other than for cause, at age 55 or older with at least five years of service), the executive receives a full non-pro-rated award. The PSAs granted to Ms. Cooper under the PHA will be forfeited in the event of her retirement. In the event of an involuntary termination other than for cause, the PSAs granted under the 2025 LTI program provide for pro rata vesting and the PSAs granted to Ms. Cooper under her PHA provide for full vesting, in each case provided the executive executes and delivers a severance agreement and general release of claims. Finally, for PSAs granted under the 2025 LTI program, the executive will receive a pro-rated PSA in the event of a change in control of an LNC subsidiary or affiliate employing the executive. In each case where PSA shares are deliverable under the 2025 LTI program, such shares would be paid out at the same time, and in the same manner, as the payout to other plan participants if and to the extent the applicable performance goals for the performance cycle are achieved.

∎

In addition to being subject to the Company’s Clawback Policy generally, the RSUs and PSAs are subject to forfeiture and “clawback” provisions set forth in the award agreements, including non-compete, non-solicitation, non-disparagement and confidentiality/non-disclosure covenants and a clawback provision in the case where an NEO is terminated for cause. Specifically, we may rescind unvested awards or require the NEO to return the vested shares to us upon breach of one of the covenants or termination for cause. The restrictive covenants and forfeiture provisions expire six months after an RSU award vests or the shares are delivered in respect of a vested PSA.

76     Lincoln National Corporation 2026 Proxy Statement

Executive Compensation Tables

Outstanding Equity Awards at Fiscal Year-End

Table below provides information on unexercised Options, unvested stock awards and unvested equity incentive plan awards for each NEO as of December 31, 2025.

Option Awards					Stock Awards

Executive Officer	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable[1]	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested[2] (#)	Market value of shares or units of stock that have not vested[3] ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested[3] ($)

Ellen G. Cooper	21,819		71.70	2/22/2027	51,814	2,307,277	310,882	[4]	13,843,575

	25,859		78.32	2/21/2028	141,541	6,302,821	424,624	[5]	18,908,507

	40,710		63.01	2/27/2029	107,697	4,795,747	357,310	[6]	15,911,014

	43,375		60.86	2/19/2030	95,628	4,258,315	143,442	[7]	6,387,472

	38,314		53.54	2/18/2031

	6,282		69.30	5/7/2031

	36,322		73.51	2/16/2032

	23,663		57.16	5/26/2032

	83,998	42,000	34.99	2/15/2033

Christopher Neczypor	6,263		63.01	2/27/2029	18,488	823,271	61,626	[4]	2,744,206

	7,100		60.86	2/19/2030	5,617	250,125	18,724	[4]	833,780

	6,730		54.52	2/17/2031	52,874	2,354,479	105,748	[5]	4,708,958

	4,194		73.51	2/16/2032	40,509	1,803,866	86,082	[6]	3,833,231

	4,456		57.16	5/26/2032

	14,264		37.74	12/5/2032

	19,982	9,991	34.99	2/15/2033

	6,296	3,148	26.64	8/9/2033

Brian Kroll	3,425		71.70	2/22/2027	27,970	1,245,504	55,940	[5]	2,491,008

	2,058		54.52	8/1/2027	21,053	937,490	46,567	[6]	2,073,629

	4,639		60.86	8/1/2027

	5,259		63.01	8/1/2027

	325		73.51	8/1/2027

	3,558		78.32	8/1/2027

James Reid	27,957		48.41	8/10/2032	21,092	939,227	70,308	[4]	3,130,815

	22,796	11,399	34.99	2/15/2033	46,774	2,082,846	93,548	[5]	4,165,692

					2,029	90,351	4,058	[5]	180,703

					38,516	1,715,117	81,847	[6]	3,644,647

Sean N. Woodroffe	—	16,165	21.13	5/24/2033	26,295	1,170,916	87,648	[4]	3,902,965

					77,625	3,456,641	65,076	[5]	2,897,834

					32,538	1,448,917	45,158	[6]	2,010,886

					21,251	946,307

Lincoln National Corporation 2026 Proxy Statement     77

Executive Compensation Tables

[1]	Options shown in this column were not exercisable as of December 31, 2025. The following table shows the dates when Options in this column vest and become exercisable.

Expiration Dates	Vesting Dates

2/15/2033	Balance vested on 2/15/2026

5/24/2033	Balance vests on 5/24/2026

8/9/2033	Balance vests on 8/9/2026

Upon vesting, Options may be exercised by the executive or his or her beneficiary (as applicable) until the earliest of: (i) the expiration of the Option term; (ii) one year after the executive dies or becomes fully disabled; (iii) five years after the date the executive leaves the Company after meeting the requirements for retirement; or (iv) three months after the date the executive’s involuntary termination for any reason other than cause.

[2]	These stock awards are RSUs that vest as follows:

	# Shares (2026 Vest Date)	# Shares (2027 Vest Date)	# Shares (2028 Vest Date)	# Shares (2029 Vest Date)	# Shares (2030 Vest Date)

Ellen G. Cooper	51,814 (2/15/2026)	141,541 (2/21/2027)	107,697 (2/19/2028) 23,904 (2/19/2028)	23,907 (2/19/2029)	47,817 (2/19/2030)

Christopher Neczypor	18,488 (2/15/2026) 5,617 (8/9/2026)	52,874 (2/21/2027)	40,509 (2/19/2028)

Brian Kroll		27,970 (5/22/2027)	21,053 (2/19/2028)

James Reid	21,092 (2/15/2026)	46,774 (2/21/2027) 2,029 (2/22/2027)	38,516 (2/19/2028)

Sean N. Woodroffe	77,625 (5/24/2026) 26,295 (5/24/2026)	32,538 (2/21/2027)	21,251 (2/19/2028)

The RSU awards include accrued but unpaid dividend equivalent units credited in additional RSUs calculated at the normal dividend rate and settled in shares of our common stock only upon vesting and distribution of the underlying RSU award.

[3]

Represents the product of the number of unearned shares/units that have not yet vested and the closing price of our common stock as reported on the composite tape of the NYSE on December 31, 2025 (the last trading day of the year for the NYSE), which was $44.53.

[4]

Represents PSAs that were granted in connection with the 2023-2025 performance cycle. Because our performance as of the end of the last fiscal year for this performance cycle was above the target achievement level based on the measurement of the two performance measures, Relative TSR and Operating ROE, these awards are shown at maximum (200%), plus accrued dividend equivalent units. The total performance for this cycle, as certified by the Compensation Committee on February 19, 2026, was 120.5%. As a result, the Compensation Committee approved a payout of the 2023-2025 PSAs at 120.5% of target. See the CD&A for more information.

[5]

Represents PSAs granted in connection with the 2024-2026 performance cycle. Because our performance as of the end of the last fiscal year for this performance cycle was above the target achievement level based on the measurement of the two performance measures, Relative TSR and Operating ROE, these awards are shown at maximum (200%), plus accrued dividend equivalent units. However, the amount, if any, of these awards that will be paid out will depend upon the performance over the full performance period and the Compensation Committee’s certification of the performance after completion of the performance cycle, which should occur in the first quarter of 2027 for the 2024-2026 performance cycle.

[6]

Represents PSAs granted in connection with the 2025-2027 performance cycle. Because our performance as of the end of the last fiscal year for this performance cycle was above the target achievement level based on the measurement of the two performance measures, Relative TSR and Operating ROE, these awards are shown at maximum (212.5%), plus accrued dividend equivalent units. However, the amount, if any, of these awards that will be paid out will depend upon the performance over the full performance period and the Compensation Committee’s certification of the performance after completion of the performance cycle, which should occur in the first quarter of 2028 for the 2025-2027 performance cycle.

78     Lincoln National Corporation 2026 Proxy Statement

Executive Compensation Tables

Option Exercises and Stock Vested

The table below provides information on Options exercised and stock awards that vested during 2025.

	Option Awards		Stock Awards

Executive Officer	Number of shares acquired on exercise (#)	Aggregate value realized on exercise ($)	Number of shares acquired on vesting[1] (#)	Aggregate value realized on vesting[2] ($)

Ellen G. Cooper	38,891	227,512	27,227	1,010,092

Christopher Neczypor	—	—	8,131	312,680

Brian Kroll	6,780	36,414	861	34,733

James Reid	—	—	27,150	1,036,044

Sean N. Woodroffe	16,164	319,499	75,839	2,455,667

[1]	Includes dividend equivalent units paid out in additional shares of common stock upon the vesting of the underlying RSU awards.

[2]

Amounts reported represent the total pre-tax value realized upon vesting, calculated as shares vested times the closing price of our common stock as reported on the composite tape of the NYSE on the applicable vesting date (or the last date before vesting that was a trading day for the NYSE).

Pension Benefits

Retirement Plans

LNC Retirement Plan. As of December 31, 2007, we converted our retirement program from a defined-benefit to a defined-contribution design. As a result, benefit accruals ceased (i.e., were “frozen”) under the Lincoln National Corporation Retirement Plan for Employees Hired Prior to January 1, 2008 (the “LNC Retirement Plan”), a defined benefit plan.

Excess Retirement Plan. The Lincoln National Corporation Excess Retirement Plan (the “Excess Plan”) paid, or “restored,” benefits that would have been paid under the LNC Retirement Plan if certain limits were not imposed by Sections 401(a) and 415 of the IRC. The Excess Plan calculated benefits using the same formula as the qualified retirement plans that it “restored,” but without the IRC limits. The amount of the qualified retirement benefit payment is then deducted from, or offset against, the benefit calculated under the Excess Plan.

When the LNC Retirement Plan was “frozen,” the Excess Plan was also “frozen.” In addition, if the Company undergoes a change of control, no enhanced benefits are payable under the Excess Plan or the LNC Retirement Plan.

The following table shows the present value of the accumulated benefit, as of December 31, 2025, under the LNC Retirement Plan and the Excess Plan for Mr. Kroll, who is the only NEO that is an eligible participant in these plans.

Pension Benefits

Name	Plan name	Number of years of credited service[1] (#)	Present value of accumulated benefits[2] ($)	Payments during last fiscal year[3] ($)

Brian Kroll	LNC Retirement Plan	3	75,287	6,202

	Excess Plan	3	38,379	3,051

[1]	No benefits have accrued under these plans after December 31, 2007.

[2]

All present values were computed using the same assumptions as those used for financial reporting purposes. For 2025, future annuity payments were discounted to current age with a 5.42% discount rate and mortality based on the Pri-2012 Total Retiree Mortality Tables (base year 2012) and projected with Mortality Improvement Scale O2-2021.

[3]

Prior to rejoining the Company in May 2024, Mr. Kroll was previously employed by the Company for 18 years until his retirement in the third quarter of 2022, after which time he began receiving payments from his pension benefits.

Lincoln National Corporation 2026 Proxy Statement     79

Executive Compensation Tables

Nonqualified Deferred Compensation

We have adopted the DC SERP, a nonqualified plan that permits our NEOs and other eligible employees to defer amounts of salary and annual incentive bonus that cannot be deferred under our tax-qualified Employees’ 401(k) Plan due to the IRC limits.

The amount of eligible compensation (base salary and annual incentive bonus) that employees may contribute to the Employees’ 401(k) Plan is subject to annual plan and IRC limits. For 2025, Lincoln made the following contributions to the Employees’ 401(k) Plan:

∎	a dollar-for-dollar basic matching contribution on the first 6% of eligible compensation contributed; and

∎	a “core contribution” of 4% of eligible compensation (which contributions are made in the first quarter after the end of the plan year).

Any excess amounts of matching or “core” contributions that cannot be contributed to the Employees’ 401(k) Plan due to plan and/or IRC limits are contributed to the DC SERP. Generally, a participating employee must be employed through December 31 of the plan year in order to receive the excess core contribution for that plan year. However, in the event of death, disability, retirement (at age 55 or older) or involuntary termination not for cause, participants remain eligible to receive the excess core contribution to the DC SERP based on eligible earnings for the year. All excess core contributions are made in the first quarter following the end of the plan year.

Special Executive Credit

For all NEOs, an additional contribution — a “special executive credit” as a percentage of “Total Pay” — was made to the DC SERP in 2025 for the 2024 plan year. Typically, special executive credits are calculated and credited to the DC SERP by March of the following year. For the purpose of determining the credit, “Total Pay” under the DC SERP is defined as base salary plus annual incentive bonus paid during the fiscal year. For each NEO, the special executive credit equals 5% of Total Pay.

To receive the special executive credit, an executive must be employed by the Company as a member of the Senior Management Committee (a) during the applicable plan year to which the credit relates and (b) on the date the credit is actually made. However, for executives who are fully vested in their special executive credits, in the event of death or involuntary termination not for cause during the plan year, he or she still remains eligible to receive the special executive credit for that plan year based on eligible earnings for the year.

Special executive credits vest on the earlier of: (i) five years after becoming eligible to receive special executive credits under the DC SERP; (ii) death; (iii) eligibility for long-term disability benefits under a Company-sponsored plan; (iv) reaching age 62; or (v) upon a change of control of the Company. Ms. Cooper and Messrs. Kroll and Woodroffe are the only NEOs who are fully vested in the special executive credits they received through 2025.

Additional Terms of the DC SERP

∎	We will pay out account balances based upon the total performance of the investment measures selected by the participant.

∎

Our NEOs may select from a menu of “phantom” investment options used as investment measures for calculating the investment return notionally credited to their deferrals. The DC SERP investment options are comprised of a large subset of the investment options that are available under the Employees’ 401(k) Plan.

∎

Amounts deferred and contributed under the DC SERP are credited to “notional” (or bookkeeping) accounts and are subsequently credited with earnings or losses mirroring the performance of the corresponding investment options under the Employees’ 401(k) Plan.

∎	All matching contributions are initially invested in the same investment options that the participant has elected for salary and bonus deferrals and are credited with notional earnings or losses.

∎	Our NEOs may at any time change their investment elections or, subject to our Insider Trading and Confidentiality Policy, transfer amounts between investments.

∎

Our NEOs may change investment elections with respect to the LNC stock fund only during permitted trading “window” periods, which generally occur quarterly. We will issue cash in settlement of the stock units held through the fund when amounts credited to the LNC stock fund are actually paid to the participants.

∎	The DC SERP is an unfunded plan and represents an unfunded promise to pay the benefits credited to each participant.

80     Lincoln National Corporation 2026 Proxy Statement

Executive Compensation Tables

The table below provides information on each NEO’s deferrals and on contributions we made to the DC SERP on each NEO’s behalf during 2025. It also shows each NEO’s aggregate balance under the DC SERP as of December 31, 2025.

Nonqualified Deferred Compensation

Executive Officer	Executive contributions in last FY1 ($)	Company contributions in last FY2 ($)	Aggregate earnings in last FY ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE[3] ($)

Ellen G. Cooper	374,360	780,276	369,042	90,862	5,934,668

Christopher Neczypor	185,292	376,682	198,145	197,948	1,379,040

Brian Kroll	51,000	72,115	930,418	293,106	5,101,835

James Reid	190,875	381,266	123,631	—	1,014,913

Sean N. Woodroffe	259,812	373,214	20,369	—	778,855

[1]

Amounts shown reflect deferral of a portion of salary for 2025 (included as Salary in the Summary Compensation Table for 2025) and deferral of a portion of the AIP amounts paid in 2025 relating to 2024 performance (included as Non-Equity Incentive Plan Compensation in the Summary Compensation Table for 2024). These amounts are:

Executive Officer	Salary ($)	Incentive Plan ($)

Ellen G. Cooper	92,012	282,348

Christopher Neczypor	56,862	128,430

Brian Kroll	51,000	—

James Reid	56,862	134,013

Sean N. Woodroffe	52,500	207,312

[2]

Amounts shown reflect our employer contributions into the DC SERP during 2025, which are included as All Other Compensation in the Summary Compensation Table for 2025. The amounts include (1) excess Company matching contributions to the DC SERP for the 2025 plan year, (2) excess Company core contributions to the DC SERP for the 2024 plan year made in the first quarter of 2025, which are amounts not provided for under the Employees’ 401(k) Plan due to IRC limits, and (3) an additional contribution – the “special executive credit” – to the DC SERP for the 2024 plan year made in 2025.

[3]

In addition to the amounts shown in footnote 1 above, this column includes amounts that were reported in prior years’ Summary Compensation Tables to the extent the NEO was an NEO in one or more prior years. These amounts are as follows: $1,107,739 for Ms. Cooper; $201,148 for Mr. Neczypor; $53,963 for Mr. Reid; and $50,077 for Mr. Woodroffe. The aggregate balances for Messrs. Neczypor and Reid reflect unvested special executive credit contributions totaling $374,443 and $295,411, respectively.

Lincoln National Corporation 2026 Proxy Statement     81

Executive Compensation Tables

Potential Payments upon Termination or Change of Control

The narrative below describes the various termination and change-of-control arrangements applicable to our NEOs that are not broadly available to our employees on a non-discriminatory basis. The narrative is followed by a table showing potential payments each NEO would have received in the event of their termination of employment (voluntary, involuntary or in connection with our change of control) occurring on December 31, 2025.

Change-of-Control Arrangements

All of our executive officers, including our NEOs, are eligible to participate in the LNC COC Plan. NEOs become eligible for benefits under the LNC COC Plan if (either in anticipation of or within two years after our change of control):

∎

the NEO’s employment is terminated by the Company for any reason other than death, disability or “cause” (defined as (i) conviction of a felony, or other fraudulent or willful misconduct that is materially and demonstrably injurious to our business or reputation or (ii) the willful and continued failure of the executive to perform substantially his or her duties despite warning notices); or

∎

the NEO terminates his or her employment for “good reason” (defined by the COC Plan as in effect as of December 31, 2025, as a “material and adverse” change in the NEO’s responsibilities, a reduction in salary or target annual incentive bonus opportunity, or our failure to provide compensation and benefits materially similar to those offered in the past — with the exception of broad-based changes to our benefit plans that affect a significant portion of our employees).

If the conditions for payment under the LNC COC Plan are met, the Company would make a cash payment to the NEO based on a multiple of “annual base salary” and “target bonus.” For purposes of the LNC COC Plan:

–	“annual base salary” means the highest annual rate of salary during the 12-month period immediately preceding the date of termination; and

–

“target bonus” means the target set for annual incentive bonus under the AIP for the calendar year in which the NEO’s employment was terminated or for the year in which the change of control occurred, whichever is higher.

The amounts payable under the LNC COC Plan would be determined as follows:

Chief Executive Officer	2.99 times annual base salary	+	2.99 times target bonus
All Other Participating Executives (including our other NEOs)	2 times annual base salary	+	2 times target bonus

Benefits offered under the LNC COC Plan do not include any tax “gross-ups” to cover any excise tax amounts deemed to be “excess parachute payments” under IRC Section 280G. The LNC COC Plan provides for the reduction, or cutback, of payments under the plan if it is determined that the net after-tax amount to be received by a participant after the reduction would be greater than the net after-tax amount that a participant would receive without the reduction.

In addition to the cash payment, our NEOs would receive the following additional benefits and benefit enhancements under the LNC COC Plan as in effect as of December 31, 2025:

∎

Reimbursement, for a maximum of 18 months, of premiums the NEO paid for the continuation of coverage under our welfare benefit plans in accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”);

∎

For purposes of determining eligibility for retiree medical and dental coverage, additional credited service equal to the period that severance pay would be payable to the NEO under our broad-based employees’ severance plan;

∎

Vesting of AIP and LTI awards for each completed performance period, with awards for open performance periods paid at target and prorated to reflect the date on which the termination occurred and paid out at the end of the performance period (although the Compensation Committee has discretion under the ICP to fully vest awards); and

∎

Reimbursement of the cost of outplacement services, up to a maximum of 15% of the NEO’s highest rate of annual base salary during the 12-month period immediately preceding the date of employment termination.

NEOs in the LNC COC Plan may be eligible to receive payments under the Officers’ Severance Plan or other severance arrangements (as described below). However, any payments they receive under those plans would reduce, on a dollar-for-dollar basis, the amount of any cash payment they receive under the LNC COC Plan.

82     Lincoln National Corporation 2026 Proxy Statement

Executive Compensation Tables

As a condition to an NEO’s receiving payments or benefits, the LNC COC Plan imposes non-disparagement and confidentiality obligations, as well as a non-solicitation obligation for two years following termination of the executive’s employment.

Change-of-Control Features of Other Plans and Programs

Equity Awards

Unvested grants of Options and RSUs will vest and become either immediately exercisable or non-forfeitable in connection with a “change of control” of the Company only if the executive’s employment is terminated by the Company for any reason other than “cause” within two years of the change of control. In addition, the Compensation Committee may determine whether outstanding PSAs will be paid in shares immediately upon our change of control, including the discretion as to whether to pay at target or maximum.

Severance Plans

We sponsor the Officers’ Severance Plan, which provides 104 weeks of severance benefits to our CEO and 78 weeks of severance benefits to our other executive officers, including our NEOs. Payments of these benefits begin no earlier than six months after the date an officer is involuntarily terminated other than for cause.

To qualify for benefits under the Officers’ Severance Plan, the officer must sign our standard form of agreement, waiver and release of claims, which includes a forfeiture provision for solicitation, among other conditions.

Deferred Compensation Plan

Upon our change of control, our NEOs will receive the following benefit enhancements under the DC SERP:

∎	Any unvested special executive credits will vest immediately.

∎

Executives eligible for benefits under the LNC COC Plan, as of the date of our change of control and who separate from service within two years after such change of control, will receive an additional two (or three, in the case of our CEO) years’ worth of core contributions, matching contributions, and special executive credits.

Cash Severance Policy

The LNC Executive Officer Cash Severance Policy (the “Cash Severance Policy”), adopted in February 2023, provides that the Company will not enter into any new employment agreement, severance agreement or separation agreement with any executive officer, or establish any new severance plan or policy covering any executive officer, that provides for cash severance benefits exceeding 2.99 times the sum of the executive officer’s base salary plus target annual bonus opportunity (“cash severance”) without seeking shareholder ratification of such agreement, plan or policy. The policy also provides that the Company will not amend the LNC COC Plan to increase the cash severance benefits under that plan or the Officers’ Severance Plan to increase the cash severance benefits under that plan to an amount in excess of 2.99 times the sum of an executive officer’s base salary plus target bonus opportunity, in each case without seeking shareholder ratification.

Potential Payments Table

The following table shows potential payments to each NEO if the NEO’s employment were terminated effective December 31, 2025, as a result of:

∎	retirement or voluntary termination;

∎	involuntary not-for-cause termination;

∎	for-cause termination;
∎	involuntary termination following our change of control;

∎	disability; or

∎	death.

Lincoln National Corporation 2026 Proxy Statement     83

Executive Compensation Tables

Please note the following regarding the amounts in the table:

∎

The amounts assume that termination was effective December 31, 2025, and are therefore estimates. The amounts actually paid at termination would differ from these estimates. Additional assumptions are described in footnotes to the table.

∎

Under the DC SERP, the amounts shown under “Aggregate Balance at Last FYE” in the “Nonqualified Deferred Compensation” table above for Ms. Cooper, Mr. Kroll and Mr. Woodroffe were fully vested as of December 31, 2025, and are unaffected by the various termination scenarios presented in the table. The DC SERP amounts are shown as lump sums, but are payable as either lump sums or as 5-, 10-, 15- or 20-year annual installments, based on the applicable NEO’s selection.

∎	The amounts do not take into account the cutback provision described above under “Change-of-Control Arrangements.” As a result, the actual amounts paid could be lower than what is presented.

∎

AIP amounts in the table reflect the actual payout amount for the 2025 AIP, as reflected in the Summary Compensation Table, which was paid in the first quarter of 2026. Under the terms of the AIP, receipt of the payout is conditioned on continued employment through the payment date, except in the event of death, disability, retirement or involuntary termination not for cause or upon a change of control.

∎

Information about Options, RSUs and PSAs in the table reflects equity-based awards that had not yet vested on the date of a termination event for which vesting continues post-termination or is accelerated as a result of the termination event. All awards held by each NEO at December 31, 2025, that would have become vested and/or exercisable upon a termination event are shown at a value using the closing price of our common stock on December 31, 2025 (the last trading day of the year for the NYSE), which was $44.53.

In general, vesting occurs as follows:

–

Options – Unvested Options vest in full and become exercisable upon the NEO’s death or disability. Unvested Options also vest and become immediately exercisable in connection with a change of control of the Company if the executive’s employment is terminated by the Company for any reason other than “cause” within two years of the change of control. The Options granted to Ms. Cooper in 2023 provide for full vesting upon retirement provided that retirement occurs after the first anniversary of the grant date. The terms of the 2023 Options granted to Messrs. Neczypor, Reid and Woodroffe provide for vesting on a pro rata basis if the executive officer retires, with “retirement” defined as a termination of service other than for cause at age 55 or older with at least five years of service, except if the executive retires at age 62 or older, in which case the Option fully vests.

–

RSUs – Unvested RSUs vest in full upon the NEO’s death or disability. Unvested RSUs also vest in full in connection with a change of control of the Company if the executive’s employment is terminated by the Company for any reason other than “cause” within two years of the change of control. In the event of the executive’s “retirement” (defined as separation from service from the Company, other than for cause, at age 55 or older with at least five years of service), RSUs granted to our NEOs under the LTI program in 2025 and 2024 vest in full and RSUs granted to our NEOs in 2023, other than Ms. Cooper, vest pro rata. Ms. Cooper’s 2023 RSU award agreement provides for full vesting upon retirement if retirement occurs after the first anniversary of the grant date. Mr. Woodroffe’s 2023 new hire RSU award and the RSUs granted to our NEOs in 2025, including the RSU portion of Ms. Cooper’s performance-oriented award, provide for full vesting in the event of an involuntary termination other than for cause provided the executive executes a severance agreement and general release of claims. In the event of her retirement, any unvested portion of the RSU award granted to Ms. Cooper in 2025 as part of her 2025 performance-oriented award is forfeited.

–

PSAs – Upon the NEO’s death or disability, the executive receives a full, non-pro-rated award. In the event of the executive’s “retirement” (defined as separation from service from the Company, other than for cause, at age 55 or older with at least five years of service), the executive receives a full, non-pro-rated award with respect to PSAs granted under the LTI program in 2025 and 2024, and a pro-rated award with respect to PSAs granted in 2023, other than to Ms. Cooper. The PSA granted to Ms. Cooper in 2023 provides for full vesting upon retirement if retirement occurs after the first anniversary of the grant date. Ms. Cooper’s PHA granted in 2025 as part of her performance-oriented equity award vests fully in the event of an involuntary termination other than for cause provided she executes and delivers a severance agreement and general release of claims. In the event of her retirement, any unvested portion of the PHA is forfeited.

84     Lincoln National Corporation 2026 Proxy Statement

Executive Compensation Tables

Unvested PSAs will also vest in connection with a change of control of the Company if within two years of the change of control (a) the executive’s employment is terminated by the Company for any reason other than “cause” or (b) the executive terminates his or her employment for “good reason.” For all NEOs except Ms. Cooper and Mr. Kroll, the PSAs granted under the LTI program are shown in the table as vesting pro rata upon a termination after a change of control in accordance with terms of the LNC COC Plan as in effect as of December 31, 2025. For Ms. Cooper and Mr. Kroll, such awards are shown as vesting in full, as given their ages and years of service any separation from service would result in full vesting based on the terms of their award agreements as described above. For Ms. Cooper’s PHA, the amount shown in the table as vesting pro rata upon a termination after a change of control reflects the vesting of the initial tranche only, as the performance criteria for that tranche had been achieved as of December 31, 2025. Under all termination events, except in connection with our change of control, the PSAs are paid out only at the end of the actual performance cycle in accordance with the results certified by the Compensation Committee. The effect of our change of control is discussed in detail above.

LTI program PSA amounts in the following table are calculated based on actual results for the 2023-2025 performance cycle and payouts at target for the 2024-2026 and 2025-2027 performance cycles.

∎

The table excludes benefits — such as accrued vacation pay, distributions from the Employees’ 401(k) Plan, disability benefits, and life insurance benefits equal to one times salary — that all employees are eligible to receive on the same basis.

Lincoln National Corporation 2026 Proxy Statement     85

Executive Compensation Tables

Amounts in the table are estimates based on a hypothetical termination on December 31, 2025.

Potential Payments

	Trigger events

Benefits and payments	Retirement[1] / Voluntary termination ($)	Involuntary not-for-cause termination[2] ($)	For-cause termination ($)	Involuntary termination after change- of-control ($)	Disability ($)	Death ($)

Ellen G. Cooper

Compensation:

Annual Incentive Compensation	5,357,880	5,357,880	—	5,357,880	5,357,880	5,357,880

Options[2]	400,680	400,680	—	400,680	400,680	400,680

RSUs	13,405,846	17,664,160	—	17,664,160	17,664,160	17,664,160

PSAs	25,282,531	31,670,003	—	26,560,008	31,670,003	31,670,003

Benefits & perquisites:

DC SERP[3]	—	301,013	—	2,227,500	—	301,013

Miscellaneous payments[4]	—	31,200	—	246,636	—	—

Cash severance	—	9,900,000	—	14,800,500	—	—

Total[5]	44,446,936	65,324,937	—	67,257,364	55,092,724	55,393,737

Christopher Neczypor

Compensation:

Annual Incentive Compensation	—	2,942,000	—	2,942,000	2,942,000	2,942,000

Options[2]	—	—	—	151,632	151,632	151,632

RSUs	—	1,803,866	—	5,231,741	5,231,741	5,231,741

PSAs	—	600,754	—	4,326,891	6,314,087	6,314,087

Benefits & perquisites:

DC SERP[3]	—	—	—	1,259,443	374,443	528,853

Miscellaneous payments[4]	—	32,760	—	209,952	—	—

Cash severance	—	4,425,000	—	5,900,000	—	—

Total[5]	—	9,804,380	—	20,021,659	15,013,902	15,168,312

Brian Kroll

Compensation:

Annual Incentive Compensation	2,442,800	2,442,800	—	2,442,800	2,442,800	2,442,800

Options[2]	—	—	—	—	—	—

RSUs	2,182,994	2,182,994	—	2,182,994	2,182,994	2,182,994

PSAs	2,221,335	2,221,335	—	2,221,335	2,221,335	2,221,335

Benefits & perquisites:

DC SERP[3]	—	105,628	—	720,000	—	105,628

Miscellaneous payments[4]	—	23,400	—	170,781	—	—

Cash severance	—	3,600,000	—	4,800,000	—	—

Total[5]	6,847,129	10,576,157	—	12,537,910	6,847,129	6,952,757

86     Lincoln National Corporation 2026 Proxy Statement

Executive Compensation Tables

Potential Payments (cont’d.)

	Trigger events

Benefits and payments	Retirement[1] / Voluntary termination ($)	Involuntary not-for-cause termination[2] ($)	For-cause termination ($)	Involuntary termination after change-of- control ($)	Disability ($)	Death ($)

James Reid

Compensation:

Annual Incentive Compensation	—	2,784,000	—	2,784,000	2,784,000	2,784,000

Options[2]	—	—	—	108,746	108,746	108,746

RSUs	—	1,715,117	—	4,827,542	4,827,542	4,827,542

PSAs	—	571,186	—	3,907,018	5,774,631	5,774,631

Benefits & perquisites:

DC SERP[3]	—	—	—	1,180,411	295,411	454,473

Miscellaneous payments[4]	—	32,760	—	211,555	—	—

Cash severance	—	4,425,000	—	5,900,000	—	—

Total[5]	—	9,528,064	—	18,919,272	13,790,330	13,949,393

Sean N. Woodroffe

Compensation:

Annual Incentive Compensation	—	2,102,894	—	2,102,894	2,102,894	2,102,894

Options[2]	—	—	—	378,261	378,261	378,261

RSUs	—	4,402,948	—	7,022,782	7,022,782	7,022,782

PSAs	—	315,183	—	3,633,114	4,746,761	4,746,761

Benefits & perquisites:

DC SERP[3]	—	147,406	—	687,900	—	147,406

Miscellaneous payments[4]	—	32,760	—	199,007	—	—

Cash severance	—	3,439,500	—	4,586,000	—	—

Total[5]	—	10,440,691	—	18,609,958	14,250,698	14,398,103

[1]

For Ms. Cooper and Mr. Kroll, based on their age and years of service, this column reflects benefits and payments in the event of retirement as determined by the definitions set forth in our plans and applicable award agreements. For the other NEOs, this column reflects benefits and payments in the event of a voluntary termination.

[2]	The value of accelerated Options is calculated as the aggregate spread between the exercise price of the Options and the closing price of our common stock on December 31, 2025, which was $44.53.

[3]

For Ms. Cooper and Messrs. Kroll and Woodroffe, the values for the DC SERP do not reflect any portion of their year-end balances shown in the “Nonqualified Deferred Compensation” table, as they are each fully vested in this amount. For Messrs. Neczypor and Reid, the values shown for death, disability and involuntary termination after change of control include amounts attributable to the accelerated vesting of special executive credits (which were contributed in prior years and are included in their year-end balances), which is triggered under each of these termination scenarios. In addition, amounts include the special executive credit that would be still be credited to the DC SERP in 2026 for the 2025 plan year in the event of death (for all NEOs) or involuntary termination other than for cause (for Ms. Cooper and Messrs. Kroll and Woodroffe). Amounts shown for involuntary termination after change of control also include for Ms. Cooper an additional three years and for each other NEO an additional two years of employer contributions under the DC SERP provisions based on their respective rates of pay and target AIP percentage in effect at the date of termination. The excess core contribution that would be credited to the DC SERP in 2026 for the 2025 plan year is not included for any of the NEOs because eligibility to receive the contribution is determined by employment through December 31 and is not triggered or accelerated under any termination scenario.

[4]

Amounts shown under Involuntary Not-for-Cause Termination reflect a one-time lump-sum cash stipend payable pursuant to the terms of the Officers’ Severance Plan. Amounts shown under Involuntary Termination after Change-of-Control reflect amounts for outplacement, tax preparation and financial planning services, and reimbursement for COBRA payments for continuation of welfare benefit plan coverage for 18 months, pursuant to the LNC COC Plan.

[5]	Sums may not total exactly due to rounding.

Lincoln National Corporation 2026 Proxy Statement     87

Executive Compensation Tables

CEO Pay Ratio

Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, require companies to disclose certain information about the annual total compensation of our employees and the annual total compensation of our CEO, Ms. Ellen Cooper.

Median Employee Identification Process

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO, we took the following steps:

∎

We determined that, as of December 31, 2025, our employee population consisted of approximately 9,400 individuals as reported in Item 1. Business, in our 2025 Annual Report on Form 10-K. This population consisted of our full-time, part-time, and temporary employees. We selected December 31, 2025, which is within the last three months of 2025, as the date upon which we would identify the “median employee” because it enabled us to make such identification in a reasonably efficient and economical manner.

∎

To identify the “median employee” from our employee population, we compared the Medicare-eligible amount of salary, wages, and other compensation of our employees as reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 for 2025 (including certain compensation elements that are not Medicare-taxable, including Section 125 deductions).

∎

We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation. We did not make any cost-of-living adjustments in identifying the “median employee.”

Calculation of the Pay Ratio

Once we identified our median employee, we combined all the elements of such employee’s compensation for 2025 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $101,192. With respect to the total annual compensation of our CEO, we used the amount reported in the “Total” column of the “Summary Compensation Table” presented in this proxy statement.

Pay Ratio

For 2025, our last completed fiscal year:

∎	The median of the annual total compensation of all employees of our company (other than our CEO) was $101,192; and

∎	The annual total compensation of our CEO, as reported in the Summary Compensation Table included in this proxy statement, was $27,991,242.

Based on this information, for 2025 the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 277 to 1.

The above pay ratio and annual total compensation amount are reasonable estimates that have been calculated using methodologies and assumptions permitted by SEC rules. We note that the ratio and total compensation amount may not be directly comparable to those of other companies because the methodologies and assumptions used to identify the median employee and determine that employee’s total compensation, the composition and location of the workforce, and other factors may vary significantly among companies.

88     Lincoln National Corporation 2026 Proxy Statement

Pay Versus Performance

Pay Versus Performance
Set forth below is the information required by Item 402(v) of Regulation
S-K,
which requires the Company to disclose certain information about the relationship between executive “compensation actually paid” by the Company and its financial performance. The term “compensation actually paid,” or “CAP,” is as defined by Item 402(v) and calculated as explained further below. CAP does not necessarily reflect the compensation actually received by or transferred to any of our NEOs for any of the years presented.
Pay Versus Performance
Table

Pay Versus Performance

							Value of Initial Fixed $100 Investment Based on:

Year	Summary Comp- ensation Table Total for PEO ($) (Cooper) 1	Summary Comp- ensation Table Total for PEO ($) (Glass) 1	Comp- ensation Actually Paid to PEO ($) (Cooper) 3,4	Comp- ensation Actually Paid to PEO ($) (Glass) 3,4	Average Summary Comp- ensation Table Total for Non-PEO Named Executive Officers ($) 2	Average Comp- ensation Actually Paid to Non- PEO Named Executive Officers ($) 3,4	Total Share- holder Return ($) 5	Peer Group Total Share- holder Return ($) 5	Net Income (loss) ($ in millions)	Income from Operations per Share ($) 6

2025	27,991,242	—	45,952,552	—	6,375,157	10,333,916	113.22	201.00	1,177	8.72

2024	15,903,302	—	15,318,309	—	6,400,395	5,797,962	76.33	189.87	3,275	7.13

2023	13,437,920	—	10,633,177	—	5,883,097	5,434,156	61.17	157.83	(752)	6.61

2022	9,098,310	6,454,525	2,252,925	(14,976,227)	7,040,128	2,632,485	64.79	150.82	1,358	8.62

2021	—	16,760,924	—	25,991,415	4,988,003	6,949,015	139.44	136.68	3,778	12.10

1
Dennis Glass served as our Chief Executive Officer, or Principal Executive Officer (“PEO”), in 2021 and until May 27, 2022. Ms. Cooper became our PEO on May 27, 2022. Ms. Cooper was a non-PEO
NEO in 2021.

2
For 2025, our
non-PEO
NEOs included Messrs. Neczypor, Kroll, Reid and Woodroffe. For 2024, our
non-PEO
NEOs included Messrs. Neczypor, Reid and Woodroffe and former executive officers Kenneth S. Solon and Matthew Grove. For 2023, our non-PEO
NEOs included Messrs. Neczypor, Grove, Reid and Woodroffe and our former CFO Randal Freitag. For 2022, our non-PEO
NEOs included Messrs. Freitag, Grove, Reid and Solon. For 2021, our
non-PEO
NEOs included Messrs. Freitag and Solon, Ms. Cooper and former executive officer Jamie Ohl.

3
Set forth below are adjustments to the total compensation amounts presented in the “
Summary
Compensation Table,” or “SCT,” for our fiscal years 2021 through 2025 as prescribed by Item 402(v) of Regulation
S-K
to arrive at CAP. Other than as reflected for 2024 for
non-PEO
NEOs, there were no equity awards for either PEO or any of the non-PEO
NEOs that were granted in prior fiscal years that failed to meet the applicable vesting conditions during any fiscal year presented, except for the PSA awards granted in 2020, 2021 and 2022 that failed to vest in 2023, 2024 and 2025, respectively, but such awards had no value as of December 31, 2022, 2023, and 2024, respectively, so there is no change in fair value to report for these awards for 2023, 2024 or 2025, respectively. In addition, there are no service costs or prior service costs attributable to services rendered with respect to the defined pension plan for which amounts are reported in the SCT, as the plan is frozen. Finally, no adjustments were made for dividends paid on equity awards, as dividends on RSUs and PSAs are reinvested and res ult in an
increase in the number of shares underlying the award. Some totals may not reconcile due to rounding.

Lincoln
National Corporation 2026 Proxy Statement     89

Pay Versus Performance

Year	Executive(s)	SCT Total ($)	Subtract Grant Date Fair Value Reported in SCT for Equity Awards Granted in Fiscal Year ($)	Add Fair Value at Fiscal Year End of Unvested Equity Awards Granted in Fiscal Year ($)	Add Change in Fair Value as of Fiscal Year End of Unvested Equity Awards Granted in Prior Fiscal Years ($)	Add Fair Value at Vesting of Equity Awards Granted in Fiscal Year that Vested During Fiscal Year ($)	Add Change in Fair Value of Equity Awards Granted in Prior Fiscal Years that Vested During Fiscal Year ($)	Add Change in Fair Value of Equity Awards Granted in Prior Fiscal Years that Failed to Meet Vesting Conditions During Fiscal Year ($)	Subtract Change in Pension Value and Non- Qualified Deferred Comp Earnings Reported in SCT ($)	CAP ($)

2025	PEO	27,991,242	(20,303,444)	24,361,918	13,830,667	—	72,169	—	—	45,952,552

	Non-PEO NEOs	6,375,157	(2,533,887)	3,156,358	3,252,462	—	83,839	—	(13)	10,333,916

2024	PEO	15,903,302	(9,422,735)	11,611,280	(2,431,341)	—	(342,197)	—	—	15,318,309

	Non-PEO NEOs	6,400,395	(2,405,791)	2,277,662	61,023	—	177,623	(712,949)	—	5,797,962

2023	PEO	13,437,920	(8,045,125)	5,861,148	(690,038)	—	69,272	—	—	10,633,177

	Non-PEO NEOs	5,883,097	(2,698,808)	2,775,956	(353,450)	—	(209,920)	—	(4,702)	5,434,156

2022	PEO (Cooper)	9,098,310	(6,411,818)	1,473,981	(2,068,557)	—	161,010	—	—	2,252,925

	PEO (Glass)	6,454,525	(4,259,814)	704,085	(9,721,204)	1,323,456	(9,477,274)	—	—	(14,976,227)

	Non-PEO NEOs	7,040,128	(5,257,992)	2,383,336	(1,602,957)	—	69,971	—	—	2,632,485

2021	PEO (Glass)	16,760,924	(9,926,350)	13,630,189	6,320,299	—	(593,240)	—	(200,407)	25,991,415

	Non-PEO NEOs	4,988,003	(2,262,170)	3,038,528	1,339,007	—	(150,689)	—	(3,664)	6,949,015

4
Fair values were calculated in a manner consistent with the fair value methodology used to acco unt fo
r share-based payments in our financial statements under generally accepted accounting principles. For awards that are subject to performance conditions, we calculated the change in fair value as of the end of the covered fiscal year based upon the probable outcome of such conditions as of the last day of the fiscal year.

5
Represents, as applicable, the Company’s or the peer group’s cumulative total shareholder return (“TSR”) based on a hypothetical investment of $100 on December 31, 2020, with dividends reinvested through the last trading day of 2021, 2022, 2023, 2024 and 2025, respectively. The peer group used is the S&P 500
®
Life & Health Insurance Index, which is the same index we use for purposes of Item 201(e)(1)(ii) of Regulation
S-K.

6
Income from Operations per Share is a financial performance measure used in our AIP. The amounts set forth in this column represent the Income from Operations per Share for 2021, 2022, 2023, 2024 and 2025, in each instance as calculated for that year in accordance with the terms of the AIP and as certified by the Compensation Committee. Income from Operations is defined as net income in accordance with U.S. GAAP but excluding the after-tax
effects of certain items. The terms of the AIP also provide for certain defined exclusions in calculating Income from Operations for purposes of the plan. For the definitions of Income from Operations per Share for the 2021, 2022, 2023, 2024 and 2025 AIPs, see Exhibit 2 beginning on page
E-6.
For more information about Income from Operations per Share and its impact on payouts under the 2025 AIP, see the CD&A.

90     Lincoln National Corporation 2026 Proxy Statement

Pay Versus Performance

Relationships Between CAP and Measures Presented in Pay Versus Performance Table
Relationship between Company TSR and CAP and Comparison of Company TSR and Peer Group TSR
The graph below shows the relationship between our cumulative TSR and CAP for each PEO and the average CAP paid to non-PEO
NEOs, as well as the comparison of our cumulative TSR and the peer group (i.e., S&P 500 Life & Health Insurance Index) cumulative TSR, over the last five years.

CAP ($000)
TSR Value
$45,000
$35,000
$25,000
$15,000
$5,000
($5,000)
($15,000)
$225.00
$200.00
$175.00
$150.00
$125.00
$100.00
$75.00
$50.00
$25.00
$0.00
($25.00)
($50.00)
($75.00)
2021
2022
2023
2024
2025
$139.44
$136.68
$150.82
$157.83
$189.87
$201.00
$64.79
$61.17
$76.33
$113.22
$25,991
$6,949
$2,253
$2,632
$(14,976)
$10,633
$5,434
$15,318
$5,798
45,953
$10,334
CEO CAP (Glass)
CEO CAP (Cooper)
Avg Non-PEO NEO CAP
Company TSR
Peer TSR

Lincoln National Corporation 2026 Proxy Statement     91

Pay Versus Performance

Relationship between Net
Income
and
CAP
The graph below shows the relationship between net income and CAP for each PEO and the average CAP paid to non-PEO
NEOs over the last five years.

CAP ($000)
Net Income (in millions)
$45,000
$35,000
$25,000
$15,000
$5,000
($5,000)
($15,000)
$3,500
$2,000
$500
($1,000)
2021
2022
2023
2024
2025
$3,778
$25,991
$6,949
$1,358
$2,253
$2,632
$(14,976)
$10,633
$5,434
($752)
$3,275
$15,318
$5,798
$45,953
$1,177
$10,334
CEO CAP (Glass)
CEO CAP (Cooper)
Avg Non-PEO NEO CAP
Net Income

92     Lincoln National Corporation 2026 Proxy Statement

Pay Versus Performance

Relationship between Income from Operations Per Share and
CAP
The graph below shows the relationship between Income from Operations per Share (calculated in accordance with the terms of our AIP) and CAP for each PEO and the average CAP paid to non-PEO
NEOs over the last five years.

CAP ($000)
Income from Operations per Share (AIP)
$45,000
$35,000
$25,000
$15,000
$5,000
($5,000)
($15,000)
$12.00
$10.00
$8.00
$6.00
$4.00
$2.00
$0.00
($2.00)
($4.00)
$12.10
$8.62
$6.61
$7.13
$8.72
$25,991
$6,949
$(14,976)
$2,253
$2,632
$10,633
$5,434
$15,318
$5,798
45,953
$10,334
2021
2022
2023
2024
2025
CEO CAP (Glass)
CEO CAP (Cooper)
Avg Non-PEO NEO CAP
Income from Ops/Share (AIP)

2025 Company Performance
Measures
As required by Item 402(v), set forth below is the list of performance measures that the Company believes were the most important performance measures during 2025 in linking CAP, for our PEO and
Non-PEO
NEOs, to the performance of the Company.

Most Important Company Performance Measures for 2025 1

∎ Operating Return on Equity

∎ Relative TSR

∎ Income from Operations per Share

1 For more information about each of these performance measures, see the CD&A.

Lincoln
National Corporation 2026 Proxy Statement     93

Item 4 | Shareholder Proposal Regarding Independent Board Chairman

Shareholder Proposal

The Company received one shareholder proposal that will be voted upon at the Annual Meeting if properly presented by or on behalf of the proponent. The proposal and statement made in support thereof, as well as the Board’s statement in opposition to the proposal, are presented on the following pages.

The Board of Directors recommends that you vote AGAINST

the shareholder proposal.

Item 4 | Shareholder Proposal Regarding Independent Board Chairman

We expect the following proposal (Proposal 4 on the proxy card and voting instruction card) to be presented by a shareholder at the Annual Meeting. In accordance with SEC rules, the shareholder proposal is presented below as submitted by the shareholder. The Company disclaims all responsibility for the content of the proposal, the graphic and the supporting statement, including other sources referenced in the supporting statement. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, beneficial owner of at least 75 shares of the Company’s common stock, is the proponent of the following shareholder proposal. We engaged with the proponent regarding his proposal and were not able to reach an agreement regarding its withdrawal.

Resolution Proposed by Shareholder:

Proposal 4 – Independent Board Chairman

Shareholders request that the Board of Directors adopt an enduring policy, and amend the governing documents as necessary including the Corporate Governance Guidelines in order that 2 separate people hold the office of the Chairman and the office of the CEO as soon as possible.

The Chairman of the Board shall be an Independent Director. An independent Lead Director shall not be a substitute for an independent Board Chairman.

The Board shall have the discretion to select an interim Chairman of the Board, who is not an Independent Director, to serve while the Board is required to seek an Independent Chairman of the Board on an accelerated basis. This policy could be phased in when there is a contract renewal for our current CEO or for the next CEO transition although it is better to adopt it now to obtain the maximum benefit.

An independent Board Chairman at all times improves corporate governance by bringing impartiality, objective oversight, and external expertise to board decisions, mitigating conflicts of interest, enhancing transparency, and boosting shareholder confidence.

This detached perspective allows the chairman to focus on shareholder interests, strengthen management accountability, and provide critical checks and balances, ultimately contributing to long-term sustainability and credibility.

An independent Board Chairman could help Lincoln National deal with the long-term decline of LNC stock. LNC stock was at $86 in 2018 and at only $41 in late 2025 despite a robust stock market.

An independent Board Chairman could also help LNC deal headwinds like those that emerged in 2025.

94     Lincoln National Corporation 2026 Proxy Statement

Item 4 | Shareholder Proposal Regarding Independent Board Chairman

LNC reported negative operating cash flow of $400 million in the first nine months of 2025, raising concerns about its ability to sustain its dividend operationally. While the adjusted earnings payout ratio was 28% in Q1 2025, the earnings payout ratio reached 72% due to a significant drop in diluted EPS, leading to questions about the dividend’s sustainability from a cash flow perspective.

LNC’s Q3 2025 sales fell 3% year-on-year.

In September 2025, Wolfe Research initiated coverage with an “Underperform” rating and a price target of $37.

Please vote yes:

Independent Board Chairman – Proposal 4

Our Response – Statement in Opposition to Proposal:

The Board has carefully reviewed the foregoing proposal and unanimously recommends a vote AGAINST this proposal because we believe it is not in the best long-term interests of the Company and its shareholders. The Board agrees with the importance of a strong independent Board to represent the interests of shareholders, and 9 out of 10 director nominees are independent. Moreover, the Board agrees with the importance of strong independent leadership on the Board. However, the Board also believes that it is in the best interests of the Company and its shareholders to retain flexibility to determine the optimal leadership structure at any given time, rather than adopt the proposal’s rigid “one-size-fits all” approach to Board leadership.

The requirement in our Corporate Governance Guidelines (the “Guidelines”) that the independent members of the Board designate an independent lead director (“Lead Independent Director”) if the positions of Chairman and CEO are combined, or if the Chairman is not otherwise independent, ensures continued independent Board leadership. The Board believes that formally separating the roles of CEO and Chairman is not necessary to ensure a strong independent board of directors. The presence of a Lead Independent Director with clearly defined responsibilities provides an appropriate independent counterbalance when the Chairman is not an independent director.

Our current Board leadership structure ensures strong independent Board oversight that is in the best interests of the Company and its shareholders as we continue to evolve and execute our strategy.

The Board values the flexibility of selecting the structure of leadership best suited to meet the needs of the Company and its shareholders. Given the constantly evolving and dynamic business and economic environment in which we operate, the Board believes that the right leadership structure may vary as circumstances warrant. The Board’s determination as to the appropriate Board leadership structure is part of the regular Board succession planning process, and the Board’s determination as to who should serve as the Board Chairman is based on the unique circumstances and opportunities confronting the Company at the given time, as well as the individual skills, qualifications and experiences that may be required in an effective Chairman at that time.

The Board carefully considers the merits of separating or combining the Chairman and CEO positions whenever a CEO change occurs or the Chairman is elected. The Board elects its Chairman annually, and from 2007 to 2022 an independent director served as Board Chairman. Dr. Cunningham has served as Lead Independent Director since May 2022. In May 2023, following the successful execution of our CEO transition and the shift in our strategy and opportunities ahead, the Board determined that having Ellen Cooper serve as Chairman and CEO was fundamental to successfully executing against our strategic objectives and would be in the best interests of shareholders. The Board made the same determinations in May 2024 and May 2025 when electing Ms. Cooper to continue in this role.

In considering the role combination, the Board took into account:

∎	The role and responsibilities of our Lead Independent Director in providing independent oversight of the Board;

∎	The integral role Ms. Cooper has played in the development and execution of our strategic objectives;

Lincoln National Corporation 2026 Proxy Statement     95

Item 4 | Shareholder Proposal Regarding Independent Board Chairman

∎	How the combined role facilitates real-time and transparent communication with the Board on key business and strategic matters;

∎	Ms. Cooper’s role in assembling an experienced and talented executive leadership team and realigning our organizational and reporting structure to position us for success; and

∎	Our existing strong governance practices.

While the Board believes that this leadership structure is the right one for the Company and our shareholders at this time, the Board will continue to consider the structure annually to make sure that it aligns with and supports the evolving needs of our business, and will not hesitate to refine our structure when needed. Eliminating the flexibility to select a structure of leadership, as the proponent requests, is unnecessarily rigid and not in the Company’s or shareholders’ best interests.

Our Lead Independent Director’s robust duties ensure strong independent leadership.

If the roles of Chairman and CEO are combined, our Guidelines require that the independent members of the Board will designate a Lead Independent Director from among the independent directors.

The Lead Independent Director is elected annually by the independent directors and holds comprehensive responsibilities similar to those associated with an independent Chairman. As set forth in the Guidelines, the duties of the Lead Independent Director include, but are not limited to, the following functions:

∎

Preside over meetings of the Board when the Chairman of the Board is not available, chair regularly scheduled executive sessions of the independent directors, and communicate feedback to the CEO following executive sessions;

∎	Call additional meetings of the independent directors;

∎	Attend meetings of Board committees on which the Lead Independent Director does not already sit;

∎	Be available to the CEO for consultation on issues of corporate importance and in general be a resource to the CEO;

∎	Review and approve Board meeting agendas, schedules and materials and add agenda items in his or her discretion;

∎	Refer, and defer to appropriate Board committee chairs on, matters as set forth in the respective committee charters;

∎	Be a key communicator between the directors and the CEO on matters deemed appropriate by the Board;

∎	Be available to independent directors for discussion of Board issues or other matters;

∎	Be available for consultation or direct communication with major shareholders, as appropriate;

∎	Assist with and communicate the results of the Board’s evaluation of the CEO;

∎	In the event of the incapacitation of the CEO, call a meeting of directors to consider what action is appropriate, including the possible election of an acting CEO or a new CEO; and

∎	Perform such other duties and responsibilities as the Board may determine from time to time.

We have routinely engaged with our shareholders who have expressed support for our current board leadership structure, and we have a strong history of responding to shareholder feedback.

As part of our ongoing shareholder engagement program, during the 2025 off-season we reached out to shareholders representing approximately 53% of our outstanding shares and engaged with shareholders representing approximately 43% of our outstanding shares, in each case not including the outstanding shares held by Bain Capital. In these conversations, as well as in the engagement conversations we have had in the last several years, many investors expressed support for the Board’s position to retain flexibility to select the most appropriate board leadership structure based on the Company’s circumstances at the time. Furthermore, a majority of our investors voted against this proposal each of the six times this shareholder proposal was previously submitted, at the 2019, 2020, 2022, 2023, 2024 and 2025 Annual Meetings.

The Company has a strong history of listening to and responding to shareholder feedback, as more fully detailed in “Governance of the Company – Shareholder Engagement and Response to Feedback.”

96     Lincoln National Corporation 2026 Proxy Statement

Item 4 | Shareholder Proposal Regarding Independent Board Chairman

The Board’s Audit, Compensation, Corporate Governance and Finance Committees are comprised entirely of independent directors.

Furthermore, the primary oversight of key financial, accounting, compensation and governance matters for the Company is entrusted to Board committees comprised entirely of independent directors. The Audit, Compensation, Corporate Governance, and Finance Committees are required by their charters to be comprised solely of independent directors and, as such, each committee is chaired by an independent director. These committees play a critical role in our governance and strategy, and each committee has access to management and the authority to retain independent advisors as it deems appropriate.

We employ several strong corporate governance practices that ensure effective and independent oversight.

A fixed policy requiring an independent Board Chairman is also unnecessary given the Company’s other strong corporate governance practices that encourage independent oversight and viewpoints, including:

∎	An overwhelmingly independent Board;

∎	Annual election of directors;

∎	A majority voting standard for the election of directors and a director resignation policy for directors who fail to receive majority support in an uncontested election;

∎	Shareholder right, at a 10% ownership threshold, to call a special meeting to transact company business;

∎	Proxy access;

∎	Procedures for shareholders to recommend director candidates to the Corporate Governance Committee (as described further under “Governance of the Company — Director Nomination Process”);

∎	Robust evaluation processes for each of the Board, its committees and individual directors; and

∎	Channels for shareholders to communicate directly with members of the Board (as described further under “Governance of the Company — Communications with Directors”).

The Board believes that the assertions in the shareholder’s proposal regarding stock performance, cash flow, dividend risk, sales trends, and governance structure do not accurately reflect LNC’s financial position, operational momentum, or strategic execution.

Notably:

∎

LNC’s stock performance in 2025 demonstrated a strong recovery, with a one-year TSR of 47.7% that significantly outperformed the 18.1% TSR for the S&P 500 Index as well as the 12.9% average TSR of the companies in our relative TSR performance peer group. Furthermore, LNC’s TSR from the date Ms. Cooper assumed the role of Chairman on May 25, 2023, through the end of 2025 was 147.7%, which also outperformed the S&P 500 Index during that same timeframe.

∎	Core earnings and capital strength remain solid, despite volatility in GAAP earnings from non-economic accounting impacts.

∎	Sales and operating income across business segments improved materially during 2025.

∎	The Company’s leadership and governance structure have supported meaningful progress in stabilizing and strengthening the business.

The Board remains committed to overseeing the continued execution of LNC’s multi-year transformation and to acting in the best interests of all shareholders.

In conclusion, we believe the Board is best positioned to determine its optimal leadership structure and should maintain the flexibility to do so. Additionally, in light of the: (1) requirement to have a Lead Independent Director if the CEO and Chairman roles are combined, (2) robust nature of the Lead Independent Director role, (3) shareholder feedback supporting our current board leadership structure,(4) independence of our key Board committees and (5) strong corporate governance practices at our Company, the Board believes that an independent Chairman requirement is unnecessary and that its adoption is not in the best long-term interests of our shareholders. The Board of Directors therefore recommends a vote AGAINST this proposal.

Lincoln National Corporation 2026 Proxy Statement     97

Compensation Committee Interlocks and Insider Participation

Compensation Committee Interlocks and Insider Participation

Directors Deirdre P. Connelly, William H. Cunningham, Eric G. Johnson, James Morris and Owen Ryan served on the Compensation Committee during 2025. No member of the Compensation Committee had any relationship requiring disclosure under the “Related-Party Transactions,” as discussed below, and no member was an employee, officer, or former officer of the Company or any of our subsidiaries. In addition, no member of the Board is an executive officer of another entity at which one of our executive officers serves on the Board of Directors.

Related-Party Transactions

Our Corporate Governance Committee has a written policy for reviewing and approving transactions with related parties. This policy applies to any transaction or proposed transaction that we must disclose publicly to comply with SEC rules, and it requires that the Corporate Governance Committee (or the full Board) preapprove such transactions. In approving any transaction or proposed transaction, the Corporate Governance Committee must determine that the transaction is fair and reasonable to Lincoln and otherwise complies with our policy on conflicts of interest. This policy does not require the Corporate Governance Committee to obtain a fairness opinion or other third-party support for its actions, although it has discretion to do so.

For purposes of the policy, the Corporate Governance Committee has preapproved transactions in which we, our subsidiaries or affiliated planners provide to a related person insurance, annuities, mutual funds or similar products, or financial services on terms and conditions substantially similar to those available to similarly situated third parties in arm’s-length transactions. This preapproval also applies to products and services provided to an entity with which a related person is affiliated, provided that the related person receives only the same benefits generally available to other comparably situated employees.

The Corporate Governance Committee has reviewed and approved the following transactions pursuant to the policy:

Bain Capital Prairie, LLC (“Buyer”) is a more than 5% beneficial owner of our common stock. On June 5, 2025, we announced that we had closed a long-term strategic partnership with Bain Capital pursuant to which we sold 18,759,497 shares (the “Shares”) of common stock of the Company (“Common Stock”), representing approximately 9.9% of the outstanding Common Stock on a post-issuance basis, to Buyer for aggregate consideration of approximately $825 million in cash (the “Transaction”). The stock purchase agreement between us and the Buyer provides for, among other things, certain limitations on the Buyer’s and certain of its affiliates’ ability to transfer Common Stock, purchase additional Common Stock, and take certain other actions with respect to the Company and its Common Stock, and an agreement that the Buyer and certain of its affiliates will, subject to certain limitations, vote Common Stock they beneficially own in accordance with the recommendation of the Company’s Board. The purchase agreement also grants the Buyer the right to designate one observer to be present in a nonvoting capacity at all meetings of the Board and, following the first anniversary of the closing of the Transaction, the right to replace such observer with a voting member of the Board, in each case subject to the Buyer’s satisfaction of certain conditions and approval of the Board.

As agreed to as part of the Transaction, our primary insurance subsidiary, The Lincoln National Life Insurance Company, entered into an investment management agreement (the “IMA”) with Bain Capital Asset Management, LP (“Buyer Investment Manager”), an affiliate of the Buyer, pursuant to which Buyer Investment Manager assumed management of $1.4 billion of general account assets of the Company’s insurance subsidiaries upon or shortly following the closing of the Transaction, which amount is required to increase to a minimum of $20 billion of assets under management over six years. We have committed to provide Buyer Investment Manager with certain minimum levels of assets under management and related investment management fees over the course of ten years following the closing of the Transaction, subject to certain exceptions and termination rights. In addition, one of our subsidiaries has a sub-advisory agreement with an affiliate of the Buyer pursuant to which the subsidiary pays the affiliate a portion of the investment management and incentive fees it receives related to management of the Lincoln Bain Capital Total Credit Fund. Finally, we have investments in certain additional Bain Capital LP funds, outside of our IMA

98     Lincoln National Corporation 2026 Proxy Statement

Related-Party Transactions

commitment, for which we pay management fees to an affiliate of the Buyer in these funds. In 2025, we paid approximately $12.7 million of fees in the aggregate to affiliates of the Buyer under the IMA, the sub-advisory agreement and related to the additional LP fund investments.

BlackRock, Inc. (“BlackRock”), acting in various fiduciary capacities, is a more than 5% beneficial owner of our common stock. In the ordinary course of business, our subsidiaries have agreements to include BlackRock funds in certain of our products. In 2025, these subsidiaries recorded aggregate revenues of approximately $1.4 million from BlackRock subsidiaries under these agreements. In addition, BlackRock provides sub-advisory and investment management services to our subsidiaries and we have investments in various BlackRock LP funds for which we pay management fees to an affiliate of BlackRock in these funds. In 2025, our subsidiaries paid BlackRock approximately $22.1 million in the aggregate associated with these services and investments.

Ms. Cooper’s son, Hanan Shandler, has been employed by the Company since 2018 and currently serves in the role of Senior Consultant, Data Science. For his services as an employee during 2025, Mr. Shandler received approximately $167,000, representing his 2025 base salary and 2025 AIP payout. He is also eligible for benefits available to all employees. The terms of Mr. Shandler’s compensation are consistent with, and within the established range for, those provided to employees with comparable positions and tenure.

Lincoln National Corporation 2026 Proxy Statement     99

Security Ownership

Security Ownership

Security Ownership of More than 5% Beneficial Owners

Our common stock trades on the NYSE under the symbol “LNC.” In addition, we have two series of preferred stock outstanding that have voting rights: (i) our 9.250% Fixed Rate Reset Non-Cumulative Preferred Stock, Series C (the “Series C Preferred Stock”), represented by depositary shares, each representing a 1/25th interest in a share of the Series C Preferred Stock (the “Series C Depositary Shares”), and (ii) our 9.000% Non-Cumulative Preferred Stock, Series D (the “Series D Preferred Stock”), represented by depositary shares, each representing a 1/1,000th interest in a share of the Series D Preferred Stock (the “Series D Depositary Shares”). The Series D Depositary Shares trade on the NYSE under the symbol “LNC PRD.”

The following table lists persons or entities that, to the best of our knowledge, are beneficial owners of more than 5% of our common stock. To the best of our knowledge, there are no beneficial owners of more than 5% of the Series C Preferred Stock or the Series D Preferred Stock. This information and the information shown below is based solely on our review of Schedules 13D and 13G filed with the SEC through March 20, 2026.

Security Ownership of Certain Beneficial Owners

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of class

Common Stock	Bain Capital Prairie, LLC[1] 200 Clarendon Street Boston, MA 02116	18,759,497	9.9%

Common Stock	BlackRock, Inc.[2] 50 Hudson Yards New York, NY 10001	16,334,997	9.6%

Common Stock	The Vanguard Group[3] 100 Vanguard Blvd. Malvern, PA 19355	19,741,163	10.39%

[1]

Based on Schedule 13D filed with the SEC on June 12, 2025, reporting beneficial ownership as of June 5, 2025, with shared voting and dispositive power with respect to all of the shares, and sole voting and dispositive power with respect to none of the shares. The shares reported are subject to an agreement pursuant to which the investor and certain of its affiliates have agreed, subject to certain limitations, to vote the shares beneficially owned in accordance with the recommendations of the Board.

[2]

Based on Schedule 13G/A filed with the SEC on January 24, 2024, reporting beneficial ownership as of December 31, 2023, with sole voting power with respect to 15,770,024 of the shares, sole dispositive power with respect to all of the shares and shared voting and dispositive power with respect to none of the shares.

[3]

Based on Schedule 13G/A filed with the SEC on January 30, 2026, reporting beneficial ownership as of December 31, 2025, with shared voting power with respect to 1,329,804 of the shares, shared dispositive power with respect to all of the shares, and sole voting and dispositive power with respect to none of the shares. The Vanguard Group subsequently reported that due to an internal realignment it no longer has, or is deemed to have, beneficial ownership over Company securities beneficially owned by various Vanguard subsidiaries and/or business divisions. The Vanguard Group also reported that certain subsidiaries or business divisions that formerly had, or were deemed to have, beneficial ownership with The Vanguard Group will report beneficial ownership separately (on a disaggregated basis).

100     Lincoln National Corporation 2026 Proxy Statement

Security Ownership

Security Ownership of Directors, Nominees and Executive Officers

The following table shows the number of shares of common stock and stock units beneficially owned on March 20, 2026, individually by each director and director nominee and each NEO who was serving as an executive officer the Company as of such date, and by all directors, director nominees and executive officers as a group. As of the same date, none of our directors, director nominees or executive officers beneficially owned any of our outstanding Series C Preferred Stock or Series D Preferred Stock, except for Mr. Kelly, who owned 15,006.550 Series D Depositary Shares, representing 15.00655 shares of Series D Preferred Stock, which is less than 1% of the Series D Preferred Stock outstanding.

Security Ownership of Directors, Nominees and Executive Officers as of March 20, 2026

Name	Amount of LNC common stock and nature of beneficial ownership[1]	Percentage of class	LNC stock units[2]	Total of LNC common stock and stock units	Total percentage of class

Deirdre P. Connelly	4,000	*	45,957	49,957	*

Ellen G. Cooper	672,832	*	—	672,832	*

William H. Cunningham	8,738	*	211,260	219,998	*

Reginald E. Davis	—	*	28,396	28,396	*

Eric G. Johnson	—	*	116,067	116,067	*

Gary C. Kelly	3,000	*	109,502	112,502	*

Brian Kroll	19,682	*	30,738	50,420	*

M. Leanne Lachman	3,000	*	82,070	85,070	*

Dale LeFebvre	—	*	27,592	27,592	*

James Morris	—	*	3,930	3,930	*

Christopher Neczypor	132,160	*	—	132,160	*

James Reid	114,586	*	—	114,586	*

Owen Ryan	12,000	*	21,855	33,855	*

Sean N. Woodroffe	16,331	*	10,204	26,535	*

All Directors and Executive Officers as a group – 20 persons	1,233,827	0.64%	740,633	1,974,460	1.03%

*	Each of these amounts represents less than 1% of the outstanding shares of our common stock as of March 20, 2026.

[1]

These amounts include the following number of shares that the named person had a right to acquire within 60 days of March 20, 2026, through the exercise of options: Ms. Cooper, 362,342 shares; Mr. Neczypor, 79,276 shares; Mr. Kroll, 19,264 shares; Mr. Reid, 62,152 shares; and all directors and executive officers as a group, 666,064 shares. These amounts also include 12,666 shares beneficially owned through the Employees’ 401(k) Plan by all directors and executive officers as a group. Mr. Kelly’s amount includes 3,000 shares held in a family trust.

[2]	LNC stock units are non-voting, non-transferable phantom stock units that track the economic performance of our common stock.

Lincoln National Corporation 2026 Proxy Statement     101

Annual Meeting Information

Annual Meeting Information

Q:	Why did I receive this proxy statement or notice of internet availability of proxy materials?

You received a copy of this proxy statement (or a notice of internet availability of proxy materials) because you owned shares of our common stock, Series C Depositary Shares or Series D Depositary Shares on March 23, 2026, the record date, and that entitles you to vote at the Annual Meeting. This proxy statement describes the matters to be voted on at the meeting and provides information on those matters. It also provides certain information about the Company that we must disclose to you when the Board solicits your proxy.

Q:	Why did some shareholders receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of the printed proxy materials?

The SEC allows us to provide access to proxy materials via the internet rather than mailing a printed copy to each shareholder. Most shareholders received a notice of internet availability (the “Notice”), which explains how to access the proxy materials on the internet and how to vote using the internet.

Shareholders of record will have the Notice or proxy materials delivered directly to their mailing address or electronically if they have previously consented to that delivery method.

Holders of shares in street name will have the proxy materials or the Notice forwarded to them by the intermediary that holds the shares.

Q:	How can I get a paper copy of the proxy materials?

The Notice contains instructions on how to obtain a paper copy of all proxy materials — including our proxy statement, our 2025 annual report and a proxy card form. If you would like to receive paper copies of our proxy materials, please follow the instructions in the Notice and submit your request prior to May 14, 2026, to ensure that you receive the materials before the Annual Meeting.

Q:	How can I sign up for internet access to the proxy materials?

To select a method of proxy material delivery while voting is open, shareholders of record may follow the instructions when voting online at www.proxyvote.com. At any time, you may also choose your method of delivery of proxy materials by visiting https://enroll.icsdelivery.com/LNC.

If you own shares indirectly through a broker, bank, or other intermediary, please contact the intermediary for additional information regarding delivery options.

Q:	What will I be voting on at the Annual Meeting?

You are being asked to:

1.	elect ten directors for a one-year term expiring at the 2027 Annual Meeting of Shareholders;

2.	ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for 2026;

3.	approve an advisory (non-binding) resolution on the compensation of our named executive officers; and

4.	respond to an advisory shareholder proposal regarding the amendment of our governing documents to provide for an independent chairman of the board.

The Board recommends that you vote FOR agenda items 1, 2 and 3, and AGAINST agenda item 4.

While it is possible that other matters could come up for voting at the meeting, the Board is not aware of any other matters at present.

102     Lincoln National Corporation 2026 Proxy Statement

Annual Meeting Information

Q:	How do I attend the Annual Meeting?

If you are a shareholder as of the record date for the Annual Meeting and you wish to attend the Annual Meeting, please log on to our annual meeting website at www.virtualshareholdermeeting.com/LNC2026.

The virtual meeting platform is supported across various browsers and devices. Participants should ensure that they have a strong internet connection wherever they intend to participate in the Annual Meeting.

We encourage you to access the Annual Meeting prior to the start time to allow ample time for online check-in. The website will be open for check-in beginning at 8:45 a.m., Eastern Time on the date of the Annual Meeting.

To attend and participate in the Annual Meeting online, you will need your “control number.” The control number is a 16-digit number that you can find in the Notice of Internet Availability (if you received proxy materials via electronic delivery), proxy card (if you are a shareholder of record who received proxy materials by mail), or voting instruction form (if you are a beneficial owner who received proxy materials by mail). Beneficial owners who do not have a control number should follow the instructions provided on the voting instruction card or otherwise provided by your bank, broker, or other nominee.

If you were not a shareholder as of the record date for the Annual Meeting and/or you do not have your control number, you will not be able to attend the Annual Meeting.

Q:	How do I participate in the Annual Meeting?

To encourage shareholder participation in the virtual meeting format of the Annual Meeting, we have adopted the following practices.

Questions: Shareholders are encouraged to ask questions. Shareholders who wish to submit a question to be addressed during the Annual Meeting may do so by submitting the question in advance at www.proxyvote.com, by entering your control number and clicking on “Submit Questions.” Questions may be submitted through May 27, 2026, at 5:00 p.m. Eastern Time.

We will post to www.proxyvote.com and the annual meeting website the meeting “Rules of Conduct,” which will address the rules for participating in the Annual Meeting, including the number and types of questions that will be allowed and how we will respond to the questions.

During the meeting, we will address as many of the appropriate shareholder questions submitted in advance as time permits. If a question is submitted that is not addressed during the Annual Meeting, or if a shareholder has a question or remark that is not related to an agenda item, such matters may be raised after the Annual Meeting by contacting our Investor Relations Department.

Availability of Recording: A recording of the Annual Meeting will be available to the public on our annual meeting website at www.virtualshareholdermeeting.com/LNC2026 until our 2027 Annual Meeting of Shareholders.

Technical Support: If you experience any technical difficulties accessing the Annual Meeting during login, please call the technical support number found on the login page at www.virtualshareholdermeeting.com/LNC2026.

Q:	Who is entitled to vote?

Holders of our common stock, our Series C Depositary Shares and our Series D Depositary Shares at the close of business on March 23, 2026, the record date for the meeting, are entitled to vote on every matter that is to be voted on at the Annual Meeting.

Q:	What constitutes a quorum at the Annual Meeting?

A majority of all outstanding shares entitled to vote at the Annual Meeting constitutes a quorum, which is the minimum number of shares that must be present or represented by proxy at the Annual Meeting in order to transact business. As of the record date, we had 191,209,768 shares of common stock, 20,000 shares of Series C Preferred Stock and 20,000 shares of Series D Preferred Stock issued, outstanding and entitled to vote at the Annual Meeting. The 20,000 outstanding shares of Series C Preferred Stock are represented by 500,000 outstanding Series C Depositary Shares, and the 20,000 outstanding shares of Series D Preferred Stock are represented by 20,000,000

Lincoln National Corporation 2026 Proxy Statement     103

Annual Meeting Information

Series D Depositary Shares. Each Series C Depositary Share voted will count as 1/25th of a share of Series C Preferred Stock voted and present at the meeting, while Each Series D Depositary Share voted will count as 1/1,000th of a share of Series D Preferred Stock voted and present at the meeting. Once a share is counted as present at the Annual Meeting, it will be deemed present for quorum purposes for the entire meeting (and for any meeting resulting from a postponement of the Annual Meeting, unless a new record date is set).

Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present. Generally, “broker non-votes” occur when brokerage firms return proxies for which no voting instructions have been received and the broker does not have discretionary authority to vote on the proposal.

Q:	How many votes do I have?

You are entitled to one vote for each share of common stock you own. Each outstanding Series C Depositary Share represents 1/25th of a share of Series C Preferred Stock, and therefore the vote of each Series C Depositary Share you hold is the equivalent of voting 1/25th of a share of Series C Preferred Stock. Each outstanding Series D Depositary Share represents 1/1,000th of a share of Series D Preferred Stock, and therefore the vote of each Series D Depositary Share you hold is the equivalent of voting 1/1,000th of a share of Series D Preferred Stock.

You will find the number of common shares or depositary shares you own (and may vote) on the proxy card or the Notice that you received.

Q:	How do I vote?

Shareholders of Record:

If you are a shareholder of record (i.e., you own your shares directly and not through a broker-dealer or other financial institution), you may cause your shares to be voted by submitting a proxy to vote your shares in advance of the Annual Meeting by any of the following means:

By Internet. Please log on to www.proxyvote.com and submit a proxy to vote your shares by 11:59 p.m., Eastern Time, on Wednesday, May 27, 2026.

By Telephone. Please call 1-800-690-6903 until 11:59 p.m., Eastern Time, on Wednesday, May 27, 2026.

By Mail. If you received a paper copy of the proxy materials and prefer to submit a proxy to vote your shares by mail, please mark, sign, date, and return your proxy card in the prepaid envelope the Company provided so that it is received prior to the Annual Meeting.

You may also attend and vote at the Annual Meeting

During the Annual Meeting. You may attend the Annual Meeting and cast your vote at www.virtualannualmeeting.com/LNC2026.

These instructions also appear on your Notice or proxy card. If you submit a proxy via the internet or by telephone, please have your Notice or proxy card available for reference when you do so, as you will need your 16-digit control number. If you submit a proxy via the internet or by telephone, please do not mail in your proxy card.

For shareholders of record, proxies submitted by mail, via the internet, or by telephone will be voted by the individuals named on the proxy card in the manner you indicate. If you execute, date, and deliver a proxy card but do not specify how your shares are to be voted, the proxies will vote as recommended by the Board of Directors on all matters on the agenda for the Annual Meeting and will use their discretion with respect to any other matters properly presented for a vote at our Annual Meeting or any postponement or adjournment thereof.

Beneficial Owners or Holders in Street Name:

If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are a holder of shares in “street name” or a “beneficial owner.” The organization holding your account will have provided you with proxy materials. As the beneficial owner, you have the right to direct the organization how to vote

104     Lincoln National Corporation 2026 Proxy Statement

Annual Meeting Information

the shares held in your account. You may submit voting instructions by following the instructions provided to you by your broker, bank, or nominee. Your ability to vote over the internet or by telephone depends on the voting procedures of your bank, broker or other nominee.

Voting by Participants in LNC Retirement and Savings Plans and Voting of Dividend Reinvestment Plan Shares:

If you have invested in the LNC Stock Fund of the LNC Employees’ 401(k) Savings Plan, the LNL Agents’ 401(k) Savings Plan, or the LNL ADC Money Purchase Plan, the trustee of the plans will vote the shares in the plan in accordance with the voting instructions given by plan participants to the trustee. Instructions on voting appear on the voting instruction form distributed to plan participants. Please review these voting instructions to determine your ability to vote over the internet or by telephone. If our stock books contain identical account information regarding common stock that you own directly and common stock that you have an interest in through these plans, you will receive a single proxy/voting instruction card representing all shares you own. If you participate in one of these plans and do not provide the trustee with your voting instructions by 11:59 p.m. Eastern Time on May 25, 2026, the trustee of the plans will vote the shares allocated to your account in proportion to the shares held by each plan for which voting instructions have been received.

If you participate in our dividend reinvestment plan, your proxy/voting instruction card(s) will also include the number of shares of common stock allocated to your accounts in that plan. To vote your shares in that plan, you must return your proxy/voting instruction card(s) or submit your voting instructions by telephone or over the internet as instructed on your proxy/voting instruction card(s).

Note: You cannot vote during the Annual Meeting if you only own share equivalents through the LNC Stock Fund of the Employees’ 401(k) Savings Plan, the LNL Agents’ 401(k) Savings Plan, or the LNL ADC Money Purchase Plan, or through our dividend reinvestment plan.

Q:	How many votes are needed to approve each proposal?

Assuming a quorum is present, a majority of the votes cast by the holders of shares entitled to vote at the Annual Meeting is required to elect each director, to ratify the appointment of EY as our accounting firm, to approve the advisory resolution on the compensation of our NEOs and to approve the shareholder proposal. Proposals 3 and 4, including the proposal regarding the approval of our NEOs’ compensation, are advisory only and not binding on the Board. Any other proposal that is properly presented at the Annual Meeting will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal.

Q:	How do abstentions, unmarked proxy cards and broker non-votes affect the voting results?

Abstentions: Abstentions will not count as votes cast either for or against a director nominee or the proposals set forth in Items 2 through 4.

Unmarked Proxy Cards: If you sign and return a proxy or voting instruction card but do not mark how your shares are to be voted, the individuals named as proxies will vote your shares, if permitted, as the Board recommends.

Broker Non-Votes: If you hold your shares in “street name,” you may instruct your broker how to vote your shares. If you do not provide voting instructions, your shares are referred to as “broker non-votes” and the bank, broker or other custodian may vote your shares, at its discretion, only on the ratification of the appointment of our accounting firm. These broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining a quorum but will not be considered in determining the number of votes necessary for approval. Broker non-votes will not count as votes cast either for or against a director nominee or the proposals set forth in Items 2 through 4.

Q:	Can I revoke my proxy or change my vote after I vote my proxy?

Yes, if you are a shareholder of record and wish to revoke or change your voting instructions, you must either:

1.	submit a later-dated proxy via the internet or by telephone, by 11:59 p.m., ET, on Wednesday, May 27, 2026;

2.	sign, date and deliver a later-dated proxy card so that it is received before the Annual Meeting;

Lincoln National Corporation 2026 Proxy Statement     105

Annual Meeting Information

3.	notify our Corporate Secretary in writing that you are revoking your proxy; or

4.	vote online during the virtual Annual Meeting.

If you hold your shares in street name, you must follow the instructions of your broker, bank, or other intermediary to revoke your voting instructions.

Q:	Who may solicit proxies?

Our directors, officers and employees, as well as Morrow Sodali, LLC, our proxy solicitation firm, may solicit proxies on behalf of the Board in person, by mail, telephone, fax and other electronic means.

Q:	Who pays the costs of soliciting proxies?

We pay the cost of soliciting proxies. Our fee to Morrow Sodali to solicit proxies this year is $25,000, plus reasonable expenses. Our directors, officers and employees receive no additional compensation for soliciting proxies. We will also reimburse certain brokerage firms, banks, custodians and other fiduciaries for the reasonable mailing and other expenses they incur in forwarding proxy materials to the beneficial owners of stock that those organizations hold of record.

106     Lincoln National Corporation 2026 Proxy Statement

General Information

General Information

Shareholder Proposals for the 2027 Annual Meeting

To be Included in our Proxy Materials

If you wish to include a shareholder proposal in the proxy materials for our 2027 Annual Meeting of Shareholders, you must submit the proposal, in accordance with SEC Rule 14a-8, to our Corporate Secretary, who must receive the proposal by December 17, 2026.

In addition, if you wish to include a director nominee in the proxy materials for our 2027 Annual Meeting of Shareholders pursuant to our “proxy access” bylaws, you must meet the requirements set forth in our bylaws and you must submit the materials required by our bylaws within the same time outlined below for director nominations submitted by a shareholder for presentation directly at an annual meeting. All such proxy access director nominations must satisfy the requirements set forth in our bylaws, a copy of which is available on our website (www.LincolnFinancial.com) on the Corporate Governance page under the “Other governance documents” heading. You may also obtain a hard copy of our bylaws at no cost by contacting our Corporate Secretary.

To be Presented in Person at Shareholder Meetings

Our bylaws set forth advance-notice procedures with respect to proposals and director nominations submitted by a shareholder for presentation directly at an annual meeting, rather than for inclusion in our proxy statement. If you wish to propose a director nominee – or any other matter of business – at an annual shareholder meeting, you must follow the procedures contained in our bylaws, which include notifying the Corporate Secretary at least 90 but not more than 120 days before the first anniversary of the prior year’s annual meeting, and you must provide the information required by our bylaws and Rule 14a-19 of the Exchange Act. Based on this year’s annual meeting date of May 28, 2026, a notice will be considered timely received for the 2027 Annual Meeting of Shareholders if our Corporate Secretary receives it no earlier than January 28, 2027, and no later than February 27, 2027.

If our annual meeting is scheduled to be held more than thirty (30) days before or more than thirty (30) days after the first anniversary of the prior year’s annual meeting, you must give your notice by the close of business on the later of (i) the date 90 days prior to the scheduled annual meeting or (ii) the tenth day following the date that the scheduled annual meeting is first publicly announced or disclosed. All such proposals and director nominations must satisfy the requirements set forth in our bylaws, a copy of which is available on our website (www.LincolnFinancial.com) on the Corporate Governance page under the “Other governance documents” heading. You may also obtain a hard copy of our bylaws at no cost by contacting our Corporate Secretary.

If any such matter is brought before the meeting in accordance with our bylaws, the individuals identified on the proxy card may, if the matter will be voted on, vote the shares represented by proxies at their discretion in the manner they believe to be in our best interests. However, the person presiding at a meeting of shareholders (the Chairman) is authorized by the bylaws to determine whether the proposed business was properly brought before the meeting or was lawful or appropriate for consideration at the meeting or whether a nomination for director was properly made. If the Chairman determines that any of these requirements was not met, then the proposed business shall not be transacted or the defective nomination shall be disregarded.

Incorporation by Reference

To the extent that this proxy statement has been or will be specifically incorporated by reference into any of our other filings under the Securities Act of 1933 or the Exchange Act, the sections of this proxy statement entitled “Audit Committee Report” and “Compensation Committee Report” shall not be deemed to be so incorporated, unless specifically provided otherwise in such filing.

Annual Report

You may request a printed copy of our Annual Report on Form 10-K, at no charge, by writing to: Corporate Secretary, Lincoln National Corporation, 150 N. Radnor-Chester Road, Radnor, PA 19087. In addition, you can access our Form 10-K and other reports on the SEC’s website at www.sec.gov and on our website at www.LincolnFinancial.com.

Lincoln National Corporation 2026 Proxy Statement     107

General Information

Householding

SEC rules allow a single copy of the proxy materials or the Notice to be delivered to multiple shareholders sharing the same address and last name, or who we reasonably believe are members of the same family and who consent to receive a single copy of these materials in a manner provided by these rules. This practice is referred to as “householding” and can result in significant savings of paper and mailing costs.

If you are a shareholder of record and would like to have separate copies of the Notice or proxy materials mailed to you in the future, you must submit a request to opt out of householding in writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or call Broadridge at 1-866-540-7095, and we will cease householding all such documents within 30 days of the request.

Certain brokerage firms, banks, or other similar entities holding our shares for their customers may household proxy materials or notices. Shareholders sharing an address whose shares are held by such an entity should contact such entity if they now receive (1) multiple copies of our proxy materials or Notices and wish to receive only one copy of these materials per household in the future, or (2) a single copy of our proxy materials or Notice and wish to receive separate copies of these materials in the future.

Additional Voting Matters

The Board of Directors is not aware of any matters that will be presented for action at the Annual Meeting other than those mentioned in this proxy statement. However, if any other matter should properly come before the meeting, the persons authorized by the accompanying proxy will vote and act with respect to such matter(s) in what they believe to be in the best interests of the Company and its shareholders.

A list of shareholders entitled to vote at the Annual Meeting will be available for examination during the virtual Annual Meeting.

For the Board of Directors,

Nancy A. Smith

Senior Vice President & Secretary

April 16, 2026

108     Lincoln National Corporation 2026 Proxy Statement

Exhibit 1

Definitions and Reconciliations for Non-GAAP Financial Measures

Non-GAAP financial measures do not replace the most directly comparable GAAP measures. Reconciliations of the following non-GAAP financial measures to the most directly comparable GAAP financial measures or calculations of such measures, as applicable, are presented herein beginning on page E-3.

Adjusted Income (Loss) From Operations

Adjusted income (loss) from operations is GAAP net income (loss) excluding the effects of the following items, as applicable:

∎

Items related to annuity product features, which include changes in market risk benefits (“MRBs”), changes in the fair value of the related hedge instruments inclusive of income allocated to support the cost of hedging or future benefits, and changes in the fair value of the embedded derivative liabilities and the associated index options for our indexed annuity products (collectively, “net annuity product features”);

∎

Items related to life insurance product features, which include changes in the fair value of derivatives we hold as part of variable universal life insurance (“VUL”) hedging, changes in reserves resulting from benefit ratio unlocking associated with the impact of capital markets, and changes in the fair value of the embedded derivative liabilities of our indexed universal life insurance (“IUL”) contracts and the associated index options we hold to hedge them (collectively, “net life insurance product features”);

∎	Credit loss-related adjustments on fixed maturity available-for-sale (“AFS”) securities, mortgage loans on real estate and reinsurance-related assets (“credit loss-related adjustments”);

∎

Changes in the fair value of equity securities and certain other investments, the impact of certain derivatives, and realized gains (losses) on sales, disposals and impairments of financial assets (collectively, “investment gains (losses)”);

∎

Changes in the fair value of reinsurance-related embedded derivatives, trading securities and mortgage loans on real estate electing the fair value option (“changes in the fair value of reinsurance-related embedded derivatives, trading securities and certain mortgage loans”);

∎	Income (loss) from the initial adoption of new accounting standards, accounting policy changes and new regulations, including changes in tax law;

∎	Income (loss) from reserve changes, net of related amortization, on business sold through reinsurance;

∎	Losses from the impairment of intangible assets and gains (losses) on other non-financial assets;

∎	Income (loss) from discontinued operations;

∎

Other items, which include the following: certain legal and regulatory accruals; severance expense related to initiatives that realign the workforce; transaction, integration and other costs related to mergers and acquisitions including the acquisition or divestiture, through reinsurance or other means, of businesses or blocks of business, and certain other corporate initiatives; mark-to-market adjustment related to the LNC stock component of our deferred compensation plans (“deferred compensation mark-to-market adjustment”); gains (losses) on modification or early extinguishment of debt; and impacts from settlement or curtailment of defined benefit obligations; and

∎	Income tax benefit (expense) related to the above pre-tax items, including the effect of tax adjustments such as changes to deferred tax valuation allowances.

Adjusted Income (Loss) From Operations Available to Common Stockholders

Adjusted income (loss) from operations available to common stockholders is defined as after-tax adjusted income (loss) from operations less preferred stock dividends.

Management believes that the use of the non-GAAP financial measures adjusted income (loss) from operations, adjusted income (loss) from operations available to common stockholders and adjusted income (loss) from operations per diluted share available to common stockholders is helpful to investors in evaluating the company’s performance.

Lincoln National Corporation 2026 Proxy Statement     E-1

Exhibit 1

Management believes that excluding the following items from adjusted income (loss) from operations enhances understanding of the underlying trends and long-term performance of the company’s business. Management excludes “net annuity product features” as this adjustment primarily represents the difference between the valuation of reserves and the valuation of derivatives utilized for hedging our variable annuity and indexed annuity products, which can fluctuate significantly from period to period based on changes in equity markets and interest rates. This difference is due to the hedge focus on managing risks to statutory capital as opposed to the GAAP reserves. Management excludes “net life insurance product features” for similar reasons. In addition, management excludes “credit loss-related adjustments” and “investment gains (losses)” as the timing of changes in allowances or sales of credit-impaired investments depends largely on market credit cycles and can vary considerably from period to period and the timing of other sales of investments that would result in gains or losses is driven by market conditions, including interest rates, and other factors. Management excludes “changes in the fair value of reinsurance-related embedded derivatives, trading securities and certain mortgage loans” as this adjustment represents the economics of investments in underlying funds withheld portfolios supporting reinsurance agreements that have been transferred to third-party reinsurers, which is not indicative of our ongoing results.

Finally, management excludes from adjusted income (loss) from operations certain additional items (as set forth in the definition above) that are not necessarily indicative of current operating fundamentals or future performance of the business segments, and, in most instances, decisions regarding these items do not necessarily relate to the operations of the individual segments. Management believes excluding these items better explains the results of the company’s ongoing businesses in a manner that allows for enhanced understanding of underlying trends, company performance and business fundamentals.

Adjusted Stockholders’ Equity

Adjusted stockholders’ equity is stockholders’ equity, excluding accumulated other comprehensive income (“ AOCI”), preferred stock, changes in MRBs, guaranteed living benefit (“GLB”) and guaranteed death benefit (“GDB”) hedge instruments gains (losses), and the difference between amounts recognized in net income (loss) on reinsurance-related embedded derivatives and the underlying asset portfolios (“reinsurance-related embedded derivatives and portfolio gains (losses)”). Management believes this metric is useful to investors to analyze our net worth because it eliminates the effect of market movements that can fluctuate significantly from period to period, primarily related to changes in equity markets and interest rates. Stockholders’ equity is the most directly comparable GAAP measure.

Leverage Ratio

Leverage ratio is a measure that we use to monitor the level of our debt relative to our total capitalization. Debt used in this metric reflects total debt and preferred stock adjusted for certain items. Total capitalization reflects debt used in the numerator of this ratio and stockholders’ equity adjusted for certain items.

E-2     Lincoln National Corporation 2026 Proxy Statement

Exhibit 1

Reconciliation of Net Income (Loss) Available to Common Stockholders to Adjusted Income (Loss) from Operations Available to Common Stockholders

For the year ended

(millions of dollars, except per share data)	12/31/25

Net income (loss) available to common stockholders – diluted	$1,086

Less:

Preferred stock dividends declared	(91)

Net income (loss)	1,177

Less:

Net annuity product features, pre-tax[1]	238

Net life insurance product features, pre-tax	(42)

Credit loss-related adjustments, pre-tax	(134)

Investment gains (losses), pre-tax	(319)

Changes in the fair value of reinsurance-related embedded derivatives, trading securities and certain mortgage loans, pre-tax[2]	(201)

Gains (losses) on other non-financial assets, pre-tax[3]	(14)

Other items, pre-tax[4,5,6,7,8]	(92)

Income tax benefit (expense) related to the above pre-tax items	113

Total adjustments	(451)

Adjusted income (loss) from operations	1,628

Add:

Preferred stock dividends declared	(91)

Adjusted income (loss) from operations available to common stockholders	$1,537

Earnings (Loss) Per Common Share – Diluted

Net income (loss) (diluted)	$5.83

Adjusted income (loss) from operations (diluted)	8.23

[1]

Includes changes in MRBs of $341 million; changes in the fair value of the related hedge instruments inclusive of income allocated to support the cost of hedging or future benefits of $(263) million; and changes in the fair value of the embedded derivative liabilities and the associated index options for our indexed annuity products of $160 million.

[2]	Includes primarily changes in the fair value of the embedded derivative related to the fourth quarter 2023 reinsurance transaction.

[3]	Represents impairment of long-lived assets.

[4]	Includes certain legal accruals of $(9) million and regulatory accruals of $2 million.

[5]	Includes severance expense related to initiatives to realign the workforce of $(24) million.

[6]

Includes transaction, integration and other costs related to mergers, acquisitions, divestitures and certain other corporate initiatives consisting of $(55) million of transaction costs related to restructuring certain captive reinsurance subsidiaries, $(25) million related to the sale of our wealth management business, $(22) million related to Life Insurance segment persistency optimization and $(21) million primarily related to the Bain Capital transaction.

[7]	Includes deferred compensation mark-to-market adjustment of $(32) million.

[8]	Includes gains on early extinguishment of debt of $94 million.

Lincoln National Corporation 2026 Proxy Statement     E-3

Exhibit 1

Leverage Ratio

	As of December 31,

(millions of dollars)	2024	2025

Short-term debt[1]	$300	$400

Long-term debt	5,856	5,866

Total debt	6,156	6,266

Preferred stock	986	986

Total debt and preferred stock	7,142	7,252

Less:

Operating debt[2]	868	868

Prefunding of upcoming debt maturities	300	400

25% of capital securities and subordinated notes	302	247

50% of preferred stock	493	493

Carrying value of fair value hedges and other items	111	114

Total numerator	5,068	5,130

Adjusted stockholders’ equity[3]	12,367	14,595

Add:

25% of capital securities and subordinated notes	302	247

50% of preferred stock	493	493

Total numerator	5,068	5,130

Total denominator	$18,230	$20,465

Leverage ratio	27.8%	25.1%

[1]	As of December 31, 2025, consists of $400 million principal amount of our 3.625% Senior Notes due December 12, 2026.

[2]

We have categorized as operating debt the senior notes issued in October 2007 and June 2010 because the proceeds were used as a long-term structured solution to reduce the strain on increasing statutory reserves associated with secondary guarantee universal life and term policies.

[3]	See reconciliation to stockholders’ equity on page E-5.

E-4     Lincoln National Corporation 2026 Proxy Statement

Exhibit 1

Reconciliation of Stockholders’ Equity to Adjusted Stockholders’ Equity

	For the year ended

(millions of dollars)	12/31/24	12/31/25

Stockholders’ Equity, End-of-Period

Stockholders’ equity	$8,269	$10,906

Less:

Preferred stock	986	986

AOCI	(5,036)	(4,058)

Stockholders’ equity, excluding AOCI and preferred stock	12,319	13,978

Changes in MRBs	3,165	3,431

GLB and GDB hedge instruments gains (losses)	(3,062)	(3,812)

Reinsurance-related embedded derivatives and portfolio gains (losses)	(151)	(236)

Adjusted stockholders’ equity	$12,367	$14,595

Lincoln National Corporation 2026 Proxy Statement     E-5

Exhibit 2

Definitions for Incentive Compensation Programs

2025 AIP and 2025 LTI Program

For the 2025 AIP, “Income from Operations” is defined as set forth below. Unless as otherwise defined, all terms shall have the meaning set forth in our Annual Report on Form 10-K for the year ended December 31, 2024.

Income from Operations means Net Income, exclusive of the after-tax effects of the following items, as applicable:

∎

Items related to annuity product features, which include changes in market-risk benefits (“MRBs”), including gains and losses and benefit payments, changes in the fair value of the derivative instruments we hold to hedge guaranteed living benefit (“GLB”) and guaranteed death benefit (“GDB”) riders, net of fee income allocated to support the cost of hedging them, and changes in the fair value of the embedded derivative liabilities of our indexed annuity contracts and the associated index options we hold to hedge them, including collateral expense associated with the hedge program (collectively, “net annuity product features”);

∎

Items related to life insurance product features, which include changes in the fair value of derivatives we hold as part of VUL hedging, changes in reserves resulting from benefit ratio unlocking associated with the impact of capital markets, and changes in the fair value of the embedded derivative liabilities of our IUL contracts and the associated index options we hold to hedge them (collectively, “net life insurance product features”);

∎	Credit loss-related adjustments on fixed maturity AFS securities, mortgage loans on real estate and reinsurance-related assets (“credit loss-related adjustments”);

∎

Changes in the fair value of equity securities, certain derivatives, certain other investments and realized gains (losses) on sales, disposals and impairments of financial assets (collectively, “investment gains (losses)”);

∎

Changes in the fair value of reinsurance-related embedded derivatives, trading securities and mortgage loans on real estate electing the fair value option (“changes in the fair value of reinsurance-related embedded derivatives, trading securities and certain mortgage loans”);

∎	Income (loss) from the initial adoption of new accounting standards, accounting policy changes and new regulations, including changes in tax law;

∎	Income (loss) from reserve changes, net of related amortization, on business sold through reinsurance;

∎	Losses from the impairment of intangible assets and gains (losses) on other non-financial assets;

∎	Income (loss) from discontinued operations;

∎

Other items, which include the following: certain legal and regulatory accruals; severance expense related to initiatives that realign the workforce; transaction and integration costs related to mergers and acquisitions including the acquisition or divestiture, through reinsurance or other means, of businesses or blocks of business; mark-to-market adjustment related to the LNC stock component of our deferred compensation plans (“deferred compensation mark-to-market adjustment”); gains (losses) on modification or early extinguishment of debt; and impacts from settlement or curtailment of defined benefit obligations; and

∎	Income tax benefit (expense) related to the above pre-tax items, including the effect of tax adjustments such as changes to deferred tax valuation allowances.

In addition, for calculating Income from Operations for the 2025 AIP, the following items will be excluded from Income from Operations, all net of tax, if any occur in the relevant performance period (“defined exclusions”):

A.	Expenses related to restructuring activities, including restructuring charges, and losses associated with changes to employee benefit plans;

B.	Reductions in earnings in the performance period from those in the base year as a result of the ongoing impact of a change in accounting principle;

C.	Pre-tax losses and expenses resulting from claims, damages, judgments, liabilities and settlements arising from legal or regulatory proceedings in excess of $10 million;

D.	Reductions in earnings resulting from the sale or reinsurance of a business or block of business, including reductions related to timing, consideration, or ongoing impacts associated with the sale;

E-6     Lincoln National Corporation 2026 Proxy Statement

Exhibit 2

E.

Reduction in earnings from increases in our effective tax rate and the related taxes due to legislative changes and changes in income tax laws, including but not limited to, changes in the computation of the separate account dividends received deduction under the federal income tax law and increases to the corporate tax rate;

F.	Reduction in earnings resulting from changes in regulatory requirements governing the Company;

G.

Reduction in earnings resulting from initial and ongoing impacts from changes in the assumptions used in our actuarial models and systems, the changes resulting from the review of such models and systems and the changes to or conversion of actuarial systems;

H.	Reduction in earnings from costs associated with strategic projects not considered in plan; and

I.

Reduction in earnings from significant disruptions in the operations of the Company as could result from a natural disaster, Acts of God, act of terrorism, inability of the capital markets to function and other similar items in nature that impact the operations of the Company.

For the 2025 AIP, “Income from Operations per Share” is defined as the sum of Income from Operations and defined exclusions (defined above) divided by average diluted shares. Average diluted shares exclude share amounts related to elections in the Company’s Deferred Compensation plan that select Company stock as the measure for the investment return.

For the 2025-2027 LTI Program, “Return on Equity” is defined as Income from Operations and defined exclusions (defined above) divided by average Shareholder’s Equity for the year. Shareholders’ equity will exclude the impact to current year and prior years from all of the defined exclusions listed above under Income from Operations, Accumulated Other Comprehensive Income or other similar items and will exclude items including, but not limited to, the increase in equity due to goodwill associated with an acquisition during the performance period; the increase in equity due to changes in our effective tax rate and the related taxes due to legislative changes and changes in income tax laws; the increase or decrease in equity due to a change in accounting principle or adoption of new accounting guidance, the change in equity as a result of MRB-related impacts and GLB and GDB hedged instruments gains (losses), changes in equity as a result of the sale or reinsurance of a business or block or business and changes in the fair value of embedded derivatives related to the Fortitude Re reinsurance transaction.

2024 AIP

For the 2024 AIP, “Income from Operations” is defined as set forth below. Unless as otherwise defined, all terms shall have the meaning set forth in our Annual Report on Form 10-K for the year ended December 31, 2023.

Income from Operations means Net Income, exclusive of the after-tax effects of the following items, as applicable:

∎

Items related to annuity product features, which include changes in MRBs, including gains and losses and benefit payments, changes in the fair value of the derivative instruments we hold to hedge GLB and GDB riders, net of fee income allocated to support the cost of hedging them, and changes in the fair value of the embedded derivative liabilities of our indexed annuity contracts and the associated index options we hold to hedge them, including collateral expense associated with the hedge program (collectively, “net annuity product features”);

∎

Items related to life insurance product features, which include changes in the fair value of derivatives we hold as part of VUL hedging, changes in reserves resulting from benefit ratio unlocking associated with the impact of capital markets, and changes in the fair value of the embedded derivative liabilities of our IUL contracts and the associated index options we hold to hedge them (collectively, “net life insurance product features”);

∎	Credit loss-related adjustments on fixed maturity AFS securities, mortgage loans on real estate and reinsurance-related assets (“credit loss-related adjustments”);

∎

Changes in the fair value of equity securities, certain derivatives, certain other investments and realized gains (losses) on sales, disposals and impairments of financial assets (collectively, “investment gains (losses)”);

∎

Changes in the fair value of reinsurance-related embedded derivatives, trading securities and mortgage loans on real estate electing the fair value option (“changes in the fair value of reinsurance-related embedded derivatives, trading securities and certain mortgage loans”);

∎	Income (loss) from the initial adoption of new accounting standards, regulations and policy changes;

∎	Income (loss) from reserve changes, net of related amortization, on business sold through reinsurance;

Lincoln National Corporation 2026 Proxy Statement     E-7

Exhibit 2

∎	Transaction and integration costs related to mergers and acquisitions including the acquisition or divestiture, through reinsurance or other means, of businesses or blocks of business;

∎	Gains (losses) on modification or early extinguishment of debt;

∎	Losses from the impairment of intangible assets and gains (losses) on other non-financial assets; and

∎	Income (loss) from discontinued operations.

In addition, for calculating Income from Operations for the 2024 AIP, the following items will be excluded from Income from Operations, all net of tax, if any occur in the relevant performance period (“defined exclusions”):

A.	Expenses related to restructuring activities, including restructuring charges, and losses associated with changes to employee benefit plans;

B.	Reductions in earnings in the performance period from those in the base year as a result of the ongoing impact of a change in accounting principle;

C.	Pre-tax losses and expenses resulting from claims, damages, judgments, liabilities and settlements arising from legal or regulatory proceedings in excess of $10 million;

D.	Reductions in earnings resulting from the sale or reinsurance of a business or block of business, including reductions related to timing, consideration, or ongoing impacts associated with the sale;

E.

Reduction in earnings from increases in our effective tax rate and the related taxes due to legislative changes and changes in income tax laws, including but not limited to, changes in the computation of the separate account dividends received deduction under the federal income tax law and increases to the corporate tax rate;

F.	Reduction in earnings resulting from changes in regulatory requirements governing the Company;

G.

Reduction in earnings resulting from initial and ongoing impacts from changes in the assumptions used in our actuarial models and systems, the changes resulting from the review of such models and systems and the changes to or conversion of actuarial systems;

H.	Reduction in earnings from the mark-to-market adjustments resulting from the accounting for the LNC stock component of the Company’s Deferred Compensation plan; and

I.

Reduction in earnings from significant disruptions in the operations of the Company as could result from a natural disaster, Acts of God, act of terrorism, inability of the capital markets to function and other similar items in nature that impact the operations of the Company.

For the 2024 AIP, “Income from Operations per Share” is defined as the sum of Income from Operations and defined exclusions (defined above) divided by average diluted shares. Average diluted shares exclude share amounts related to elections in the Company’s Deferred Compensation plan that select Company stock as the measure for the investment return.

2023 AIP and 2023 LTI Program

For the 2023 AIP, “Income from Operations” is defined as set forth below. Unless as otherwise defined, all terms shall have the meaning set forth in our Annual Report on Form 10-K for the year ended December 31, 2022.

Income from Operations means Net Income, exclusive of the items listed below (all net-of-tax):

∎	Changes in MRB reserves, including remeasurement gains and losses and benefit payments (“MRB-related impacts”)

∎	Realized gains and losses associated with the following:

–	Changes in the carrying value of mortgage loans on real estate attributable to current period expected credit losses (“CECL”);

–	Changes in the carrying value of reinsurance-related assets attributable to CECL;

–	Changes in the carrying value of fixed maturity AFS securities attributable to the estimation of credit losses;

–

Changes in the carrying value of investments, including trading securities, equity securities, certain derivatives, and mortgage loans on real estate electing the fair value option, and of embedded derivatives within certain reinsurance arrangements, as well as sales or disposals of investments;

E-8     Lincoln National Corporation 2026 Proxy Statement

Exhibit 2

–	Changes in the fair value of the derivative instruments we hold to hedge GLB and GDB riders;

–	Fee income allocated to support the cost of hedging GLB and GDB riders;

–	Changes in the fair value of the embedded derivative liabilities of our indexed annuity and indexed universal life insurance contracts; and

–	Changes in the fair value of index options we hold to hedge the change in the fair value of the embedded derivative liabilities of our indexed annuity and indexed universal life insurance contracts;

∎	Change in reserves resulting from benefit ratio unlocking on variable universal life insurance products with secondary guarantees;

∎	Income (loss) from the initial adoption of new accounting standards, regulations and policy changes;

∎	Income (loss) from reserve changes, net of related amortization, on business sold through reinsurance;

∎	Transaction and integration costs related to mergers and acquisitions including the acquisition or divestiture, through reinsurance or other means, of businesses or blocks of business;

∎	Gains (losses) on modification or early extinguishment of debt;

∎	Losses from the impairment of intangible assets and gains (losses) on other non-financial assets; and

∎	Income (loss) from discontinued operations.

In addition, for calculating Income from Operations for the 2023 AIP, the following items will be excluded from Income from Operations, all net of tax, if any occur in the relevant performance period (“defined exclusions”):

A.	Expenses related to restructuring activities, including restructuring charges, and losses associated with changes to employee benefit plans;

B.	Reductions in earnings in the performance period from those in the base year as a result of the ongoing impact of a change in accounting principle;

C.	Pre-tax losses and expenses resulting from claims, damages, judgments, liabilities and settlements arising from legal or regulatory proceedings in excess of $10 million;

D.	Reductions in earnings resulting from the sale or reinsurance of a business or block of business;

E.

Reduction in earnings from increases in our effective tax rate and the related taxes due to legislative changes and changes in income tax laws, including but not limited to, changes in the computation of the separate account dividends received deduction under the federal income tax law and increases to the corporate tax rate;

F.	Reduction in earnings resulting from changes in regulatory requirements governing the Company;

G.

Reduction in earnings resulting from changes in the assumptions used in our actuarial models and systems, the changes resulting from the review of such models and systems and the changes to or conversion of actuarial systems;

H.	Reduction in earnings from the mark-to-market adjustments resulting from the accounting for the LNC stock component of the Company’s Deferred Compensation plan; and

I.

Reduction in earnings from significant disruptions in the operations of the Company as could result from a natural disaster, Acts of God, act of terrorism, inability of the capital markets to function and other similar items in nature that impact the operations of the Company.

For the 2023 AIP, “Income from Operations per Share” is defined as the sum of Income from Operations and defined exclusions (defined above) divided by average diluted shares. Average diluted shares exclude share amounts related to elections in the Company’s Deferred Compensation plan that select Company stock as the measure for the investment return.

For the 2023-2025 LTI Program, “Return on Equity” (ROE) is defined as Income from Operations and defined exclusions (as defined above) divided by average Shareholder’s Equity for the year. Shareholders’ equity excludes all of the defined exclusions listed above under Income from Operations, Accumulated Other Comprehensive Income or other similar items and as well as items including, but not limited to, the increase in equity due to goodwill associated with an acquisition during the performance period; the increase in equity due to changes in our effective tax rate and the related taxes due to legislative changes and changes in income tax laws; the increase or decrease in equity due to a change in accounting principle; the increase or decrease in equity due to incremental volatility driven by the Long Duration Targeted Improvements accounting standard. The ROE was calculated annually on December 31st of each year in the plan. The three one-year ROE calculations were then averaged to determine the final result.

Lincoln National Corporation 2026 Proxy Statement     E-9

Exhibit 2

2022 AIP

For the 2022 AIP, “Income from Operations” is defined as set forth below. Unless as otherwise defined, all terms shall have the meaning set forth in our Annual Report on Form 10-K for the year ended December 31, 2021.

Income from Operations means Net Income, exclusive of the items listed below (all net-of-tax):

∎	Realized gains and losses defined as the following:

–	Sale or disposals and impairments of financial assets;

–	Changes in the fair value of equity securities;

–	Changes in the fair value of derivatives, embedded derivatives within certain reinsurance arrangements and trading securities (gain (loss) on the mark-to-market on certain instruments);

–	Changes in the fair value of the derivatives we own to hedge our GDB riders within our variable annuities;

–	Changes in the fair value of the embedded derivatives of our GLB riders reflected within variable annuity net derivative results accounted for at fair value;

–	Changes in the fair value of the derivatives we own to hedge our GLB riders reflected within variable annuity net derivative results; and

–

Changes in the fair value of the embedded derivative liabilities related to index options we may purchase or sell in the future to hedge contract holder index allocations applicable to future reset periods for our indexed annuity products accounted for at fair value;

∎	Change in reserves resulting from benefit ratio unlocking on our GDB and GLB riders;

∎	Income (loss) from reserve changes, net of related amortization, on business sold through reinsurance;

∎	Gains (losses) on modification or early extinguishment of debt;

∎	Losses from the impairment of intangible assets;

∎	Income (loss) from discontinued operations;

∎	Transaction and integration costs related to mergers and acquisitions including the acquisition or divestiture, through reinsurance or other means, of businesses or blocks of business; and

∎	Income (loss) from the initial adoption of new accounting standards, regulations and policy changes including the net impact from the Tax Cuts and Jobs Act.

In addition, for calculating Income from Operations for the 2022 AIP, the following items will be excluded from Income from Operations, all net of tax, if any occur in the relevant performance period (“defined exclusions”):

A.	Expenses related to restructuring activities, including restructuring charges, and losses associated with changes to employee benefit plans;

B.	Changes in earnings in the performance period from those in the base year as a result of the ongoing impact of a change in accounting principle;

C.

Changes in earnings associated with the adoption and ongoing impacts associated with the adoption and implementation of new accounting guidance, including but not limited to ASU 2018-12, Targeted Improvements to the Accounting for Long-Duration Contracts and related amendments;

D.	Changes in earnings associated with changes in hedge strategy;

E.	Pre-tax losses and expenses resulting from claims, damages, judgments, liabilities and settlements arising from legal or regulatory proceedings in excess of $10 million;

F.	Reductions in earnings resulting from the sale or reinsurance of a business or block of business;

G.

Changes in earnings from increases in our effective tax rate and the related taxes due to legislative changes and changes in income tax laws, including but not limited to, changes in the computation of the separate account dividends received deduction under the federal income tax law and increases to the corporate tax rate;

E-10     Lincoln National Corporation 2026 Proxy Statement

Exhibit 2

H.	Changes in earnings resulting from changes in regulatory requirements governing the Company;

I.

Changes in earnings resulting from changes in the assumptions used in our actuarial models and systems, the changes resulting from the review of such models and systems and the changes to or conversion of actuarial systems;

J.	Changes in earnings from the mark-to-market adjustments resulting from the accounting for the LNC stock component of the Company’s Deferred Compensation plan;

K.	Changes in earnings resulting from a global pandemic and associated impacts to mortality and morbidity results; and

L.

Changes in earnings from significant disruptions in the operations of the Company as could result from a natural disaster, Acts of God, act of terrorism, inability of the capital markets to function and other similar items in nature that impact the operations of the Company.

For the 2022 AIP, “Income from Operations per Share” is defined as the sum of Income from Operations and defined exclusions (defined above) divided by the average diluted shares. Average diluted shares exclude share amounts related to elections in the Company’s Deferred Compensation plan that select Company stock as the measure for the investment return.

2021 AIP

For the 2021 AIP, “Income from Operations” is defined as set forth below. Unless as otherwise defined, all terms shall have the meaning set forth in our Annual Report on Form 10-K for the year ended December 31, 2020.

Income from Operations means Net Income, exclusive of the items listed below (all net-of-tax):

∎	Realized gains and losses defined as the following:

–	Sale or disposals and impairments of securities;

–	Change in the fair value of derivatives, embedded derivatives within certain reinsurance arrangements and trading securities (gains (losses) on the mark-to-market on certain instruments);

–	Change in the fair value of the derivatives we own to hedge our GDB riders within our variable annuities;

–	Change in the fair value of the embedded derivatives of our GLB riders reflected within variable annuity net derivative results accounted for at fair value;

–	Changes in the fair value of the derivatives we own to hedge our GLB riders reflected within variable annuity net derivative results; and

–

Changes in the fair value of the embedded derivative liabilities related to index options we may purchase or sell in the future to hedge contract holder index allocations applicable to future reset periods for our indexed annuity products accounted for at fair value;

∎	Change in reserves resulting from benefit ratio unlocking on our GDB and GLB riders;

∎	Income (loss) from reserve changes, net of related amortization, on business sold through reinsurance;

∎	Gains (losses) on early extinguishment of debt;

∎	Losses from the impairment of intangible assets;

∎	Income (loss) from discontinued operations — both the income in the period and the gain or loss on disposition;

∎	Acquisition and integration costs related to mergers and acquisitions; and

∎	Income (loss) from the initial adoption of new accounting standards, regulations and policy changes including the net impact from the Tax Cuts and Jobs Act.

In addition, for calculating Income from Operations for the 2020 AIP, the following items will be excluded from Income from Operations, all net of tax, if any occur in the relevant performance period (“defined exclusions”):

A.	Expenses related to restructuring activities, including restructuring charges, and losses associated with changes to employee benefit plans;

Lincoln National Corporation 2026 Proxy Statement     E-11

Exhibit 2

B.	Reductions in earnings in the performance period from those in the base year as a result of the ongoing impact of a change in accounting principle;

C.	Pre-tax losses and expenses resulting from claims, damages, judgments, liabilities and settlements arising from legal or regulatory proceedings in excess of $10 million;

D.	Reductions in earnings resulting from the sale or reinsurance of a business or block of business;

E.

Reduction in earnings from increases in our effective tax rate and the related taxes due to legislative changes and changes in income tax laws, including but not limited to, changes in the computation of the separate account dividends received deduction under the federal income tax law and increases to the corporate tax rate;

F.	Reduction in earnings resulting from changes in regulatory requirements governing the Company;

G.

Reduction in earnings resulting from changes in the assumptions used in our actuarial models and systems, the changes resulting from the review of such models and systems and the changes to or conversion of actuarial systems;

H.	Reduction in earnings from the mark-to-market adjustments resulting from the accounting for the LNC stock component of the Company’s Deferred Compensation plan;

I.	Reductions in earnings resulting from a global pandemic and related significant increases in unemployment; and

J.

Reduction in earnings from significant disruptions in the operations of the Company as could result from a natural disaster, Acts of God, act of terrorism, inability of the capital markets to function and other similar items in nature that impact the operations of the Company.

For the 2021 AIP, “Income from Operations per Share” is defined as the sum of Income from Operations and defined exclusions (defined above) divided by the average diluted shares. Average diluted shares exclude share amounts related to elections in the Company’s Deferred Compensation plan that select Company stock as the measure for the investment return.

E-12     Lincoln National Corporation 2026 Proxy Statement

Lincoln
National Corporation℠

©2026 Lincoln National Corporation

LincolnFinancial.com

Lincoln Financial is the marketing name for Lincoln National Corporation and its affiliates.

Affiliates are separately responsible for their own financial and contractual obligations.

PROXY-LNC-26

LINCOLN NATIONAL CORPORATION 150 NORTH RADNOR-CHESTER RD RADNOR, PA 19087 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 27, 2026 for shares held directly and by 11:59 p.m. Eastern Time on May 25, 2026 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/LNC2026 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 27, 2026 for shares held directly and by 11:59 p.m. Eastern Time on May 25, 2026 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V85223-P47025 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY LINCOLN NATIONAL CORPORATION The Board of Directors recommends you vote FOR the following: 1. The election of ten directors for a one-year term expiring at the 2027 Annual Meeting. Nominees: For Against Abstain 1a. Deirdre P. Connelly 1b. Ellen G. Cooper 1c. William H. Cunningham 1d. Reginald E. Davis 1e. Eric G. Johnson 1f. Gary C. Kelly 1g. M. Leanne Lachman 1h. Dale LeFebvre 1i. James Morris 1j. Owen Ryan The Board of Directors recommends you vote FOR the following proposals: 2. The ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for 2026. 3. The approval of an advisory resolution on the compensation of our named executive officers. The Board of Directors recommends you vote AGAINST the following proposal: 4. Shareholder proposal to amend our governing documents to provide for an independent chairman of the board. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Lincoln National Corporation 2026 Annual Meeting of Shareholders Thursday, May 28, 2026, 9:00 am EDT www.virtualshareholdermeeting.com/LNC2026 If you plan to attend the meeting at www.virtualshareholdermeeting.com/LNC2026, you will be required to enter the control number found on your Notice, your proxy card or on the instructions that accompanied your proxy materials. The Annual Meeting will be held in a virtual meeting format only. For more information, see “Annual Meeting Information” in the proxy statement. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and Notice of Annual Meeting and Annual Report are available at www.proxyvote.com. V85224-P47025 LINCOLN NATIONAL CORPORATION Annual Meeting of Shareholders This proxy is solicited by the Board of Directors The undersigned shareholder(s) hereby appoint(s) William H. Cunningham, Ellen G. Cooper, and Nancy A. Smith, or any of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of stock of LINCOLN NATIONAL CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, EDT on May 28, 2026, virtually via the internet, and any adjournment or postponement thereof, on all subjects that may properly come before the meeting. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Plan Participants: The proxy/voting instructions also cover all the shares as to which the undersigned has the right to give voting instructions to the trustees of the LNC 401(k) Employees’ Savings Plan, the LNL Agents’ 401(k) Savings Plan and the LNL ADC Money Purchase Plan (each, a “Plan”). Continued and to be signed on reverse side